     As filed with the Securities and Exchange Commission on June 13, 1997.
                                                      Registration No. 333-_____

-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------
                   FIRST NATIONAL BANCORP OF RIVER FALLS, INC.
             (Exact name of registrant as specified in its charter)

          Wisconsin                 Applied For                6711
------------------------------- ------------------- ----------------------------
(State or other jurisdiction of (I.R.S. Employer (Primary Standard Industrial incorporation or organization) Identification No.) Classification Code Number)

                             104 EAST LOCUST STREET
                          RIVER FALLS, WISCONSIN  54022
                                 (715) 425-2401
   (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                                PHILIP G. BETZEL
                     THE FIRST NATIONAL BANK OF RIVER FALLS
                             104 EAST LOCUST STREET
                          RIVER FALLS, WISCONSIN 54022
                                 (715) 425-2401
 (Name, address, including Zip Code, and telephone number, including area code, of agent for service)
                           --------------------------
                                   Copies to:
                             MICHELE D. VAILLANCOURT
                           WINTHROP & WEINSTINE, P.A.
                            3000 DAIN BOSWORTH PLAZA
                              60 SOUTH SIXTH STREET
                          MINNEAPOLIS, MINNESOTA 55402
                                    347-0700
                           --------------------------
            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
                            SECURITIES TO THE PUBLIC:
                    UPON CONSUMMATION OF THE REORGANIZATION.

     IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
                           --------------------------
                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------
 Title of each class                          Proposed maximum     Proposed maximum
 of securities to be       Amount to be      offering price per    aggregate offering       Amount of
    registered              registered            unit*                  price*          registration fee
---------------------------------------------------------------------------------------------------------
Common Stock, $100.00      10,000 Shares         $ 1,623.90          $ 16,239,000             $ 4,921.00
    par value
---------------------------------------------------------------------------------------------------------

*Based on the book value of the common stock of The First National Bank of River Falls on March 31, 1997; estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended

                   FIRST NATIONAL BANCORP OF RIVER FALLS, INC.
                Cross Reference Sheet Showing Heading or Location
                  in the Prospectus of Information Required by
                     Items 1 through 19, Part I, of Form S-4



       Form S-4 Item and Heading                                          Prospectus Heading or Location
--------------------------------------------------------------        ----------------------------------------
A. Information About the Transaction

   1.  Forepart of Registration Statement and Outside Front
       Cover Page of Prospectus. . . . . . . . . . . . . . . . .      Outside Front Cover Page of Prospectus.

   2.  Inside Front and Outside Back Cover Pages of
       Prospectus. . . . . . . . . . . . . . . . . . . . . . . .      Additional Information; Outside Back
                                                                      Cover Page of Prospectus.

   3.  Risk Factors, Ratio of Earnings to Fixed Charges and
       Other Information . . . . . . . . . . . . . . . . . . . .      Outside Front Cover Page of Prospectus;
                                                                      Prospectus Summary; Risk Factors.

   4.  Terms of the Transaction. . . . . . . . . . . . . . . . .      Prospectus Summary; The Reorganization; Comparison
                                                                      of Bank Stock With Holding Company Stock.

   5.  Pro Forma Financial Information . . . . . . . . . . . . .      First National Bancorp of River Falls, Inc.

   6.  Material Contracts with the Company Being Acquired. . . .      Not applicable.

   7.  Additional Information Required for Reoffering by
       Persons and Parties Deemed to be Underwriters . . . . . .      Not applicable.

   8.  Interests of Named Experts and Counsel. . . . . . . . . .      Not applicable.

   9.  Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities. . . . . . . . . . . . . .      Not applicable.

B. Information About the Registrant.

   10. Information with Respect to S-3 Registrants . . . . . . .      Not applicable.

   11. Incorporation of Certain Information by Reference . . . .      Not applicable.

   12. Information with Respect to S-2 or S-3 Registrants. . . .      Not applicable.

   13. Incorporation of Certain Information by Reference . . . .      Not applicable.

   14. Information with Respect to Registrants Other Than
       S-3 or S-2 Registrants. . . . . . . . . . . . . . . . . .      Prospectus Summary; Risk Factors; First
                                                                      National Bancorp of River Falls, Inc.;
                                                                      Comparison of Bank Stock with Holding
                                                                      Company Stock; Supervision and Regulation.


C. Information About the Company Being Acquired

   15. Information with Respect to S-3 Companies . . . . . . . .      Not applicable.

   16. Information with Respect to S-2 or S-3 Companies. . . . .      Not applicable.


                                       -i-

       Form S-4 Item and Heading                                          Prospectus Heading or Location
--------------------------------------------------------------        ----------------------------------------

   17. Information with Respect to Companies Other Than
       S-3 or S-2 Companies. . . . . . . . . . . . . . . . . . .      Prospectus Summary; Risk Factors; The First
                                                                      National Bank of River Falls; Comparison of
                                                                      Bank Stock with Holding Company Stock;
                                                                      Supervision and Regulation.

D. Voting and Management Information

   18. Information if Proxies, Consents or Authorizations
       are to be Solicited . . . . . . . . . . . . . . . . . . .      The Reorganization; First National Bancorp
                                                                      of River Falls, Inc.; The First National Bank
                                                                      of River Falls; Rights of Dissenting Shareholders
                                                                      of Bank.

   19. Information if Proxies, Consents or Authorizations
       are not to be Solicited or in an Exchange Offer . . . . .      Not applicable.

                                                 _________________________, 1997

To the Shareholders of The First National Bank of River Falls:

     The First National Bank of River Falls (the "Bank") will hold a special meeting of its shareholders (the "Special Meeting") on Wednesday, August 20, 1997, at 3:30 p.m., at the Bank, 104 East Locust Street, River Falls, Wisconsin 54022.

     This meeting is of great importance to Bank shareholders because you will be asked to consider and approve the formation of a one-bank holding company to own the shares of the Bank. The directors and officers of the Bank have determined it is in the best interests of the Bank and its shareholders to organize such a holding company at this time. The holding company format is the most common type of bank ownership in the industry and, as described below, it offers several advantages to shareholders of the Bank. The new holding company is called FIRST NATIONAL BANCORP OF RIVER FALLS, INC. (the "Holding Company").

     If the Holding Company is approved for the Bank, the Bank's shareholders would have their shares of the Bank's $100.00 per share par value common stock ("Bank Stock") exchanged for the Holding Company's $100.00 per share par value common stock ("Holding Company Stock") in a reorganization (the "Reorganization"). The Bank shareholders would become the Holding Company shareholders, and the Holding Company would become the only shareholder of the Bank.

     The Reorganization would not involve any sale of the Bank. The formation of the Holding Company is for the benefit of Bank shareholders and will result in no special financial gain to any of the officers or directors of the Bank.

     The advantages to forming the Holding Company to own the Bank Stock include the following:

1. EXPANDED MARKET FOR HOLDING COMPANY STOCK. A holding company has the power to purchase its own stock, while there are certain limitations that may restrict a national bank from doing so. The Holding Company could provide a limited market to its shareholders for the Holding Company Stock they own. Redemption of the Holding Company Stock would be at the discretion of the Board of Directors of the Holding Company.

2. USE OF DIVIDEND EXCLUSION. Dividends paid by a bank to a corporate owner of more than 80% of the stock of the bank are not taxed as ordinary income because of an exclusion from taxable income provided by the Internal Revenue Code of 1986, as amended. Thus, as the owner of all of the Bank Stock, the Holding Company would have more money available to it to service debt and for other purposes than would be available to individual owners whose dividends from the Bank would be taxed as ordinary income. This also would allow the Holding Company to meet any future capital requirements that are not provided by the future earnings of the Bank by borrowing funds and using these nontaxable dividends to repay these borrowings.

3. FILING OF CONSOLIDATED TAX RETURN. The interest expense incurred by a one-bank holding company can be used as a deduction against the income of its subsidiary bank for the filing of a consolidated federal income tax return. The application of this deduction against the Bank's income will reduce the tax liability of the Holding Company.

4. BANK CAPITAL. If it is necessary to raise additional capital for the Bank in the future, the formation of the Holding Company would facilitate this process. The Holding Company would have the ability to borrow funds from a lending bank and inject those funds into the Bank by purchasing shares of Bank Stock. This would not dilute the ownership interests of the Holding Company's shareholders. If the Holding Company is not formed and it becomes necessary to inject capital into the Bank in the future, all of the Bank's shareholders would have to buy their proportionate share of new shares of Bank Stock in order to prevent dilution of their ownership interests in the Bank.

5. FUTURE EXPANSION. Should it be determined in the future that it is in the best interest of the shareholders to expand into other geographic markets, either by acquiring additional banks or establishing branches, the

     Holding Company could facilitate such expansion. The Holding Company could be used to inject additional capital into the Bank if the Bank determines it wants to open a new branch or acquire a branch. Further, the Holding Company could purchase an existing bank and either operate it as a separate affiliate of the Bank or cause a newly acquired bank to merge with the Bank. At this time, neither the Bank nor the Holding Company has any definitive plans to open or acquire a branch or another bank.

6. FLEXIBILITY. Under applicable regulations, bank holding companies are allowed to participate in certain activities in which banks cannot participate. The formation of the Bank Holding Company would allow management to take advantage of any new opportunities in bank-related fields that are available to bank holding companies but not to banks.

     This letter is followed by a formal notice of the Special Meeting of the Bank's shareholders and a Proxy Statement/Prospectus, which serves two purposes. First, it is the Proxy Statement of the Bank which describes the proposed Reorganization and asks you to send in your Proxy to vote on the Reorganization at the Special Meeting. A form of Proxy is enclosed separately (on blue paper). Second, it is the Prospectus of the Holding Company which describes the Holding Company and the Holding Company Stock.

     The Bank's Board of Directors has unanimously approved the offer to exchange Bank Stock for Holding Company Stock. Each of the Bank's Directors has indicated his or her intention to vote as a Bank shareholder in favor of the Reorganization. The Board of Directors urges you to read the enclosed Proxy Statement/Prospectus carefully and hopes that you choose to join them in approving the Holding Company formation.

     Please return the enclosed Proxy to ensure that your shares are represented in the voting on this transaction. IN ORDER TO APPROVE THE REORGANIZATION, THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS (66-2/3%) OF ALL OF THE OUTSTANDING SHARES, OR 6,667 SHARES, OF THE BANK WILL BE NEEDED. YOUR VOTE IS IMPORTANT REGARDLESS OF HOW MANY SHARES YOU OWN. PLEASE SIGN AND RETURN THE PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. If you attend the Special Meeting, you may at that time revoke your proxy and vote your shares in person at the Special Meeting.

     The Directors believe that the formation of a Holding Company is an important step forward for the Bank. If you have questions about the Holding Company or the Proxy Statement/Prospectus, please call me at (715) 425-2401.

                                   Very truly yours,


                                   Philip G. Betzel, President

                     THE FIRST NATIONAL BANK OF RIVER FALLS

                             104 EAST LOCUST STREET
                          RIVER FALLS, WISCONSIN  54022

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 20, 1997


To the Shareholders of The First National Bank of River Falls:

     A special meeting of shareholders (the "Special Meeting") of The First National Bank of River Falls, a national banking association ("Bank"), will be held on Wednesday, August 20, 1997 at the Bank, 104 East Locust Street, River Falls, Wisconsin 54022, starting at 3:30 p.m., Central Time, for the following purposes:

     1.   To vote on the following resolution:

          RESOLVED, that the Agreement and Plan of Merger dated as of May 21, 1997 ("Reorganization Agreement") by and among First National Bancorp of River Falls, Inc., The First National Bank of River Falls, and River Falls Interim National Bank whereby (i) First National Bank of River Falls, as the national bank resulting from the merger under the Reorganization Agreement, will become a wholly-owned subsidiary of First National Bancorp of River Falls, Inc. and (ii) shareholders of The First National Bank of River Falls as it currently exists will become shareholders of First National Bancorp of River Falls, Inc., is hereby authorized and approved.

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The stock transfer books of the Bank will not be closed. Instead, and as provided in the Bank's Bylaws, the Bank's Board of Directors has set the close of business on August 4, 1997 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. The affirmative vote of at least two-thirds (66-2/3%) of the issued and outstanding shares of the Bank, or 6,667 shares, must be voted in favor of the above resolution in order to permit the holding company formation and resulting reorganization (the "Reorganization") to proceed.

     UNDER SUBSECTIONS 215a(b), (c) AND (d) OF THE UNITED STATES CODE, SHAREHOLDERS OF THE BANK HAVE CERTAIN DISSENTERS' RIGHTS IN CONNECTION WITH THE PROPOSED REORGANIZATION. A COPY OF THOSE SECTIONS IS ATTACHED TO THE FOLLOWING PROXY STATEMENT/PROSPECTUS AS EXHIBIT B.

     THE BOARD OF DIRECTORS OF THE BANK BELIEVES THAT THE PROPOSED REORGANIZATION IS IN THE BEST INTERESTS OF THE BANK AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE BANK VOTE "FOR" THE REORGANIZATION.

                              By Order of the Board of Directors



                              Susan L. Langer, Secretary

______________, 1997

                                 PROXY STATEMENT
                                       OF
                     THE FIRST NATIONAL BANK OF RIVER FALLS

                            --------------------------

                                   PROSPECTUS
                                       OF
                   FIRST NATIONAL BANCORP OF RIVER FALLS, INC.

    SPECIAL MEETING OF SHAREHOLDERS OF THE FIRST NATIONAL BANK OF RIVER FALLS
                           TO BE HELD AUGUST 20, 1997

     This Proxy Statement/Prospectus is being furnished to the holders of common stock, $100.00 per share par value ("Bank Stock"), of The First National Bank of River Falls, a national banking association based in River Falls, Wisconsin (the "Bank"), in connection with the solicitation of proxies by the Bank's Board of Directors for use at the special meeting of shareholders (the "Special Meeting") to be held on Wednesday, August 20, 1997 at the Bank, 104 East Locust Street, River Falls, Wisconsin 54022 starting at 3:30 p.m., Central Time, and at any adjournments or postponements thereof. At the Special Meeting, the shareholders of the Bank will consider and vote upon the proposed acquisition of the Bank Stock by First National Bancorp of River Falls, Inc., a Wisconsin corporation (the "Holding Company"), by means of a reorganization (the "Reorganization") in which all Bank Stock will be exchanged for shares of Holding Company Stock and the Bank shareholders will become shareholders of the Holding Company.

     This Proxy Statement/Prospectus also is the Prospectus of the Holding Company for the issuance of up to 10,000 shares of its common stock, par value $100.00 per share ("Holding Company Stock"), to be issued in exchange for the outstanding shares of Bank Stock in the merger of the Bank with and into River Falls Interim National Bank, a national "interim" bank and a wholly-owned subsidiary of the Holding Company ("New Bank"), pursuant to the Agreement and Plan of Merger dated as of May 21, 1997 among the Holding Company, the Bank and the New Bank (the "Reorganization Agreement"). The New Bank will be the surviving entity in the Merger. (As used in this Proxy Statement/Prospectus, the term "Bank" shall mean, as the context requires, The First National Bank of River Falls before the Reorganization and the national bank resulting from the merger of The First National Bank of River Falls with the New Bank in connection with the Reorganization.)

                -------------------------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE ___ FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY THE BANK'S SHAREHOLDERS IN EVALUATING THE PROPOSAL TO BE VOTED ON AT THE SPECIAL MEETING AND THE ACQUISITION OF THE HOLDING COMPANY STOCK OFFERED HEREBY.

                -------------------------------------------------

     Under its Articles of Incorporation, the Holding Company will have an option (the "Call Option") to purchase from its shareholders shares of the Holding Company Stock under certain circumstances for the purpose of preserving the Holding Company's status as an "S corporation" under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"). The Bank's Board intends to elect S corporation status for the Holding Company effective for the year beginning January 1, 1998. The Bank currently does not have such an option to acquire Bank Stock. The Call Option will apply to Holding Company Stock owned by all owners of Bank Stock, whether now or in the future. The Holding Company's Call Option may limit a shareholder's ability to sell shares of Holding Company Stock to other purchasers and may also limit the formation of a market for the Holding Company Stock. See "Risk Factors -- Special Considerations Regarding an Investment in the Holding Company -- S Corporation Status," "First National Bancorp of River Falls, Inc. -- Subchapter S Status of Holding Company" and "Comparison of Bank Stock with Holding Company Stock -- Call Option."

                -------------------------------------------------

THE SHARES OF THE HOLDING COMPANY STOCK TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THIS PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS OF THE BANK ON OR ABOUT _____________, 1997.

                    -----------------------------------------

      THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS ______________, 1997.

                              AVAILABLE INFORMATION

     The Holding Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Holding Company to be issued pursuant to the Reorganization Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and 500 W. Madison St., Suite 1400, Chicago, Illinois 60611. Copies of such information also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The information also is available at the Commission's Website, http://sec.gov.com.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. IN THOSE JURISDICTIONS WHERE THE OFFER MUST BE MADE BY A LICENSED BROKER OR DEALER, THIS OFFER WILL BE MADE ON BEHALF OF THE HOLDING COMPANY ONLY BY REGISTERED BROKERS OR DEALERS WHO ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTIONS.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE HOLDING COMPANY OR THE BANK SINCE THE DATE OF THIS PROSPECTUS. THE HOLDING COMPANY IS REQUIRED TO ADVISE SHAREHOLDERS OF ANY FUNDAMENTAL CHANGE AFFECTING THE TERMS OF THE TRANSACTION BETWEEN THE BANK AND THE HOLDING COMPANY.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALE OF THE HOLDING COMPANY STOCK TO BE RECEIVED BY SHAREHOLDERS OF THE BANK UPON CONSUMMATION OF THE REORGANIZATION, AND NO PERSON IS AUTHORIZED TO USE THIS PROXY/STATEMENT PROSPECTUS IN CONNECTION WITH ANY SUCH RESALE.

     UNDER SUBSECTIONS 215a(b), (c) AND (d) OF THE UNITED STATES CODE, SHAREHOLDERS OF THE BANK HAVE CERTAIN DISSENTERS' RIGHTS IN CONNECTION WITH THE REORGANIZATION. SEE "RIGHTS OF DISSENTING SHAREHOLDERS OF BANK" AND EXHIBIT B HERETO.

                                TABLE OF CONTENTS
                                                                           PAGE

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . .    2
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
    The Reorganization . . . . . . . . . . . . . . . . . . . . . . . . .    5
    Special Meeting of Shareholders. . . . . . . . . . . . . . . . . . .    5
    Recommendation of Bank's Board of Directors. . . . . . . . . . . . .    5
    Effects of the Reorganization. . . . . . . . . . . . . . . . . . . .    6
    Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . .    6
    Federal Income Tax Consequences. . . . . . . . . . . . . . . . . . .    6
    Effective Time of the Reorganization . . . . . . . . . . . . . . . .    6
    Conditions to the Reorganization . . . . . . . . . . . . . . . . . .    6
    Call Option. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
    Tender Offer and Bridge Loan . . . . . . . . . . . . . . . . . . . .    7
    Summary Financial Data . . . . . . . . . . . . . . . . . . . . . . .    8

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
    Risks Inherent in Banking Industry . . . . . . . . . . . . . . . . .    9
    Special Considerations Regarding an Investment in the
        Holding Company. . . . . . . . . . . . . . . . . . . . . . . . .    10

THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
    Reasons for the Reorganization . . . . . . . . . . . . . . . . . . .    12
    Description of the Reorganization. . . . . . . . . . . . . . . . . .    13
    Special Meeting of Shareholders. . . . . . . . . . . . . . . . . . .    14
    Operation of the Bank Following the Reorganization . . . . . . . . .    16
    Accounting Treatment of the Transaction. . . . . . . . . . . . . . .    16
    Conditions Precedent to the Reorganization . . . . . . . . . . . . .    16
    Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    Tax Considerations . . . . . . . . . . . . . . . . . . . . . . . . .    17
    Federal Securities Regulation. . . . . . . . . . . . . . . . . . . .    18
    Resale of Holding Company Stock. . . . . . . . . . . . . . . . . . .    19
    Expenses of Reorganization . . . . . . . . . . . . . . . . . . . . .    20

RIGHTS OF DISSENTING SHAREHOLDERS OF BANK. . . . . . . . . . . . . . . .    20

FIRST NATIONAL BANCORP OF RIVER FALLS, INC.. . . . . . . . . . . . . . .    22
    History, Business and Properties . . . . . . . . . . . . . . . . . .    22
    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    Security Ownership of Certain Beneficial Owners and Management . . .    24
    Description of Holding Company Stock . . . . . . . . . . . . . . . .    25
    Executive Compensation . . . . . . . . . . . . . . . . . . . . . . .    25
    Transactions with Related Parties. . . . . . . . . . . . . . . . . .    25
    Indemnification of Directors and Officers and
        Certain Anti-Takeover Provisions . . . . . . . . . . . . . . . .    25
    Subchapter S Status of Holding Company . . . . . . . . . . . . . . .    26
    Tender Offer and Bridge Loan . . . . . . . . . . . . . . . . . . . .    27

FIRST NATIONAL BANCORP OF RIVER FALLS, INC.. . . . . . . . . . . . . . .    27
    History and Business . . . . . . . . . . . . . . . . . . . . . . . .    27
    Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . .    28
    Management's Discussion and Analysis of Financial
        Condition and Results of Operations. . . . . . . . . . . . . . .    30
    Monetary Policies and Economic Conditions. . . . . . . . . . . . . .    44

                                                                           PAGE

    Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
    Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
    Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
    Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . .    45
    Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
    Executive Compensation . . . . . . . . . . . . . . . . . . . . . . .    45
    Director Compensation. . . . . . . . . . . . . . . . . . . . . . . .    46
    Security Ownership of Certain Beneficial Owners and Management . . .    47
    Description of Bank Stock. . . . . . . . . . . . . . . . . . . . . .    47
    Transactions with Related Parties. . . . . . . . . . . . . . . . . .    47
    Indemnification of Directors and Officers. . . . . . . . . . . . . .    47
    Recommendation of Bank's Board of Directors. . . . . . . . . . . . .    48

COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK. . . . . . . . . . .    48
    Authorized Shares and Par Value. . . . . . . . . . . . . . . . . . .    48
    Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
    Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
    Market for the Stock . . . . . . . . . . . . . . . . . . . . . . . .    50
    Call Option. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
    Value of Bank Stock. . . . . . . . . . . . . . . . . . . . . . . . .    52
    Preemptive Rights. . . . . . . . . . . . . . . . . . . . . . . . . .    52
    Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52

SUPERVISION AND REGULATION . . . . . . . . . . . . . . . . . . . . . . .    52
    Regulation of Holding Company. . . . . . . . . . . . . . . . . . . .    53
    Regulation of Bank . . . . . . . . . . . . . . . . . . . . . . . . .    55
    Capital Requirements for Holding Company and Bank. . . . . . . . . .    59
    Liquidity Requirements for Holding Company and Bank. . . . . . . . .    59
    Loan Limits to Borrowers . . . . . . . . . . . . . . . . . . . . . .    60
    Securities Registrations and Filings . . . . . . . . . . . . . . . .    60

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60

INDEX TO FINANCIAL STATEMENTS OF THE FIRST NATIONAL BANK OF RIVER FALLS.    F-1

EXHIBIT A -- Agreement and Plan of Reorganization. . . . . . . . . . . .    A-1

EXHIBIT B -- United States Code Sections 215a(b), (c) and (d)
        Regarding Dissenters' Rights . . . . . . . . . . . . . . . . . .    B-1

                                     SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NECESSARILY INCOMPLETE AND SELECTIVE, AND IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.
SHAREHOLDERS OF THE BANK ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE EXHIBITS.

     THIS PROXY STATEMENT/PROSPECTUS CONTAINS A NUMBER OF FORWARD-LOOKING STATEMENTS WHICH REFLECT THE CURRENT VIEWS OF MANAGEMENT OF THE BANK WITH RESPECT TO FUTURE EVENTS THAT WILL HAVE AN EFFECT ON THE FUTURE FINANCIAL PERFORMANCE OF THE HOLDING COMPANY AND THE BANK. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE HEREIN, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE CURRENTLY ANTICIPATED. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS.

THE REORGANIZATION

     The Holding Company, a Wisconsin corporation, was formed on May 19, 1997. It is proposed that the Holding Company will acquire all the outstanding shares of the Bank through a reorganization (the "Reorganization") as a result of which the Holding Company will be owned by the former Bank shareholders, and the Bank will become a wholly-owned subsidiary of the Holding Company. See "The Reorganization."

     The Holding Company currently is in the organizational stage and has no operating history. See "First National Bancorp of River Falls, Inc. -- History, Business and Properties." The Bank is a national banking association chartered by the Office of the Comptroller of the Currency ("OCC") and has been operating as a commercial bank in River Falls, Wisconsin since 1904. In 1993, it opened a branch in Prescott, Wisconsin. The Bank offers comprehensive banking services to the residential, commercial, industrial and agricultural areas that it serves. Such services include agricultural, commercial, real estate and personal loans; checking, savings and time deposits; and other customer services, such as safe deposit facilities. See "The First National Bank of River Falls -- History and Business."

SPECIAL MEETING OF SHAREHOLDERS

     The Special Meeting of the Bank's shareholders will be held on Wednesday, August 20, 1997 at 3:30 p.m., Central Time, at the Bank, 104 East Locust Street, River Falls, Wisconsin 54022. The purpose of the Special Meeting is to consider and vote upon (i) the exchange of Bank Stock for Holding Company Stock under the Reorganization Agreement and (ii) such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

     Shareholders of record as of the close of business on August 4, 1997 are entitled to notice of and to vote at the Special Meeting. At such date, there were 10,000 shares of Bank Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting. The affirmative vote of the holders of at least two-thirds (66-2/3%) of the outstanding shares of the Bank Stock, or 6,667 shares, will be required to approve the Reorganization. Directors and executive officers of the Bank own or control, directly or indirectly, 63.71% (6,371 shares) of the outstanding shares of Bank Stock and have indicated that they intend to vote their shares in favor of the Reorganization. See "The Reorganization -- Special Meeting of Shareholders."

RECOMMENDATION OF BANK'S BOARD OF DIRECTORS

     The Board of Directors of the Bank believes that the proposed Reorganization will benefit the Bank and is in the best interests of its shareholders. Accordingly, the Board recommends that its shareholders vote their shares of Bank Stock to approve the Reorganization. The Bank's Directors and executive officers have indicated that they will vote all of their shares of Bank Stock in favor of the Reorganization. See "The Reorganization -- Reasons for the Reorganization" and "The First National Bank of River Falls -- Recommendation of the Bank's Board of Directors."

EFFECTS OF THE REORGANIZATION

Subject to certain limitations and appraisal rights provided by law, on the effective date of the Reorganization:

     1. The Bank will be merged with and into the newly-formed River Falls Interim National Bank ("New Bank"), which will be a wholly-owned subsidiary of the Holding Company, and the resulting national bank will become a wholly-owned subsidiary of the Holding Company;

     2. Each issued and outstanding share of Bank Stock (other than shares held by any of the Bank's shareholders who properly exercise their dissenters' rights and shares sold to the Holding Company in the Tender Offer described below) will be converted into the right to receive one share of Holding Company Stock; and

     3. The Bank shareholders will become the shareholders of the Holding Company. "The Reorganization -- Description of the Reorganization."

DISSENTERS' RIGHTS

     In accordance with the National Bank Act, any holder of Bank Stock has the right to object to the Reorganization and demand payment of the fair value of his or her shares of Bank Stock in cash if the shareholder (i) either votes against the Reorganization at the Special Meeting or gives written notice to an officer of the Bank, at or before the vote at the Special Meeting, that he or she dissents from the Reorganization, (ii) makes a written request to the Bank within 30 days after the "Effective Time" of the Reorganization (as defined below), to receive the fair value of his or her shares in cash, AND (iii) surrenders to the Bank along with the written request the certificates for his or her shares of Bank Stock. If a dissenting shareholder of the Bank does not timely and properly comply with the requirements for dissenting, that shareholder's dissenters' rights will terminate. If a Bank shareholder who attempts to exercise dissenters' rights does not make an effective demand for payment or otherwise loses his or her status as a dissenting shareholder, such shareholder shall be entitled to receive from the Holding Company the same number of shares of Holding Company Stock that such Bank shareholder would have received in the Reorganization if he or she had not attempted to exercise dissenters' rights. See "Rights of Dissenting Shareholders of Bank."

FEDERAL INCOME TAX CONSEQUENCES

     The Reorganization has been structured with the intent that it qualify for federal income tax purposes as a tax-free transaction so that shareholders of the Bank will recognize no gain or loss on the exchange of their Bank Stock for Holding Company Stock. See "The Reorganization -- Tax Considerations."

EFFECTIVE TIME OF THE REORGANIZATION

     The Reorganization will take place as promptly as practicable after receipt of all necessary approvals of governmental agencies and authorities and the satisfaction of certain other terms and conditions (the "Effective Time"). See "The Reorganization -- Closing Date."

CONDITIONS TO THE REORGANIZATION

     The Reorganization is subject to the satisfaction of certain conditions including, but not limited to, receiving the approval of the OCC, the Board of Governors of the Federal Reserve System ("Board of Governors"), and at least two-thirds (66-2/3%), or 6,667 shares, of the outstanding shares of Bank Stock. The Holding Company and the Bank may amend, modify or waive certain conditions if, in the opinion of the Boards of Directors of the Holding Company and the Bank, the action would not have a material adverse effect on the benefits intended for holders of Holding Company Stock. See "The Reorganization -- Conditions Precedent to the Reorganization."

CALL OPTION

     The Articles of Incorporation of the Holding Company contain a provision giving the Holding Company an option (the "Call Option") to purchase from its shareholders shares of Holding Company Stock under certain circumstances for the purpose of preserving the Holding Company's status as an S corporation under Subchapter S of the Code. The Holding Company's Board intends to elect S corporation status for the Holding Company effective for the year beginning January 1, 1998. The Call Option may limit a shareholder's ability to sell shares of Holding Company Stock to purchasers other than the Holding Company.
In addition, the Call Option may reduce the likelihood of another buyer obtaining control of the Holding Company through the acquisition of large blocks of Holding Company Stock. There is no similar right allowing the Bank to buy shares of Bank Stock. See "Risk Factors -- Special Considerations Regarding an Investment in the Holding Company -- S Corporation Status," "First National Bancorp of River Falls, Inc. -- Subchapter S Status of Holding Company" and "Comparison of Bank Stock With Holding Company Stock -- Call Option."

TERMINATION

     The Reorganization Agreement is subject to termination by the Holding Company, the Bank, or the New Bank if any of the conditions to the Reorganization are not fulfilled within a reasonable period of time or the Reorganization is not advisable in the opinion of the Boards of Directors of the Holding Company, the Bank or the New Bank. See "The Reorganization -- Termination."

TENDER OFFER AND BRIDGE LOAN

     During the period from August 4, 1997 until 5:00 p.m., Central Time, on September 12, 1997, the Holding Company will be conducting a tender offer (the "Tender Offer") for up to 1,000 of the outstanding shares of Bank Stock for $2,250 per share. If more than 1,000 shares of Bank Stock are tendered in the Tender Offer, the Holding Company will purchase 1,000 shares of Bank Stock, and each shareholder tendering shares in the Tender Offer will be entitled to sell a number of shares that is proportionate to the number of shares he or she is tendering as compared to all shares tendered in the Tender Offer.

     To pay for the shares of Bank Stock acquired in the Tender Offer and to pay for certain other expenses and costs in connection with the Reorganization, the Holding Company will borrow up to $2,370,000 (the "Bridge Loan") and pay a portion of the proceeds of the Bridge Loan to the shareholders who accept the Tender Offer in full payment of the shares of Bank Stock tendered. In addition to funding the purchase of the shares of Bank Stock in the Tender Offer (for a total maximum of $2,250,000), the proceeds of the Bridge Loan will be used to make the minimum $120,000 capital contribution to the New Bank required by law. If the Reorganization is approved by the holders at least 6,667 shares of Bank Stock, the Bank and the New Bank will merge, and each shareholder of the Bank who did not tender their shares of Bank Stock in the Tender Offer and those shareholders who did not properly dissent will exchange their shares of Bank Stock for shares of Holding Company Stock. After the Reorganization, the Bank Stock will be owned only by the Holding Company. At that time, the Holding Company will cause the Bank to declare a dividend to the Holding Company sufficient to repay the Bridge Loan of up to $2,370,000 and to pay certain Holding Company expenses estimated to be approximately $87,000 (including an estimated $2,000 of interest payable on the Bridge Loan). See "First National Bancorp of River Falls, Inc. -- Tender Offer and Bridge Loan."

SUMMARY FINANCIAL DATA

     The summary financial information presented below reflects certain financial information of the Bank on a historical basis as of and for the periods indicated. This data should be read in conjunction with the Bank's Consolidated Financial Statements and related notes included herein. See "The First National Bank of River Falls -- Selected Financial Data," " -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and Index to Financial Statements.

                     THE FIRST NATIONAL BANK OF RIVER FALLS
                             SUMMARY FINANCIAL DATA
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                               As of and for the Three                As of and for the Years
                                                                Months Ended March 31,                    Ended December 31,
                                                             -------------------------              -------------------------
                                                                 1997           1996                     1996           1995
                                                             ---------     -----------              ----------     ----------
Operating data:
  Interest income. . . . . . . . . . . . . . . . . . .       $   2,867     $    2,828               $   11,438     $   10,855
  Interest expense . . . . . . . . . . . . . . . . . .           1,411          1,379                    5,539          5,109
                                                             ---------     ----------               ----------     ----------
Net interest income. . . . . . . . . . . . . . . . . .           1,456          1,449                    5,899          5,746

  Provision for loan losses. . . . . . . . . . . . . .              90            165                      270            775
                                                             ---------     ----------               ----------     ----------
Net interest income after provision
    for loan losses. . . . . . . . . . . . . . . . . .           1,366          1,284                    5,629          4,971

  Noninterest income . . . . . . . . . . . . . . . . .             169            261                      952          1,498
  Noninterest expense. . . . . . . . . . . . . . . . .           1,300          1,026                    4,288          3,968
                                                             ---------     ----------               ----------     ----------
Income before income taxes . . . . . . . . . . . . . .             235            519                    2,293          2,501

  Income tax expense (benefit) . . . . . . . . . . . .              (9)           105                      457            489
                                                             ---------     ----------               ----------     ----------
Net income . . . . . . . . . . . . . . . . . . . . . .             244            414                    1,836          2,012
                                                             ---------     ----------               ----------     ----------
                                                             ---------     ----------               ----------     ----------

  Net income per common share. . . . . . . . . . . . .           24.45          41.41                   183.56         201.23
                                                             ---------     ----------               ----------     ----------
                                                             ---------     ----------               ----------     ----------
  Weighted average common shares
    outstanding. . . . . . . . . . . . . . . . . . . .          10,000         10,000                   10,000         10,000
                                                             ---------     ----------               ----------     ----------
                                                             ---------     ----------               ----------     ----------

Balance sheet data:
  Total assets . . . . . . . . . . . . . . . . . . . .        $149,159      $ 143,697                $ 148,160      $ 140,913
  Net loans (1). . . . . . . . . . . . . . . . . . . .          95,852         86,733                   94,772         87,286
  Investment securities. . . . . . . . . . . . . . . .          46,011         46,522                   43,924         41,844
  Deposits . . . . . . . . . . . . . . . . . . . . . .         122,940        119,594                  125,110        119,666
  Short-term borrowings. . . . . . . . . . . . . . . .           8,856          7,232                    5,136          4,014
  Total stockholders' equity . . . . . . . . . . . . .          16,239         15,655                   16,264         15,677

Key ratios:
  Return on average assets (2) . . . . . . . . . . . .           0.65%          1.15%                    1.28%          1.49%
  Return on average equity (2) . . . . . . . . . . . .           5.97%         10.50%                   11.75%         14.14%
  Average stockholders' equity to
    average assets . . . . . . . . . . . . . . . . . .          10.81%         10.96%                   10.87%         10.57%
  Net interest margin (2). . . . . . . . . . . . . . .           4.05%          4.24%                    4.32%          4.51%
  Operating efficiency ratio . . . . . . . . . . . . .          80.00%         60.00%                   62.59%         54.78%
  Nonperforming loans/total loans (3). . . . . . . . .           5.29%          2.18%                    2.79%          1.15%
  Allowance for loan losses/total
    loans (3). . . . . . . . . . . . . . . . . . . . .           1.62%          1.59%                    1.57%          1.48%
  Allowance for loan losses/
    nonperforming loans. . . . . . . . . . . . . . . .          30.70%         68.80%                   56.24%        121.80%
  Common stock dividend payout
    ratio. . . . . . . . . . . . . . . . . . . . . . .              --             --                   49.03%         39.76%



--------------------
(1)  Includes loans held for sale.
(2)  Annualized for the three months ended March 31, 1997 and 1996.
(3)  Excluding loans held for sale.

                                  RISK FACTORS

     CHOOSING TO EXCHANGE SHARES OF BANK STOCK FOR SHARES OF HOLDING COMPANY STOCK INVOLVES CERTAIN SPECIAL CONSIDERATIONS AND RISKS. EACH BANK SHAREHOLDER SHOULD CAREFULLY CONSIDER ALL OF THE FOLLOWING SPECIAL CONSIDERATIONS AND RISKS IN ADDITION TO THE INFORMATION SET FORTH ELSEWHERE IN THIS PROXY
STATEMENT/PROSPECTUS.

RISKS INHERENT IN BANKING INDUSTRY

     There are certain special considerations and risks inherent in the business of banking that are not unique to the Bank or the Holding Company but are common to all entities involved in the banking industry. Set forth below are some of the special considerations and risks inherent in the business of banking.

REGULATION OF BANK HOLDING COMPANIES

     The United States banking system is highly regulated, with both individual states and the federal government having rights regarding the chartering, supervision and examination of banks and bank holding companies. Bank holding companies, including the Holding Company, and national banks, including the Bank, are each subject to federal regulation and supervision. The Holding Company is subject to the Bank Holding Company Act of 1956, as amended ("Holding Company Act"), and to regulation and supervision by the Federal Reserve System, including the Federal Reserve Board. The Federal Reserve Board possesses cease and desist powers over bank holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit how the Holding Company may conduct its business and obtain financing. See "Supervision and Regulation -- Regulation of Holding Company."

REGULATION OF NATIONAL BANKS

     The Bank is subject to supervision and examination by the OCC, which is the Bank's primary federal regulator, and the Federal Deposit Insurance Corporation ("FDIC"), which has secondary federal responsibility for the regulation and supervision of the Bank. The various federal laws and regulations apply to many aspects of the Bank's operations and financial condition, including dividends, reserves, deposits, loans, investments, mergers, acquisitions, and the establishment of branch offices and facilities. These and other restrictions limit how the Bank may conduct its business and obtain financing. See "Supervision and Regulation -- Regulation of Bank."

RESTRICTIONS ON PAYMENT OF DIVIDENDS BY THE BANK TO THE HOLDING COMPANY

     The ability of the Holding Company to meet its debt service requirements and to pay dividends will depend on the ability of the Bank to pay dividends to the Holding Company on the Bank Stock, as the Holding Company has no other source of significant income. As set forth above, the Bank is subject to federal law and regulations which limit the amount of dividends the Bank may pay to the Holding Company. For example, the payment of dividends by the Bank as national banking association is affected by the requirement to maintain adequate capital pursuant to the capital adequacy guidelines issued by the OCC. All banks and bank holding companies are required to have a minimum total capital to risk-weighted assets (total capital) ratio of 8.00% and a minimum Tier 1 capital to risk-weighted assets (Tier 1) ratio of 4.00%. Additionally, banking organizations must maintain a minimum Tier 1 capital to total assets (leverage) ratio of 3.00%. This 3.00% leverage ratio is a minimum for banking organizations without any supervisory, financial or operational weaknesses or deficiencies. However, most banking organizations, including the Bank, are expected to maintain a leverage ratio of 100 to 200 basis points above this minimum depending on their financial condition. As of March 31, 1997, the Bank's leverage ratio was 10.4%, its total risk-based capital ratio was 17.3%, and its Tier 1 risk-based ratio was 16.0%. If (i) the OCC increases any of these required ratios; (ii) the total of risk-weighted assets of the Bank increases significantly; and/or (iii) the Bank's income decreases significantly, the Bank's Board of Directors may decide or be required to retain a greater portion of the Bank's earnings to achieve and maintain the required capital or asset ratios. This will reduce the amount of funds available for the payment of dividends by the Bank to the Holding Company. Further, in some cases, the OCC could take the position that it has the power to prohibit the Bank from paying dividends if, in its view, such payments would constitute unsafe or unsound banking practices. In addition, whether dividends are paid and their frequency and amount will depend on the financial condition and performance, and the discretion of management, of the Bank. The foregoing restrictions on dividends paid by the Bank may limit the Holding Company's ability to obtain funds from such dividends for its cash needs, including funds for payment of its debt service requirements and operating expenses. The amount of dividends the Bank could pay to the Holding Company as of March 31, 1997 without prior regulatory approval, which is limited by statute to the sum of undivided profits for the current year plus net profits for the preceding two years, was $2,392,275. See "Supervision and Regulation -- Regulation of Bank."

IMPACT OF INTEREST RATES AND ECONOMIC CONDITIONS

     The results of operations for financial institutions, including the Bank and the Holding Company, may be materially and adversely affected by changes in prevailing economic conditions, including changes in interest rates, declines in real estate market values and the monetary and fiscal policies of the federal government. See "Risk Factors -- Special Considerations Regarding an Investment in the Holding Company -- Competition; Dependence on Economic Conditions" and "Supervision and Regulation." The profitability of the Holding Company and the Bank is in part a function of the spread between the interest rates earned on loans and interest rates paid on deposits and other interest-bearing liabilities. Like most banking institutions, the Bank's net interest margin will continue to be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes in such rates. At any given time, the Bank's assets and liabilities will be such that they are affected differently by a given change in interest rates, and, as a result, an increase or decrease in rates could have a positive or negative affect on the Bank's net income, capital and liquidity. See "The First National Bank of River Falls -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEREGULATION

     There have been significant changes in the banking industry in past years. Many of the changes have resulted from federal legislation intended to deregulate the banking industry. This legislation has, among other things, increased the power of non-banks to offer traditional banking services. Legislation currently in Congress proposes modifications of some of the prohibitions on the type of businesses in which bank holding companies may engage. In addition, other types of financial institutions, including securities brokerage companies, insurance companies, and investment banking firms, have been given and may continue to be given powers to engage in activities which traditionally have been engaged in only by banks. Such changes may continue to place the Holding Company and the Bank in more direct competition with other financial institutions. See "Supervision and Regulation -- Deregulation."

SPECIAL CONSIDERATIONS REGARDING AN INVESTMENT IN THE HOLDING COMPANY


     In addition to the special considerations and risks inherent in the banking business described above, there are special considerations and risks associated with an investment in the Holding Company, as described below.

ALLOWANCE FOR LOAN  LOSSES

     The allowance for loan losses represents the Bank's estimate of the amount of the loan portfolio that will not be repaid and consequently will have to be written off. The allowance is established by management using historical experience and by making various assumptions and judgments about the ultimate collectability of the loan portfolio. The Bank's allowance for loan losses as of December 31, 1996 and March 31, 1997 was $1,443,000 and $1,516,000,
respectively, which represented 1.57% and 1.62%, respectively, of the total amount of loans. There can be no assurance that the allowance will prove to be sufficient to cover future loan losses. The Holding Company's profitability and financial condition would be adversely affected to the extent that the estimated allowance is insufficient to cover future loan losses incurred. See "The First National Bank of River Falls -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Allowance for Loan Losses."

COMPETITION; DEPENDENCE ON ECONOMIC CONDITIONS

     The Bank is engaged in the highly competitive business of commercial banking. There were two other banks, one savings institution and one credit union in the River Falls, Wisconsin area as of March 31, 1997. The Bank's competitors include local, regional and national banking and non-banking entities which are not necessarily subject to the same regulatory standards or restrictions as the Bank. In addition, every bank, including the Bank, is affected by the economic conditions and the economy of the area in which it operates. Because the Bank is located in River Falls, Wisconsin, it depends to an extent upon the success of significant employers in that area, including the University of Wisconsin, River Falls, which in turn are affected by the economies of their market segments. Therefore, the Bank and the Holding Company remain vulnerable to downturns in the economy of the River Falls area and to downturns in the economy in general. Adverse economic conditions could have a negative impact upon the quality of the Bank's loan portfolio, the Bank's ability to pay dividends to the Holding Company, and the Holding Company's earnings. See "The First National Bank of River Falls -- Monetary Policies and Economic Conditions."

S CORPORATION STATUS

     The Bank's Board intends to elect S corporation status for the Holding Company effective for the year beginning January 1, 1998. As an S corporation, the shareholders of the Holding Company will bear the responsibility of paying the tax on income generated by the Holding Company and its subsidiaries. This responsibility will be enforced by the Internal Revenue Service and the applicable state taxing authorities regardless of the amount of distributions made from the Holding Company to its shareholders. Distributions from the Holding Company will depend on approval by management, the ability of the Bank to pay dividends to the Holding Company and other regulatory restrictions which may be imposed by the Bank's or Holding Company's regulatory authorities. See "Supervision and Regulation -- Regulation of Bank."

     Once a valid S corporation election has been made and approved, the requirements of S corporation status must be maintained in order to avoid its termination. These restrictions include limiting the type and total number of shareholders, maintaining only one class of stock, making only proportionate distributions to the shareholders and meeting various other technical requirements. Inadvertent termination of the election could subject income to the corporate level tax with distributions also being taxed as dividends to the shareholders. The Holding Company's Articles of Association contain the Call Option which is intended to prevent the Holding Company from inadvertently losing its S corporation status. However, there can be no assurance that the Call Option would have that effect in every case.

     The Holding Company will be required to pay corporate taxes on built-in gains which are recognized within a ten-year period following the election of S corporation status. This tax could be imposed on the excess of the fair market value of the Holding Company over its tax basis in its assets. The total gain to which this tax could apply is substantially higher than the amount which management anticipates to incur. See "The First National Bank of River Falls -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Subchapter S Election and Built-In Gains Tax."

     Federal legislation which for the first time has allowed a financial institution to elect to be an S corporation was passed within the last year. Many technical federal and state tax issues have been raised since that time which have not yet been resolved by subsequent legislation or guidance. Moreover, many states have not yet determined how or to what extent their laws will conform to federal tax laws regarding financial institutions as S corporations. In addition, federal legislation has been contemplated which could potentially eliminate the benefits of making the S corporation election for certain taxpayers such as the Holding Company. Management will need to monitor the status of future federal and state legislation when determining whether or not to make the election. Shareholders should consult their own legal counsel or other tax advisor as to the specific tax consequences to them of the S corporation status of the Holding Company under federal and state laws. See "First National Bancorp of River Falls, Inc. -- Subchapter S Status of Holding Company" and "Comparison of Bank Stock with Holding Company Stock -- Call Option."

LACK OF ACTIVE MARKET; MARKET VALUE

     Currently, there is no market for the Holding Company Stock, and there can be no assurance that any market will develop. In addition, the Call Option will restrict the transfer of the Holding Company Stock and limit the types of persons to which Holding Company Stock may be transferred. For example, currently the Call Option gives the Holding Company the right to acquire a shareholder's Holding Company Stock if that shareholder plans to transfer the Holding Company Stock to a corporation. Any market that may develop in the Holding Company Stock probably will be extremely limited. If a trading market does not develop or is not maintained, holders of Holding Company Stock may experience difficulty in reselling it. See "Comparison of Bank Stock with Holding Company Stock -- Market for the Stock."

LACK OF DIVERSIFICATION

     The Holding Company's business activity will consist of its ownership of the Bank Stock. As a result, the Holding Company will lack diversification as to business activities and market area, and any event affecting the Bank will have a direct effect on the Holding Company. See "First National Bancorp of River Falls, Inc."

                               THE REORGANIZATION

GENERAL

     The Reorganization is designed to offer shareholders of the Bank the opportunity to form the Bank Holding Company, which will own all shares of Bank Stock. The Holding Company, a Wisconsin business corporation, was incorporated for the purpose of participating in the Reorganization and becoming the bank holding company of the Bank, and the Boards of Directors of the Bank, the Holding Company and the New Bank have adopted and approved the Reorganization Agreement.

     The following steps, among others, must be taken to complete the
Reorganization:

     1. The shareholders of the Bank must approve the Reorganization by the affirmative vote of at least two-thirds (66-2/3%), or 6,667 shares, of the outstanding shares of Bank Stock;

     2. The Federal Reserve Board must approve the Holding Company's application to become a bank holding company under the Holding Company Act; and

     3.   The OCC must approve the Reorganization.

See "The Reorganization -- Conditions Precedent to the Reorganization."

REASONS FOR THE REORGANIZATION

     The Board of Directors of the Bank recommends the Reorganization because it believes that a bank holding company will offer opportunities to the Bank to obtain financing, compete more effectively, and expand its services in type, number, and geographical scope. In addition, the Board believes that the formation of a holding company will provide the following benefits to the Bank's shareholders.

     - EXPANDED MARKET FOR HOLDING COMPANY STOCK. Under federal law, a national bank is prohibited from purchasing its own stock, except in certain limited circumstances. Therefore, any Bank shareholder who desires to sell his or her Bank Stock must generally locate a person willing to purchase the Bank Stock rather than selling it to the Bank. In the past, there has been a very limited market for Bank Stock, making it difficult for a seller to find a buyer, particularly if the seller wants to sell a large number of shares. The Holding Company will not be prohibited from purchasing Holding Company Stock unless such a purchase would make the Holding Company insolvent. Therefore, the Holding Company may become a potential buyer of Holding Company Stock and may create a market for Holding Company Stock that presently does not exist for Bank Stock. The Holding Company will not be required to purchase Holding Company Stock but may do so in the discretion of its Board of Directors. In certain circumstances, approval by the Federal Reserve Board may be required for the purchase of Holding Company Stock. See "Comparison of Bank Stock With Holding Company Stock -- Market for the Stock."

     - GREATER ACCESS TO DEBT FINANCING. The Bank's Board believes that the proposed Reorganization will provide greater flexibility in meeting the financing needs of the Bank or any other banks or corporations acquired by the Holding Company. Currently, there is no need for the Bank to obtain additional capital. If the need for additional capital should arise, however, those capital requirements of the Bank could be obtained through borrowings by the Holding Company, which would then be paid to the Bank by the Holding Company as a capital contribution or as a purchase of additional Bank Stock. The loan to the Holding Company would be paid with dividends received from the Bank, which would not be taxable to the Holding Company if it holds at least 80% of the Bank Stock. The interest expense incurred by the Holding Company on the loan could be used to offset Bank earnings on a consolidated federal income tax return.

     - PREVENTION OF DILUTION OF SHAREHOLDERS' INTERESTS. If it is necessary to raise additional capital for the Bank in the future, the formation of the Holding Company will facilitate this process. The Holding Company has the ability to borrow funds from a lending bank and buy shares of Bank Stock directly in proportion to its ownership interests in the Bank. As a result, the Holding Company shareholders would not have to pay additional money to prevent dilution of their ownership interests in the Bank. If it is necessary to build capital in the Bank in the future and the

          Holding Company is not formed, all of the Bank's shareholders would have to buy their pro rata share of new shares of Bank Stock in order to prevent dilution of their ownership interests in the Bank.

     - INCREASED OPPORTUNITY TO EXPAND. The principal means for a bank to seek continued growth, apart from using more fully the business potential within its present market area, is by using the holding company structure to reach into other geographic markets. After the Reorganization, the Holding Company will be able to create new banks or acquire existing banks anywhere in Wisconsin and other states, subject to the approval of regulatory authorities. The Holding Company has no definitive plans to acquire any such banks.

     - INCREASED OPPORTUNITY TO DIVERSIFY. The proposed Holding Company offers the ability to diversify the business of the Bank by creating or acquiring corporations engaged in bank-related activities. Diversification by bank holding companies into bank-related activities is governed by the Holding Company Act and the regulations of the Federal Reserve Board promulgated under the Holding Company Act. The range of activities in which the Holding Company may engage through nonbank subsidiaries includes, subject to approval of the Federal Reserve Board, loan service companies, mortgage companies, independent trust companies, small loan and factoring companies, equipment leasing companies, credit life and disability insurance companies, and certain insurance, advisory, and brokerage operations. The Holding Company may in the future engage directly or through subsidiaries in one or more of those activities. However, the timing and extent of those operations by the Holding Company will depend on many factors, including competitive and financial conditions existing in the future as well as the financial condition of the Holding Company and the Bank.

     - FLEXIBILITY. The Bank's Board believes that the proposed Reorganization will better prepare the Bank for responding flexibly and efficiently to future changes in the laws and regulations governing banks and bank-related activities. Often, opportunities arise for bank holding companies that are not available to banks, and vice versa. The bank holding company corporate structure would allow management to take advantage of any new opportunities in banking and bank-related fields that are made available to bank holding companies but not to banks.

The Board believes that greater overall strength will result to the Bank through the formation of the Holding Company. The formation of the Holding Company is not part of a plan or effort to adversely affect any shareholder or to unduly benefit any shareholder, director, or officer. Except for those shareholders who properly exercise dissenters' rights or who tender their Bank Stock in the Tender Offer, the proportionate interests of the Bank shareholders in the Holding Company Stock will be identical to current proportionate interests in the Bank Stock.

DESCRIPTION OF THE REORGANIZATION

     The Holding Company intends to acquire all of the outstanding shares of Bank Stock through the Reorganization. To perform the Reorganization, the Holding Company will capitalize and own the New Bank as a wholly-owned subsidiary of the Holding Company. The New Bank will not conduct any banking business or any other business. It will be a "shell" bank with no employees, no liabilities, no operations, and no assets (except for a nominal $120,000 capital contribution required by law). It will be formed for the sole purpose of the Reorganization.

     To perform the Reorganization, the Bank will be merged into the New Bank, with the New Bank as the surviving entity. Each share of Bank Stock now held by the shareholders (except shares sold in the Tender Offer or shares held by shareholders who properly dissent) will be converted into one share of Holding Company Stock, and the Bank shareholders will become shareholders of the Holding Company. In addition, by virtue of the merger of the Bank into the New Bank, the Bank will become a wholly-owned subsidiary of the Holding Company. After the Reorganization, the Holding Company will own the Bank, and the former Bank shareholders who do not sell their shares of Bank Stock in the Tender Offer and who do not properly exercise their dissenters' rights will own the Holding Company Stock, as follows:

        CURRENT                                      AFTER REORGANIZATION

      Shareholders                                       Shareholders
           |                                                   |
  10,000 shares (100%)                          10,000 shares (100%) of Holding
           of                                            Company Stock
       Bank Stock                                              |
           |                                                   |
           |               --REORGANIZATION--             Holding Company
           |                                                   |
           |                                         11,000 shares (100%)
           |                                             of Bank Stock
           |                                                   |
          Bank                                               Bank


     Promptly after the Effective Time of the Reorganization, the Bank will mail transmittal forms and exchange instructions to each holder of record of Bank Stock as of the close of business on August 4, 1997 to be used to surrender and exchange certificates evidencing shares of Bank Stock for certificates evidencing the shares of Holding Company Stock to which such holder is entitled in the Reorganization. After receipt of such transmittal forms, each holder of certificates formerly representing Bank Stock will be able to surrender such certificates to the Bank, and each such holder will receive in exchange for shares of Bank Stock certificates evidencing the number of whole shares of Holding Company Stock to which such holder is entitled. SHAREHOLDERS OF THE BANK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

     After the Effective Time of the Reorganization, each certificate representing Bank Stock, until so surrendered and exchanged, will evidence only the right to receive the number of whole shares of Holding Company Stock which the holder is entitled to receive unless such holder has properly exercised dissenters' rights. See "Rights of Dissenting Shareholders of Bank." The holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by the Holding Company until the certificate has been exchanged. Subject to applicable laws, such dividends and any other distributions will be paid without interest.

SPECIAL MEETING OF SHAREHOLDERS

GENERAL

     This Proxy Statement/Prospectus is being furnished to holders of Bank Stock in connection with the solicitation of proxies by the Bank's Board of Directors for use at the Special Meeting to be held at the Bank, 104 East Locust Street, River Falls, Wisconsin 54022 on Wednesday, August 20, 1997 commencing at 3:30 p.m. Central Time, and at any adjournments or postponements thereof.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the shareholders of the Bank on or about _________, 1997.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, holders of Bank Common Stock will consider and vote upon a proposal to approve the Reorganization and such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof. The Boards of Directors of the Bank and the Holding Company currently know of no such matters.

     The Bank's Board has unanimously approved the Reorganization and recommends a vote FOR approval of the Reorganization. See "The First National Bank of River Falls -- Recommendation of the Bank's Board of Directors."

     The Bank's Board has fixed the close of business on August 4, 1997 as the record date for determining the Bank shareholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Therefore, only holders of record of shares of Bank Stock at the close of business on August 4, 1997 will be entitled to notice of and to vote at the Special Meeting. On that date, there were outstanding and entitled to vote 10,000 shares of Bank Stock, which were held by approximately 80 record holders. Each outstanding share of Bank Stock entitles the record holder to one vote on all matters to be acted upon at the Special Meeting, either in person or by proxy. The presence at the Special Meeting in person or by proxy of the holders of a majority of the issued and outstanding shares of Bank Stock entitled to vote will constitute a quorum for the transaction of business. The Bank's articles of association and by-laws as well as applicable law do not appear to address the issue of whether a vote for abstention is treated as a "yes" vote or "no" vote. Accordingly, for purposes of voting at this Special Meeting of shareholders, abstentions will be treated as "no" votes.

     The OCC's regulations require that at least two-thirds (66-2/3%) of the outstanding capital stock of a national bank approve a merger of that bank. Because the Reorganization will be conducted as a merger of the New Bank and the Bank, this requirement applies to the vote on the Reorganization. Thus, the affirmative vote of the holders of at least two-thirds (66-2/3%) of the outstanding shares of Bank Stock, or at least 6,667 shares, is required to approve the Reorganization.

     As of March 31, 1997, the directors and executive officers of the Bank owned or controlled 63.71% percent, or 6,371 shares, of the shares of Bank Stock outstanding. See "The First National Bank of River Falls -- Management" and "-- Security Ownership of Certain Beneficial Owners and Management." The directors and executive officers of the Bank have indicated that they will not tender their shares of Bank Stock in the Tender Offer, will not exercise their dissenters' rights, and will vote to approve the Reorganization.

PROXIES

     This Proxy Statement/Prospectus is being furnished to Bank shareholders in connection with the solicitation of proxies by and on behalf of the Bank's Board of Directors for use at the Special Meeting.

     All shares of Bank Stock which are entitled to vote and which are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, if not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Reorganization. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Any shareholder executing and returning a proxy may revoke it by (i) submitting a later proxy to the Bank before the taking of the vote at the Special Meeting, (ii) giving written notice of revocation to the Bank before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attending the Special Meeting will not revoke a proxy previously executed and submitted unless that shareholder indicates at the Special Meeting that he or she wishes to vote at the Special Meeting). Any subsequent proxy or written notice of revocation should be sent so as to be delivered to The First National Bank of River Falls, 104 East Locust Street, River Falls, Wisconsin 54022, Attention: Philip G. Betzel, President, or hand delivered to Mr. Betzel, at or before the taking of the vote at the Special Meeting. Failure to submit a proxy or to vote at the Special Meeting has the same effect as a negative vote for purposes of approving or disapproving the Reorganization.

     The cost of preparing and mailing this Proxy Statement/Prospectus will be borne by the Bank. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Bank in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for such solicitation services but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Bank will reimburse such custodians, nominees and fiduciaries for the reasonable expenses incurred in connection therewith.

     SHAREHOLDERS OF THE BANK SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     FEDERAL LAW PROVIDES APPRAISAL RIGHTS TO HOLDERS OF BANK STOCK WHO DISSENT FROM THE REORGANIZATION, BUT ONLY IF STATUTORY PROCEDURES ARE CAREFULLY FOLLOWED BY THE SHAREHOLDER. SEE "RIGHTS OF DISSENTING SHAREHOLDERS OF BANK."

OPERATION OF THE BANK FOLLOWING THE REORGANIZATION

     The Bank's management anticipates that, following the Reorganization, the business of the Bank will be conducted substantially unchanged from the manner in which it is now being conducted. The Bank's name will be changed from "The First National Bank of River Falls" to "First National Bank of River Falls." The Bank will be operated under substantially the same management, and no changes in personnel are anticipated as a result of the Reorganization. After the Reorganization, the Bank will continue to be subject to regulation and supervision by regulatory authorities to the same extent as currently applicable. See "Supervision and Regulation." The Bank will continue to prepare an annual report in the same format as in prior years, and the Holding Company will send to all of its shareholders a consolidated annual report in a similar format as that used in the Bank's report. The Holding Company will convene an annual meeting of its shareholders at a similar time and for similar purposes as the Bank's annual meeting.

ACCOUNTING TREATMENT OF THE TRANSACTION

     The Reorganization will be treated similar to a "pooling of interests" for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of the Bank will be recorded in the financial statements of the Holding Company at their carrying values at the Effective Date.

CONDITIONS PRECEDENT TO THE REORGANIZATION

     The Reorganization Agreement (Exhibit A) provides that the consummation of the Reorganization is subject to certain conditions that have not yet been met, including, but not limited to, the following:

     1. The application by the Holding Company to be a registered bank holding company under the Holding Company Act has been approved by the Federal Reserve Board.

     2. The OCC has granted all required approvals for consummation of the Reorganization.

     3. The Reorganization has been approved by shareholders owning at least two-thirds (66-2/3%), or 6,667 shares, of the outstanding Bank Stock.

     4. The Holding Company and the Bank each has performed all its obligations under the Reorganization Agreement.

     5.   The New Bank has become a party to the Reorganization Agreement.

     These conditions are for the sole benefit of the Holding Company and the Bank and may be asserted by them or may be waived or extended by them, in whole or in part, at any time or from time to time. Any determination by the Holding Company and the Bank concerning the conditions described above shall be final and binding.

     It is anticipated that these conditions will be met. Any waiver or extension of conditions not met will be conducted only if, in the opinion of the Boards of Directors of the Holding Company and the Bank, the action would not have a material adverse effect on the benefits intended for holders of the Holding Company Stock.


REGULATORY APPROVAL

     As described above, the proposed Reorganization must be approved by the OCC. The application for approval of the Reorganization was filed by the Holding Company and the Bank with the OCC on or about May 22, 1997. The application will also be furnished by the OCC to the Federal Reserve Board, the FDIC and the United States Department of Justice.

     The approval of the OCC reflects the OCC's view that the Reorganization does not contravene the competitive standards of the law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the subject banking organizations. Such approval is not to be interpreted as an opinion by the OCC that the Reorganization is favorable to the shareholders of the Bank from a financial point of view or that the OCC has considered the adequacy of the terms of the exchange. THE APPROVAL OF THE REORGANIZATION BY THE OCC IN NO WAY CONSTITUTES AN ENDORSEMENT OR RECOMMENDATION OF THE REORGANIZATION BY THE OCC. The proposed Reorganization will be consummated and become effective on the date specified in the Certificate Approving Merger issued by the OCC.

     While it cannot be predicted what action may be taken by any of these regulatory agencies, it is anticipated that if the requisite regulatory approval is obtained, the Reorganization will be effected not later than September 30, 1997 or such later date as management of the Bank and the Holding Company deems appropriate.

CLOSING DATE

     The closing of the Reorganization is to take place on a date, the "Closing Date," to be selected by the Holding Company, at 104 East Locust Street, River Falls, Wisconsin 54022; provided, however, that all approvals, consents and authorizations for the valid and lawful consummation of the Reorganization have been obtained or waived at that time.

     On the Closing Date, all of the Bank shareholders' right, title and interest in and to the shares of the Bank Stock, without any further action on the part of the shareholders, will automatically become and be converted into only a right to receive the Holding Company Stock.

     Shortly before the Closing Date, the Bank and the Holding Company will prepare and deliver to the OCC a letter notifying the OCC of the consummation date of the Reorganization, and the Reorganization will become effective, and the Effective Time will occur, at the time and date specified in such letter. Beginning on or shortly after the Effective Time, each shareholder of the Bank is to deliver to the Bank or its agent the stock certificates for the shares of Bank Stock owned by the shareholder duly and properly endorsed or accompanied by a duly executed Letter of Transmittal and such other evidence of ownership as the Bank shall reasonably request. Upon receipt of such stock certificates, the Bank will issue and deliver to the shareholders a stock certificate representing shares of Holding Company Stock that such shareholder is entitled to receive in the Reorganization.


TERMINATION

     The Reorganization Agreement may be terminated at any time by the Bank, the Holding Company, or the New Bank, upon written notice which has been authorized and approved by resolution adopted by its Board of Directors and delivered to the other parties, if either (i) any of the conditions precedent to the Reorganization are not fulfilled within a reasonable period of time, such period to be determined by a majority of the Board of Directors of either the Bank, the Holding Company, or the New Bank, in their sole and absolute discretion; or (ii) for any other reason, the completion of the Reorganization is inadvisable in the opinion of the majority of the Board of Directors of the Bank, the Holding Company, or the New Bank. Upon any termination of the Reorganization Agreement, it would be of no further effect, and there would be no liability by reason of the Reorganization Agreement or the termination thereof on the parties thereto or their respective directors, officers, employees, agents or shareholders.

TAX CONSIDERATIONS

CORPORATE INCOME TAX

     After the Reorganization, the Holding Company will own at least 80% of the outstanding shares of Bank Stock. This will permit the Holding Company and the Bank to file a consolidated federal income tax return. The filing of a consolidated federal income tax return will permit the deduction of any interest expense the Holding Company may incur as an expense against the income of the Bank, and any dividend paid to the Holding Company by the Bank on the shares of Bank Stock held by the Holding Company will not be taxable as ordinary income to the Holding Company. In addition, the ability to file a consolidated federal income tax return may increase the cash flow available to the Holding Company to meet its obligations. The State of Wisconsin does not permit consolidated income tax returns.

     The creation of the Holding Company creates a separate taxpayer under the Internal Revenue Code of 1986, as amended (the "Code"). Before filing its election to be treated as an S corporation, the Holding Company will be treated as a C corporation under the Code. When it is a C corporation, the Holding Company, through its consolidated tax return with the Bank and any other subsidiaries that may be formed or acquired in the future, will be required to pay federal and state income taxes on its net income. Immediately after the formation of the Holding Company, the principal income to the Holding Company will be dividends from the Bank. Those dividends will not be taxable income to the Holding Company if the Holding Company holds at least 80% of the outstanding shares of Bank Stock. Therefore, until such time as the Holding Company generates substantial income from sources other than Bank dividends, it is anticipated that it will not incur any significant tax liability.

     As a separate taxpayer, when it is a C corporation, the Holding Company may incur a separate tax on any liquidation of the Holding Company or on an acquisition of the Holding Company's assets by a third party. Therefore, a liquidation of the Holding Company or a sale of Bank Stock by the Holding Company could generate a double-level tax -- that is, a tax on the Holding Company and a tax on the Holding Company shareholders. A double-level tax can be avoided, however, if the third party acquires the Holding Company Stock for cash or acquires the Holding Company Stock in a tax-free reorganization.

INDIVIDUAL INCOME TAX

     As a result of the Reorganization, for federal income tax purposes: (i) no gain or loss will be recognized by the Bank shareholders on the conversion of their shares of Bank Stock into shares of Holding Company Stock; (ii) the income tax basis of the shares of Holding Company Stock in the hands of the Bank shareholders will be the same as their basis in the shares of the Bank Stock; and (iii) the holding period of the shares of the Holding Company Stock in the hands of the Bank shareholders will include the holding period of the shares of the Bank Stock, but only if the shares of the Bank Stock are capital assets as of the time of the Reorganization.

     No tax rulings from the Internal Revenue Service have been obtained regarding the tax effects of the Reorganization. Therefore, shareholders should consult their own legal counsel or other tax advisor as to the specific tax consequences of the Reorganization to them under the federal tax laws, as well as any consequences under applicable state or local tax laws.

     SHAREHOLDERS WHO EXERCISE DISSENTERS' RIGHTS AND RECEIVE CASH FOR THEIR BANK STOCK SHOULD BE AWARE THAT SUCH TRANSACTION WILL BE A TAXABLE TRANSACTION FOR FEDERAL AND STATE INCOME TAX PURPOSES, AND THOSE SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES TO THEM UNDER THE FEDERAL TAX LAWS, AS WELL AS ANY CONSEQUENCES UNDER APPLICABLE STATE OR LOCAL TAX LAWS. THE OPINION OF COUNSEL DOES NOT PERTAIN TO CASH PAYMENTS RECEIVED IN THE REORGANIZATION.

FEDERAL SECURITIES REGULATION

     The offer of the Holding Company Stock to holders of Bank Stock is not being made to (nor can it be accepted from or on behalf of holders of Bank Stock in any state or other jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. The Holding Company is not, and shall not be, obligated to acquire any shares of Bank Stock or issue or deliver any shares of Holding Company Stock in any jurisdiction in which the agreement to do so would not comply with the securities laws of such jurisdiction. However, the Holding Company, at its discretion, may take such action as it may deem necessary or desirable to comply with the securities laws of any such jurisdictions.

     This transaction may be registered in certain states according to the laws of those states. No securities commission, securities department, or similar office or any state has approved or disapproved the Holding Company Stock to be issued in the Reorganization or has passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary may be a criminal offense.

RESALE OF HOLDING COMPANY STOCK

SUMMARY OF CONDITIONS OF RESALE

     The following summary of the conditions under which shareholders of the Holding Company may sell their shares of Holding Company Stock after the Effective Time is qualified in its entirety by the more detailed discussion below and by the provisions of the federal Securities Act of 1933, as amended ("Securities Act"), discussed herein.

     As described below, holders of Holding Company Stock will be able to resell their shares in the following circumstances:

     - All shareholders of the Holding Company Stock generally will be able to sell their shares in private transactions, provided certain conditions are met, and generally will be able to transfer such shares by will, for estate planning purposes, and pursuant to the laws of descent and distribution.

     - Shareholders who are not "affiliates" of the Bank or the Holding Company (as the term "affiliates" is described below) at the time of resale generally will be able to resell their Holding Company Stock without restriction pursuant to Rule 145 under the federal Securities Act.

     - Shareholders who are "affiliates" of the Bank or the Holding Company or who have been "affiliates" during the year beginning with the Effective Time will be able to resell their shares of Holding Company Stock under Rule 145 if certain conditions are met, including that the Holding Company is a reporting company under the federal Securities Exchange Act of 1934 ("Exchange Act") and has filed all of its reports required to be filed with the Commission under the Exchange Act.

     - Shareholders who are not "affiliates" of the Bank or the Holding Company and have not been "affiliates" for at least 90 days prior to the resale of the Holding Company Stock may sell their shares under Rule 145 during the period beginning one year and ending two years after the Effective Time if the Holding Company is subject to the reporting requirements of the Exchange Act and has filed all of its reports required to be filed with the Commission under the Exchange Act. In addition, such former affiliates may sell their shares of Holding Company Stock without restriction under the federal Securities Act beginning two years after the Effective Time.

     The discussion of restrictions on resale in this section entitled "The Reorganization -- Resale of Holding Company Stock" is limited to federal securities law. Shareholders who want to transfer their Holding Company Stock are also subject to additional restrictions imposed on certain transfers of shares by the terms of the Call Option and to any restrictions or limitations imposed by state securities or Blue Sky laws. Each stock certificate evidencing Holding Company Stock will bear a legend summarizing the restrictions on resale and requiring an opinion of counsel that the resale is exempt from registration under federal and state securities laws. See "Comparison of Bank Stock with Holding Company Stock -- Call Option." Therefore, shareholders should consult their own legal counsel prior to making any transfers of shares of Holding Company Stock.

PRIVATE RESALES BY AFFILIATES AND NON-AFFILIATES GENERALLY ALLOWED

     After the Reorganization, generally all shares of Holding Company Stock may be sold by all shareholders in private transactions under certain conditions. These conditions include the requirement that the buyer purchase the shares only for investment and not for immediate resale, that the buyer is familiar with the financial condition and business of the Holding Company, and that the buyer is sophisticated in financial and business matters. In addition, all holders of shares of Holding Company Stock also may generally transfer such shares by gift, for estate planning purposes, or by will or the laws of descent and distribution.

RULE 145 AVAILABLE AS AN ADDITIONAL MEANS OF RESELLING HOLDING COMPANY STOCK

     The issuance of the Holding Company Stock in the Reorganization has been registered under the Securities Act. This provides another means under federal securities laws for shareholders of the Holding Company to resell their Holding Company Stock, as explained below.

     DEFINITION OF "AFFILIATE." Shareholders of the Holding Company who are "affiliates" of the Bank or the Holding Company within the meaning of the Securities Act are treated differently than non-affiliates with respect to the resale of their Holding Company Stock pursuant to Rule 145 under the Securities Act. Shareholders who are affiliates of the Bank or the Holding Company at the time of the proposed resale are subject to certain restrictions on the resale of their shares, as described below. Under federal securities laws, "affiliates" of an entity are those individuals, corporations, partnerships, or other entities that control, are controlled by, or are under common control with that entity. Generally, affiliates of the Bank and the Holding Company are their directors, executive officers, major shareholders, and persons related to such affiliates. For example, if a Director of the Bank owned all of the stock of Company X, which in turn owned shares of Bank Stock, both the Director and Company X would be considered affiliates for purposes of federal securities laws.

     RESALES BY NON-AFFILIATES UNDER RULE 145. Holding Company Stock may be sold without registration or limitation under the Securities Act by shareholders of the Holding Company who are not affiliates of either the Bank or the Holding Company. Therefore, after the Effective Time, such non-affiliates may sell Holding Company Stock under the federal Securities Act without restriction and without complying with the conditions for a private sale of shares, as described above. However, and also as described above, such sales could be limited and restricted by the terms of the Call Option or by state securities or Blue Sky laws. See "Comparison of Bank Stock with Holding Company Stock -- Call Option."

     RESALES BY AFFILIATES UNDER RULE 145. Under Rule 145 under the Securities Act, generally affiliates of the Bank and Holding Company may sell their shares of Holding Company Stock received in the Reorganization if, at the time of resale, (i) the Holding Company is current in filing its reports with the Securities and Exchange Commission ("Commission"), (ii) the number of shares of Holding Company Stock being sold by such affiliate during any 90-day period does not exceed 1% of the total number of outstanding shares of Holding Company Stock, and (iii) the sale is made in a "broker's transaction" (as defined in Rule 144 under the Securities Act). Because the Holding Company plans to discontinue filing reports with the Commission on or before January 30, 1998, it may be difficult for holders of Holding Company Stock who are affiliates of the Bank or the Holding Company to sell their Holding Company Stock under Rule 145 after that date. However, sales of Holding Company Stock in private sales or transfers for estate planning purposes generally will still be permitted.


     RESALES BY CERTAIN FORMER AFFILIATES. Under Rule 145, a person who previously was an affiliate of the Bank or the Holding Company but who is no longer an affiliate of the Holding Company may resell shares of Holding Company Stock during the one-year period commencing with the Effective Time under Rule 145 pursuant to the conditions imposed by Rule 145 for resales of shares by affiliates, which are described above. Beginning one year after the Effective Time, a former affiliate may resell shares under Rule 145 if the Holding Company then is current in filing its required reports with the Commission. Rule 145 also provides that beginning two years after the Effective Time, a person who has not been an affiliate of the Holding Company for at least three months may resell Holding Company Stock without complying with any conditions imposed by Rule 145. Because the Holding Company plans to discontinue filing reports with the Commission on or before January 30, 1998 (as explained above), it may be difficult for holders of Holding Company Stock who are non-affiliates of the Bank or the Holding Company to sell their Holding Company Stock under Rule 145 after that date until they have held the Holding Company Stock for at least two years, in which case the requirement that the Holding Company be current in filing its reports with the Commission does not apply. However, sales of Holding Company Stock in private sales or transfers for estate planning purposes generally will still be permitted.

     This Proxy Statement/Prospectus may not be used by an affiliate of the Bank or the Bank Holding Company for the resale of Holding Company Stock received in the Reorganization.

EXPENSES OF REORGANIZATION

     If the Reorganization is consummated, the Holding Company and the Bank will pay their respective costs and expenses, if any, incurred in connection with the Reorganization. If the Reorganization is not consummated, all costs and expenses will be paid by the Bank. It is estimated that those costs and expenses will be approximately $85,000, plus an estimated $2,000 of accrued interest on the Bridge Loan.

                    RIGHTS OF DISSENTING SHAREHOLDERS OF BANK

     Subsections 215a(b), (c), and (d) of the National Bank Act ("Section 215a"), a copy of which is attached hereto as Exhibit B, set forth the procedure to be followed by any shareholder of the Bank who wishes to dissent from the Reorganization and obtain the value of his or her shares of Bank Stock in cash instead of obtaining Holding Company

Stock in the Reorganization. Any Bank shareholder who wants to exercise his or her right to dissent should carefully review Exhibit B because the following description is a summary of those subsections and is qualified in its entirety by reference to Exhibit B. THE FAILURE OF A SHAREHOLDER TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES PRESCRIBED BY EXHIBIT B WILL RESULT IN THE LOSS OF THAT SHAREHOLDER'S RIGHT TO DISSENT FROM THE REORGANIZATION AND OBTAIN THE FAIR VALUE OF HIS OR HER SHARES OF BANK STOCK IN CASH.

     Pursuant to the provisions of Section 215a, in order to exercise dissenters' rights, a Bank shareholder must (i) vote against the Reorganization at the Special Meeting or give written notice prior to the vote at the Special Meeting that he or she dissents from the Reorganization and (ii) make a written request to the Bank to receive the value of his or her shares in cash, and that written request must be accompanied by the surrender of his or her Bank Stock certificates delivered to the Bank within thirty (30) days after the Effective Time. Any such notices and requests described herein should be addressed to Mr. Philip G. Betzel, The First National Bank of River Falls, 104 East Locust Street, River Falls, Wisconsin 54022. The law does not provide for a dissent with respect to less than all of a dissenting shareholder's shares.

     Section 215a provides that the value of the shares of Bank Stock of any dissenting shareholder must be ascertained, as of the Effective Time, by an appraisal made by a committee ("Committee") consisting of one person selected by the vote of the holders of the majority of the Bank Stock who have properly exercised their dissenting shareholders' rights, one person selected by the directors of the Bank resulting from the Reorganization, and one person selected by the other two so selected. The value determined by any two of the three appraisers shall govern. It is the position of Bank's management that dissenting shareholders must pay for the costs of the appraiser selected by them plus 50% of the costs of the third appraiser selected by the first two appraisers. If an appraisal by the OCC is requested or required in accordance with Section 215a (as described below), the cost of the OCC's appraisal must be paid by the Bank resulting from the Reorganization.

     If the value of the Bank Stock fixed by the Committee is not satisfactory to any dissenting shareholder who has properly requested payment, that shareholder may, within five days after being notified of the appraised value of such shares, appeal to the OCC, who must then cause a reappraisal to be made. The value of a dissenting Bank shareholder's shares of Bank Stock as determined by such reappraisal is final and binding.

     If, within 90 days from the Effective Time, for any reason one or more of the appraisers is not selected as described above, or the Committee fails to determine the value of such shares, the OCC shall, upon the written request of any interested party to the "Office of the Comptroller of the Currency, One Financial Plaza, Suite 2700, 440 South LaSalle Street, Chicago, Illinois 60605-1073," cause an appraisal to be made, which shall be final and binding on all parties.

     Banking Circular 259, which describes the valuation methods used by the OCC to estimate the value of a bank's shares when required in a merger transaction, should be read carefully by shareholders contemplating exercise of dissenters' rights under the National Bank Act. A copy of Banking Circular 259 is available from the Bank upon request.

     Any shareholder of the Bank who properly exercises his or her dissenting shareholders' rights will be notified in writing of the Effective Time by certified mail, return receipt requested, mailed to the last known address of any such shareholder as shown on the Bank's records, within ten days after the Effective Time.

     A Bank shareholder's failure to vote against the proposed Reorganization will not constitute a waiver of that shareholder's appraisal rights, as enumerated in Section 215a of the National Bank Act, if the shareholder gives notice in writing prior to the vote on the Reorganization at the Special Meeting as provided above.

     ANY SHAREHOLDER WHO IS CONSIDERING EXERCISING DISSENTING SHAREHOLDERS' RIGHTS IS URGED TO SEEK INDEPENDENT LEGAL COUNSEL.

     IF A BANK SHAREHOLDER PROPERLY EXERCISES DISSENTERS' RIGHTS, THEN, AS OF THE EFFECTIVE TIME OF THE REORGANIZATION, ALL OF THE BANK STOCK OWNED BY SUCH SHAREHOLDER WILL CEASE TO REPRESENT ANY OWNERSHIP RIGHTS IN THE BANK AND WILL BE CONVERTED INTO THE RIGHT TO RECEIVE THE FAIR VALUE FOR THOSE SHARES IN CASH, AS REQUIRED BY LAW.

                   FIRST NATIONAL BANCORP OF RIVER FALLS, INC.

HISTORY, BUSINESS AND PROPERTIES

     The Holding Company was incorporated as a Wisconsin business corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, on May 19, 1997 at the direction of the Bank's management. The Holding Company was formed to acquire the Bank Stock and to engage in business as a bank holding company under the Holding Company Act. Copies of the Articles of Incorporation and Bylaws of the Holding Company will be provided to any Bank shareholder upon request.

     The Holding Company is in the organizational and developmental stage and has no earnings or history of operation. The Holding Company currently has no employees, no business, owns no property and has not issued any capital stock, including shares of Holding Company Stock. The Holding Company will own all of the New Bank Stock immediately prior to the Reorganization. The Holding Company is not a party to any legal proceedings.

CAPITALIZATION

     The following table sets forth the capitalization (dollars in thousands) of the Holding Company as of March 31, 1997 and the pro forma capitalization of the Holding Company assuming the Holding Company becomes a bank holding company by virtue of the merger of the Bank with and into the New Bank. In addition, certain capital ratios are presented. The table should be read in conjunction with the Consolidated Financial Statements and related notes contained elsewhere herein.


                                                                      As of March 31, 1997
                                                                  ---------------------------
                                                                   Actual       Pro Forma (1)
                                                                  ---------     -------------
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . .    $      --      $      --
                                                                  ---------      ---------
Stockholders' equity
   Common stock, $100 par value; 20,000 shares authorized;
      -0- shares issued and outstanding (actual);
      9,000 shares issued and outstanding (pro forma)  . . . .           --            900
   Additional paid-in capital  . . . . . . . . . . . . . . . .           --          1,220
Retained earnings  . . . . . . . . . . . . . . . . . . . . . .           --         10,971
   Unrealized gain on securities available for sale, net . . .           --            446
                                                                                 ---------
Total stockholders' equity . . . . . . . . . . . . . . . . . .           --         13,537
                                                                  ---------      ---------
Total capitalization . . . . . . . . . . . . . . . . . . . . .    $              $  13,537
                                                                  ---------      ---------
                                                                  ---------      ---------

Regulatory capital ratios:
      Tier 1 risk-based capital. . . . . . . . . . . . . . . .           --          13.3%
      Total risk-based capital . . . . . . . . . . . . . . . .           --          14.6%
      Leverage . . . . . . . . . . . . . . . . . . . . . . . .           --           8.6%

-------------
(1) In addition, the pro forma adjustments related to the Reorganization reflect the Bank's expected semi-annual dividend in the amount of $450,000, which will be paid in June 1997. In addition, it is assumed that 1,000 shares of Bank Stock are purchased by the Holding Company in the Tender Offer.


     The Holding Company has no present plans to engage in any activities other than as a holding company for the capital stock of the Bank. The Holding Company's management believes, however, that the opportunities available to a bank holding company for diversification of its business and raising of capital cause the bank holding company to be a more advantageous form of operation than a bank. The Holding Company may examine and may pursue opportunities from time to time that arise for expansion of its operations and activities. See "The Reorganization -- Reasons for the Reorganization."

MANAGEMENT

     The development and management of the Holding Company will be dependent upon the efforts and skills of the following individuals, who are the initial executive officers and directors of the Holding Company and all of whom serve as executive officers and/or directors of the Bank:

NAME                        AGE       POSITION WITH BANK AND HOLDING COMPANY
----                        ---       --------------------------------------

Philip G. Betzel            52        President and Director

Donna Smith                 69        Chairman of the Board of Directors

Curtis Armstrong            53        Director

Frederick Benson            45        Director

Dr. Roland Hammer           69        Director

Ellroy Lund                 62        Director

Jeffrey McCardle            40        Senior Vice President and Director

Patricia Smith Neir         45        Director

Sandra Smith Wurm           44        Director

     PHILIP G. BETZEL has been President and Vice Chairman of the Bank since August 1994, a Director of the Bank since January 1984, and the President and a Director of the Holding Company since its incorporation on May 19, 1997. Before being appointed as President of the Bank, Mr. Betzel was Executive Vice President of the Bank from January 1984 until August 1994.

     DONNA SMITH has been Chairman of the Bank since August 1994 and has been a Director of the Bank since January 1972. She has served as Chairman and a Director of the Holding Company since May 19, 1997.

     CURTIS ARMSTRONG has been a Director of the Bank since September 1995 and a Director of the Holding Company since May 19, 1997. Mr. Armstrong has been President of TFC Corp., Inc., a manufacturer of waste container compactors, since February 1996. From January 1974 until October 1995, he was operations manager and then President of Mycogen Seeds in Prescott, Wisconsin. Mr. Armstrong also served as a Director of Pierce County Bank in Ellsworth, Wisconsin, from 1994 until that bank's 1995 acquisition by Valley Bank.

     FREDERICK BENSON has been a Director of the Bank since January 1994 and a Director of the Holding Company since May 19, 1997. Mr. Benson has been President of Lund's Hardware, Inc. in River Falls, Wisconsin, for more than five years.

     DR. ROLAND HAMMER has been a Director of the Bank since 1983 and a Director of the Holding Company since May 19, 1997. Dr. Hammer has been a physician with the River Falls Medical Clinic in River Falls, Wisconsin, for more than five years.

     ELLROY LUND has been a Director of the Bank since January 1996 and a Director of the Holding Company since May 19, 1997. He has been President of Lund Builders, a home builder in River Falls, Wisconsin, for more than five years.

     JEFFREY MCCARDLE has been Senior Vice President and a Director of the Bank since January 1995 and a Director of the Holding Company since May 19, 1997. He was Vice President of the Bank from January 1984 through December 1994.

     PATRICIA SMITH NEIR has been a Director of the Bank since January 1992 and a Director of the Holding Company since May 19, 1997. She has been an Account Executive with Xerox Corporation for over five years.

     SANDRA SMITH WURM has been a Director of the Bank since January 1992 and a Director of the Holding Company since May 19, 1997. She also is a part-time special projects employee of the Bank and has served in that capacity since January 1995.

     The Directors serve until the next shareholders' meeting at which Directors are elected or until their earlier removal, resignation or death. Executive officers are elected annually by the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the assumed beneficial ownership of the Holding Company Stock immediately after the Effective Time of the Reorganization by (i) each director of the Holding Company, (ii) the President of the Holding Company, (iii) all directors and executive officers of the Holding Company as a group, and (iv) each person known by management of the Holding Company to own more than 5% of the Bank Stock. The table assumes that no shareholder of the Bank is exercising dissenters' rights or tendering shares in the Tender Offer, of which there can be no assurance.

                                                         SHARES OWNED
                                                  ------------------------------
   NAME AND ADDRESS OF BENEFICIAL OWNERS (1)      NUMBER     PERCENT OF CLASS(2)
   -----------------------------------------      ------     -------------------
    Smith Family (3) . . . . . . . . . . . .       5,575            55.75%

    Philip G. Betzel . . . . . . . . . . . .         605 (4)         6.05%

    Jeffrey McCardle . . . . . . . . . . . .          72 (5)             *

    Dr. Roland Hammer. . . . . . . . . . . .          69 (6)             *

    Fredrick Benson. . . . . . . . . . . . .          30 (7)             *

    Curtis Armstrong . . . . . . . . . . . .          10                 *

    Ellroy Lund. . . . . . . . . . . . . . .          10                 *

    Patricia Smith Neir (3). . . . . . . . .           0                 0

    Donna Smith (3). . . . . . . . . . . . .           0                 0

    Sandra Smith Wurm (3). . . . . . . . . .           0                 0

     All directors and executive officers
           as a group (nine persons) . . . .       6,371             63.71%


------------------------------------------

*Less than 1%.

(1) Except as indicated in the footnotes to this table, the persons named in the table will have sole voting and investment power with respect to all shares of Holding Company Stock shown as beneficially owned by them. Unless otherwise indicated, the address of the individuals named in the table is The First National Bank of River Falls, 104 East Locust Street, River Falls, Wisconsin 54022.

(2) Based on 10,000 shares of Holding Company Stock outstanding as of the Effective Time.

(3) The Smith Family consists of numerous individuals and trusts. The three members of the Smith Family identified in the Table above are Directors of the Bank and the Holding Company. Members of the Smith Family act in concert with respect to voting the 5,575 shares of Bank Stock owned by them, although there is no formal written agreement or voting trust with respect to the voting of such shares. No shares of Bank Stock of the Smith Family now held in trusts are attributed to the trustees or the beneficiaries of the trusts because the trustees have historically voted these shares as directed by the Smith Family.

(4)  Includes 595 shares held of record by Philip G. Betzel and his spouse, Mary
     A. Betzel.

(5) Includes 62 shares held of record jointly by Jeffrey M. McCardle and his spouse, Mary Ellen McCardle.

(6) Includes 19 shares held of record by the Marion Hammer Trust; Mrs. Marion Hammer is Dr. Hammer's spouse.

(7) Does not include 412 shares held of record by Mr. David E. Benson, who is the father of Mr. Frederick Benson, and 413 shares held by Ruth Anne Benson, who is the mother of Mr. Frederick Benson; Mr. Benson disclaims beneficial ownership of these shares.

DESCRIPTION OF HOLDING COMPANY STOCK

     The Holding Company's authorized capital stock consists of 20,000 shares of Holding Company Stock, all of one class, designated as common stock, none of which shares, as of the date hereof, is issued or outstanding. The maximum number of shares of Holding Company Stock which will be issued to the holders of Bank Stock, upon the terms and subject to the conditions of the Reorganization, is 10,000 shares. The Holding Company currently has no plans to sell, distribute, or otherwise issue the remaining 10,000 shares of authorized but unissued Holding Company Stock. The excess 10,000 shares have been authorized at this time to provide the Holding Company with greater flexibility to expand or diversify its business in the future.

     For more information about the Holding Company Stock, see "Comparison of Bank Stock with Holding Company Stock."

EXECUTIVE COMPENSATION

     Since its incorporation and to the date hereof, the Holding Company has not paid any compensation to any of its directors or executive officers, has not proposed compensation to be made in the future to any of its directors or executive officers, and has not established standards or other arrangements by which its directors are to be compensated for services as directors, including any amounts payable for committee participation or special assignments. No profit-sharing plan or any other benefit plan exists or is contemplated for the Holding Company. No change in the compensation or benefits to the Bank employees is contemplated by reason of the Holding Company formation.

TRANSACTIONS WITH RELATED PARTIES

     The Holding Company has not engaged in any transactions or entered into any contracts with any of its directors or executive officers. No such transactions or contracts are anticipated at this time by the Holding Company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND CERTAIN ANTI-TAKEOVER PROVISIONS

     As set forth in Sections 180.0850 through 180.0859 of the Wisconsin Statutes, the Bylaws of the Holding Company require that the Holding Company indemnify a person from all reasonable expenses and liabilities asserted against, incurred by, or imposed on that person in any proceeding to which he or she is made or threatened to be made a party by reason of being or having been an officer or director of the Holding Company. Indemnification will not be made if the person breached a duty to the Holding Company in one of the following ways: (i) a willful failure to deal fairly with the Holding Company in a matter involving a conflict of interest; (ii) a violation of criminal law, unless the person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the person derived improper personal profit; or (iv) willful misconduct. The right to indemnification includes, in some circumstances, the right to receive reimbursement of costs and expenses in such a proceeding as they are incurred.


     Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers, and controlling persons of the Holding Company pursuant to the foregoing provisions of its Bylaws or otherwise, the Holding Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Holding Company has purchased insurance against liabilities asserted against its directors, officers, employees, or agents, whether or not it has the power to indemnify them against such liabilities under the provisions of its Bylaws or pursuant to applicable law.

     Sections 180.1140 through 180.1144 of the Wisconsin Business Corporation Law ("WBCL") prohibit certain "business combinations" (such as mergers) between a target "resident domestic corporation" and a person beneficially owing 10% or more of the outstanding voting stock of such corporation (an "interested stockholder") within three years after the date such person became a 10% beneficial owner (the "acquisition date"). However, the business combination is permitted under such statutes if the business combination or the initial acquisition of such stock has been approved before the acquisition date by the target corporation's board of directors. After such three-year period, a business combination between the target corporation and the interested stockholder may take place only if approved by the holders of a majority of the voting stock not beneficially owned by the interested stockholder, or if the combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested stockholders or under certain other circumstances. The Holding Company may meet the definition of a "resident domestic corporation" upon completion of this offering.

     The foregoing provisions of the WBCL could have the effect, among others, of discouraging take-over proposals for the Holding Company or impeding a business combination between the Holding Company and a major shareholder of the Holding Company.

SUBCHAPTER S STATUS OF HOLDING COMPANY

     Management of the Holding Company intends to file an election to convert its tax status from a C corporation to an S corporation effective for the taxable year beginning January 1, 1998. This election requires the consent of all of the Holding Company shareholders. Management also intends to make an election to convert its subsidiaries to Qualified Subchapter S Subsidiaries to provide for S corporation treatment for the income of the subsidiaries. The main objective of making the S elections is to avoid the double tax which is imposed on C corporations.

     As a C corporation, the Holding Company and its subsidiaries are required to pay a corporate level tax on their earnings. When Holding Company profits are distributed to the shareholders in the form of dividends, the shareholders must pay tax on the dividend income, resulting in a double tax. As an S corporation, the income is taxed only once. The earnings are reported to the shareholders to be included in their taxable income as the income is earned by the Holding Company and its subsidiaries. Distributions to the shareholders, to the extent paid out of the earnings which they have included in their income, are not taxed. The undistributed earnings of the Holding Company which are generated subsequent to the effective date of the S election will increase the shareholders' basis in their Holding Company Stock. The combination of the shareholder tax on the earnings, the nontaxable distributions and the stock basis adjustments allow the shareholders to avoid double taxation.

     In many cases, the individual tax liability which is paid by the shareholders on the earnings of the Holding Company and its subsidiaries as S corporations will be higher than the corporate tax which would have been paid by the Holding Company and its subsidiaries as C corporations. However, management anticipates that the reduced taxes from the avoidance of the double tax on the S corporation distributions and the potential future tax savings which may result from the increase in the basis of the Holding Company Stock upon a sale will be larger than the increase in the taxes paid on the earnings. The resulting benefit to any one shareholder will depend on the specific circumstances of each shareholder.

     For the Holding Company to convert its tax status to an S corporation, all of the shareholders must be eligible shareholders and all of the shareholders must make a written consent to the election. Once the election is in effect, future shareholders will be limited to those types which are eligible to be S corporation shareholders and will be deemed to have consented to the election. The election may be terminated in the future with the approval of the shareholders owning a majority of the Holding Company Stock or will be terminated by operation of law if the Holding Company fails to meet the requirements of an S corporation. Once an S corporation election has been in effect and is subsequently terminated, a corporation cannot reelect
S corporation status for a period of five years. Relief from inadvertent termination by operation of law can be granted by the Internal Revenue Service under certain circumstances.

     A disadvantage of converting to S status is the exposure to the built-in gain ("BIG") tax. The BIG tax is a double level tax which is applied at both the corporate level and the individual level. This tax is applied to any net built-in gains which are recognized by the Holding Company and its subsidiaries during the ten-year period commencing with the effective date of the S election.

     The built-in gain at the time of the election is the amount of the fair market value of an asset over its tax basis at that time. If this gain is recognized through a sale within the ten-year period following the Subchapter S election, the BIG tax will be triggered. This will effectively tax the gain in a manner similar to the tax which would have been required if a C corporation recognized the gain and distributed the net earnings to the shareholder in the form of a dividend. Gains on assets sold after ten years and gains on assets acquired after the date of the S election are not subject to the BIG tax. In addition, since the built-in gain is limited to the excess of the fair market value of the asset in excess of the tax basis at the date of the S election, all future appreciation is not subject to double taxation.

     Management currently has no intentions which would trigger the BIG tax, except as described in the following paragraph.


     In order for the Bank to be eligible for the Qualified Subchapter S Subsidiary election, it must change the method by which it calculates its bad debt expense for tax purposes. It currently uses the experience method and will be required to change to the specific charge-off method. The balance of the loan loss reserve recognized using the experience method as of the effective date of the election will be recaptured into taxable income over a six-year period. This recapture of income will be a built-in gain. Management currently estimates that this built-in gain will amount to $475,000. See "The First National Bank of River Falls -- Subchapter S Election and Built-In Gains Tax."

TENDER OFFER AND BRIDGE LOAN

     During the period from August 4, 1997 until 5:00 p.m., Central Time, on September 12, 1997, the Holding Company will be conducting the Tender Offer for up to 1,000 of the outstanding shares of Bank Stock for $2,250 per share. If more than 1,000 shares of Bank Stock are tendered in the Tender Offer, the Holding Company will purchase 1,000 shares of Bank Stock, and each shareholder tendering shares in the Tender Offer will be entitled to sell a number of shares that is proportionate to the maximum of 1,000 shares the Holding Company will accept in the Tender Offer as compared to the total number of shares tendered in the Tender Offer. For example, if a shareholder owned 150 shares of Bank Stock and tendered all of those shares in the Tender Offer, and a total of 1,250 shares of Bank Stock were tendered in the Tender Offer, the Holding Company would buy from that shareholder 120 shares of Bank Stock, determined by multiplying the 150 shares of Bank Stock owned by the shareholder by a fraction, the numerator of which is the total of 1,000 shares to be purchased by the Holding Company in the Tender Offer and the denominator of which is the total of 1,250 shares tendered in the Tender Offer. Subject to such pro rata reduction, a shareholder tendering any shares of Bank Stock in the Tender Offer must tender all shares of Bank Stock owned by him or her.

     To fund the purchase of the shares of Bank Stock in the Tender Offer, the Bank will obtain the Bridge Loan in an amount up to $2,370,000. In addition to funding the purchase of the shares of Bank Stock in the Tender Offer (for a maximum purchase price of $2,250,000), the proceeds of the Bridge Loan will be used to make the minimum $120,000 capital contribution to the New Bank required by law. After the Reorganization, management of the Bank will cause the Bank to declare and pay a dividend to the Holding Company in an amount sufficient to repay the total amount of the Bridge Loan plus certain Holding Company expenses estimated to be approximately $87,000.


                     THE FIRST NATIONAL BANK OF RIVER FALLS

HISTORY AND BUSINESS

     The Bank was chartered by the OCC in 1903 as a national banking association. It opened in 1904 at its original location in River Falls, Wisconsin, and it remained there until September 1974, when it moved to is present site at the intersection of Main and Locust Streets, one block from the University of Wisconsin-River Falls. In 1993, the Bank opened a branch office in Prescott, Wisconsin, near U.S. Highway 10.

     The City of River Falls is located in West Central Wisconsin in the St. Croix River Valley approximately 30 miles east of St. Paul, Minnesota. River Falls, which has approximately 10,600 residents, is the location of not only the University of Wisconsin-River Falls but the summer training camp for the Kansas City Chiefs professional football team. In addition to the University of Wisconsin, River Falls, other major employers in the area include the River Falls School District and Kolpak, Inc.

     The City of Prescott is located in the St. Croix River Valley approximately 13 miles southwest of River Falls and 20 miles southeast of St. Paul, Minnesota. Prescott, which is located at the confluence of the Mississippi and St. Croix Rivers, has approximately 3,500 residents.

     The Bank provides a wide variety of full-service commercial banking products. These products are offered to individuals, service businesses, industries, governmental units, financial institutions and other entities.
These products may be obtained at the Bank's main office in River Falls and its branch in Prescott. The retail banking services the Bank offers include accepting demand, savings and time deposits in the forms of regular checking accounts, NOW accounts, market money accounts, passbook savings, statement savings, certificates of deposit and club accounts. Deposit customers are eligible for ATM cards and debit cards, which provide convenient access through the three Bank-owned ATMs as well as devices established by other financial institutions that participate in the Tyme and Cirrus systems. Additionally, the Bank makes secured and unsecured commercial, construction, mortgage and consumer loans and equipment leases.

     The Bank is subject to regulation and supervision, as a national bank, by the OCC and, as a member of the Federal Reserve System, by the Federal Reserve Board. Because the Bank's deposits are insured up to the applicable limit (currently $100,000) by FDIC, the Bank is also subject to FDIC regulation. Wisconsin usury laws impose certain interest rate and fee restrictions on the Bank. See "Supervision and Regulation."

SELECTED FINANCIAL DATA

     The table presented below reflects certain consolidated financial information of the Bank on a historical basis as of and for the dates indicated (dollars in thousands, except per share data). The historical consolidated financial data as of and for the three months ended March 31, 1997 and 1996 are derived from the unaudited historical financial statements of the Bank and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. The results of operations for the three months ended March 31, 1997 and 1996 may not be indicative of results of operations to be obtained for the entire fiscal year. The selected consolidated financial and other data should be read in conjunction with the Bank's consolidated financial statements and related notes included herein. See "The First National Bank of River Falls -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and Index to Financial Statements.

                     THE FIRST NATIONAL BANK OF RIVER FALLS
                             SELECTED FINANCIAL DATA



                                                              As of and for the Three           As of and for the Years
                                                               Months Ended March 31,               Ended December 31,
                                                              ----------------------            ------------------------
                                                                 1997           1996               1996            1995
                                                              --------       --------           ---------      ---------
Operating data:
  Interest income. . . . . . . . . . . . . . . . . . .        $  2,867       $  2,828           $  11,438      $  10,855
  Interest expense . . . . . . . . . . . . . . . . . .           1,411          1,379               5,539          5,109
                                                              --------       --------           ---------      ---------
    NET INTEREST INCOME. . . . . . . . . . . . . . . .           1,456          1,449               5,899          5,746

  Provision for loan losses. . . . . . . . . . . . . .              90            165                 270            775
                                                              --------       --------           ---------      ---------
    NET INTEREST INCOME AFTER
      PROVISION FOR LOAN LOSSES. . . . . . . . . . . .           1,366          1,284               5,629          4,971

  Noninterest income . . . . . . . . . . . . . . . . .             169            261                 952          1,498
  Noninterest expense. . . . . . . . . . . . . . . . .           1,300          1,026               4,288          3,968
                                                              --------       --------           ---------      ---------
    INCOME BEFORE INCOME TAXES . . . . . . . . . . . .             235            519               2,293          2,501

  Income tax expense (benefit) . . . . . . . . . . . .              (9)           105                 457            489
                                                              --------       --------           ---------      ---------
    NET INCOME . . . . . . . . . . . . . . . . . . . .        $    244       $    414           $   1,836      $   2,012
                                                              --------       --------           ---------      ---------
                                                              --------       --------           ---------      ---------

  Net income per common share. . . . . . . . . . . . .        $  24.45       $  41.41           $  183.56      $  201.23
                                                              --------       --------           ---------      ---------
                                                              --------       --------           ---------      ---------

  Weighted average common shares outstanding . . . . .          10,000         10,000              10,000         10,000
                                                              --------       --------           ---------      ---------
                                                              --------       --------           ---------      ---------

Balance sheet data:
  Total assets . . . . . . . . . . . . . . . . . . . .        $149,159       $143,697            $148,160       $140,913
  Net loans (1). . . . . . . . . . . . . . . . . . . .          95,852         86,733              94,772         87,286
  Investment securities. . . . . . . . . . . . . . . .          46,011         46,522              43,924         41,844
  Deposits . . . . . . . . . . . . . . . . . . . . . .         122,940        119,594             125,110        119,666
  Short-term borrowings. . . . . . . . . . . . . . . .           8,856          7,232               5,136          4,014
  Total stockholders' equity . . . . . . . . . . . . .          16,239         15,655              16,264         15,677

Key ratios:
  Return on average assets (2) . . . . . . . . . . . .            0.65%          1.15%               1.28%          1.49%
  Return on average equity (2) . . . . . . . . . . . .            5.97%         10.50%              11.75%         14.14%
  Average stockholders' equity to average assets . . .           10.81%         10.96%              10.87%         10.57%
  Net interest margin (2). . . . . . . . . . . . . . .            4.05%          4.24%               4.32%          4.51%
  Operating efficiency ratio . . . . . . . . . . . . .           80.00%         60.00%              62.59%         54.78%
  Nonperforming loans/total loans (3). . . . . . . . .            5.29%          2.18%               2.79%          1.15%
  Allowance for loan losses/total loans (3). . . . . .            1.62%          1.59%               1.57%          1.48%
  Allowance for loan losses/nonperforming
    loans. . . . . . . . . . . . . . . . . . . . . . .           30.70%         68.80%              56.24%        121.80%
  Common stock dividend payout ratio . . . . . . . . .              --             --               49.03%         39.76%


-------------------
(1)  Includes loans held for sale.
(2)  Annualized for the three months ended March 31, 1997 and 1996.
(3)  Excluding loans held for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BASIS OF PRESENTATION

     The following discussion and analysis provides information regarding the Bank's historical results of operations and financial condition as of and for the years ended December 31, 1996 and 1995 and as of and for the three months ended March 31, 1997 and 1996. This discussion and analysis should be read in conjunction with the Bank's Consolidated Financial Statements and the notes thereto and the other financial information included herein.

OVERVIEW

     The Bank's net income for the three months ended March 31, 1997 decreased $170,000 or 41.06% to $244,000 from $414,000 for the three months ended March 31, 1996. Net income for the year ended December 31, 1996 decreased $176,000 or 8.75% to $1,836,000 from $2,012,000 in 1995.


     Total assets at March 31, 1997 increased $5,462,000 or 3.80% to $149,159,000 from $143,697,000 at March 31, 1996. Total assets at December 31,
1996 increased $7,247,000 or 5.14% to $148,160,000 from $140,913,000 at December
31, 1995.

     The annualized return on average assets was 0.65% for the three months ended March 31, 1997, compared with 1.15% for the three months ended March 31, 1996. The return on average assets was 1.28% for the year ended December 31, 1996, compared with 1.49% for the year ended December 31, 1995.

     The annualized return on average equity was 5.97% for the three months ended March 31, 1997, compared with 10.50% for the three months ended March 31, 1996. The return on average equity was 11.75% for the year ended December 31, 1996, compared with 14.14% for the year ended December 31, 1995.

RESULTS OF OPERATIONS

     NET INTEREST INCOME. Net interest income is interest earned on loans and other earning assets less interest paid on deposits and other borrowed funds. Earning assets are categorized as federal funds sold, securities, and loans. Interest-bearing liabilities are categorized as deposits and short-term borrowings, which include federal funds purchased, securities sold under repurchase agreements, and borrowings from the U.S. Treasury.

     Net interest income for the three months ended March 31, 1997 increased $7,000 or 0.48% to $1,456,000 from $1,449,000 for the three months ended March 31, 1996. Net interest income was positively impacted by an increase of $7,167,000 or 5.25% in average interest-earning assets to $143,802,000 for the three months ended March 31, 1997 from $136,635,000 for the three months ended March 31, 1996, offset by a decrease of 0.31% in average yields on average interest-earning assets to 7.97% for the three months ended March 31, 1997 from 8.28% for the three months ended March 31, 1996. Average interest-earning assets were impacted by a 10.81% increase in average loans due to continued loan demand and a 4.86% increase in average taxable investment securities resulting from increased deposit growth in excess of loan demand. The positive impact to net interest income was partially offset by the increase of $4,974,000 or 4.30% in average interest-bearing liabilities to $120,536,000 for the three months ended March 31, 1997 from $115,562,000 for the three months ended March 31, 1996. The increase in average interest-bearing deposits was partially offset by a decrease in the rate paid on average interest-bearing liabilities of 0.09% to 4.68% for the three months ended March 31, 1997 from 4.77% for the three months ended March 31, 1996. Average interest-bearing liabilities increased due primarily to an increase of $3,838,000 or 5.16% in certificate deposits resulting from some certificate deposit specials, matching others' rates, and increased marketing efforts. The net interest spread declined 0.22% to 3.29% for the three months ended March 31, 1997 from 3.51% for the three months ended March 31, 1996, while net interest margin declined to 4.05% from 4.24%.

     Net interest income for 1996 increased $153,000 or 2.66% to $5,899,000 from $5,746,000 for 1995. Net interest income was positively impacted by an increase of $9,230,000 or 7.25% in average interest-earning assets to $136,561,000 for the year ended December 31, 1996 from $127,331,000 for the year ended
December 31, 1995, partially offset by a decrease of 0.15% in average yields on average interest-earning assets to 8.38% for 1996 compared to 8.53% for 1995. This decrease was due to a general decreasing rate environment during 1996. Average interest-earning assets were impacted by a 10.88% increase in average loans and a 1.71% increase in average taxable investment securities. The positive impact to net interest income was partially offset by an increase of $5,603,000 or 5.16% in average interest-bearing liabilities to $114,115,000 for the year ended December 31, 1996 from $108,512,000 for the year ended December 31, 1995. Average interest-bearing liabilities increased primarily due to an increase of $7,557,000 or 11.10% in certificate of deposit accounts resulting from certificate of deposit promotions and other marketing efforts. This increase partially resulted in a decrease of $3,007,000 in the savings and money market accounts between the periods.

     The following table presents the changes in net interest income by volume and rate and the total thereof for the periods indicated (in thousands).
Changes in net interest income due to both volume and rate have been included in changes due to rate.



                                            Three Months Ended March 31, 1997 vs. 1996         Year Ended December 31, 1996 vs. 1995
                                            ------------------------------------------         -------------------------------------
                                               Increase (Decrease) Due to Change In             Increase (Decrease) Due to Change In
                                            ------------------------------------------         -------------------------------------

                                                  Volume       Rate        Total                     Volume       Rate        Total
                                                  ------       ----        -----                     ------       ----        -----
Interest-earning assets:
  Federal funds sold . . . . . . . . . . . .     $  (48)      $  (2)      $  (50)                   $  43        $  (5)      $  38
  Taxable investment securities. . . . . . .         31         (13)          18                       44          (73)        (29)
  Nontaxable investment
    securities . . . . . . . . . . . . . . .         (3)         --           (3)                     (77)         (36)       (113)
  Loans. . . . . . . . . . . . . . . . . . .        211        (137)          74                      820         (133)        687
                                                 ------       ------       ------                   ------       ------      -----
    TOTAL INTEREST-EARNING
      ASSETS . . . . . . . . . . . . . . . .        191        (152)          39                      830         (247)        583
                                                 ------       ------       ------                   ------       ------      -----

Interest-bearing liabilities:
  Deposits-interest bearing:
  Interest-bearing demand
    deposits . . . . . . . . . . . . . . . .          6          (2)           4                       14          (17)         (3)
  Savings. . . . . . . . . . . . . . . . . .          1          --            1                      (18)           3         (15)
  Money market . . . . . . . . . . . . . . .        (15)         (1)         (16)                     (78)         (21)        (99)
  Time . . . . . . . . . . . . . . . . . . .         55         (30)          25                      425           95         520
    Total interest-bearing
      deposits . . . . . . . . . . . . . . .         47         (33)          14                      343           60         403

  Federal funds purchased and
    securities sold under
    repurchase agreements. . . . . . . . . .         25          (6)          19                       25            3          28
  Treasury tax and loan deposits . . . . . .         --          (1)          (1)                      --           (1)         (1)
                                                 ------       ------       ------                   ------       ------      ------
    TOTAL INTEREST-BEARING
      LIABILITIES. . . . . . . . . . . . . .         72         (40)          32                      368           62         430
                                                 ------       ------       ------                   ------       ------      ------
    CHANGE IN NET INTEREST
       INCOME. . . . . . . . . . . . . . . .     $  119     $  (112)     $     7                   $  462       $ (309)     $  153
                                                 ------     --------     -------                   ------       ------      ------
                                                 ------     --------     -------                   ------       ------      ------

     The following table presents, for the periods and as of the dates indicated, information regarding the Bank's average balance sheet. Ratio, yield, and rate information are based on average daily balances during the three months ended months ended March 31, 1997 and 1996 and the years ended
December 31, 1996 and 1995. Nonaccrual loans are included in the average balances for loans, net, for the periods indicated (in thousands, except yields).



                                             Three Months Ended March 31,                      Years Ended December 31,
                                -------------------------------------------------- -------------------------------------------------
                                           1997                      1996                     1996                     1995
                                ------------------------  ------------------------ ------------------------ ------------------------
                                Average          Average  Average          Average Average          Average Average          Average
                                                  Yield/                    Yield/                   Yield/                   Yield/
                                Balance  Interest  Rate   Balance  Interest  Rate  Balance  Interest  Rate  Balance  Interest  Rate
                                -------  -------- ------  -------  -------- ------ -------  -------- ------ -------  -------- ------
Assets:
 Interest-earning
  assets:
 Federal funds sold. . . .   $  3,618   $  45    4.98%   $  7,251  $   95   5.24% $  2,234 $   118   5.28%  $   1,457 $   80 5.49%
 Taxable investment
  securities (1) . . . . .     37,372     653    6.99%     35,640     635   7.13%   35,153    2,528  7.19%     34,561  2,557 7.40%
 Nontaxable investment
  securities . . . . . . .      8,316     142    6.83%      8,469     145   6.85%    8,317      574  6.90%      9,374    687 7.33%
 Loans (1) (2) . . . . . .     94,496   2,027    8.58%     85,275   1,953   9.16%   90,857    8,218  9.04%     81,939  7,531 9.19%
                              -------   ------  -----     -------  ------   ----   -------    -----  ----      ------  ----- ----
  TOTAL INTEREST-
    EARNING ASSETS . . . .    143,802   2,867   7.97%     136,635   2,828   8.28%  136,561   11,438  8.38%    127,331  10,855 8.53%

  Noninterest-earning
   assets. . . . . . . . .      7,324                      7,294                    7,268                     7,217
                             --------                   --------                 --------                  --------
    TOTAL ASSETS . . . . .   $151,126                   $143,903                 $143,778                  $134,625
                             --------                   --------                 --------                  --------
                             --------                   --------                 --------                  --------
Liabilities and
  stockholders' equity:
  Interest-bearing liabilities:
    Deposits-interest bearing:
    Interest-bearing demand
      deposits . . . . . .     $14,078    $72  2.05%  $12,954      68  2.10%  $12,476  $263  2.11%  $11,865   $266  2.24%
    Savings. . . . . . . .      12,484     90  2.88%   12,286      89  2.90%   12,308   364  2.96%   12,908    379  2.94%
    Money market . . . . .       8,600     63  2.93%   10,620      79  2.98%    8,375   248  2.96%   10,782    347  3.22%
    Time . . . . . . . . .      78,201  1,094  5.60%   74,363   1,069  5.75%   75,644  4,354 5.76%   68,087  3,834  5.63%
                               -------  -----  ----   -------   -----  ----   -------  ----- ----   -------  -----  -----
     TOTAL INTEREST-BEARING
       DEPOSITS. . . . . .     113,363  1,319  4.65%  110,223   1,305  4.74%  108,803  5,229  4.81% 103,642  4,826  4.66%

    Federal funds purchased
     and securities sold
     under repurchase agreements 6,844      895.20%        5,019      705.58%       4,641      2775.97%       4,216     2495.91%
    Treasury tax and loan
     deposits. . . . . . .         329       33.65%          320       45.00%         617       334.92%         654      345.20%
                               -------    --------        -------   --------       -------   --------        -------  --------

      TOTAL INTEREST-BEARING
        LIABILITIES. . . .     120,536  1,411  4.68%   115,562   1,379  4.77%   114,115  5,539  4.85%   108,512 5,109  4.71%

Non-interest bearing
  liabilities. . . . . . .      14,247                    12,574                   14,038                    11,883
      TOTAL LIABILITIES. .     134,783                   128,136                  128,153                   120,395

Stockholders' equity . . .      16,343                    15,767                   15,625                    14,230
                             --------                  --------                 --------                  --------
       TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY   $151,126                  $143,903                 $143,778                  $134,625
                             --------                  --------                 --------                  --------
                             --------                  --------                 --------                  --------

Net interest income. . . .               $1,456                    $1,449                    $5,899                   $5,746
                                         ------                    ------                    ------                   ------
                                         ------                    ------                    ------                   ------
Net interest spread. . . .                     3.29%                     3.51%                    3.53%                    3.82%
Net interest margin. . . .                     4.05%                     4.24%                    4.32%                    4.51%

---------------------------------
(1)  Yields are calculated using stated rates, not tax-equivalent rates.
(2)  Includes loan fees of $35,581, $104,209, $301,260 and $246,822 for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996 and 1995, respectively.

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $90,000 for the three months ended March 31, 1997, a decrease of $75,000 over the provision for loan losses of $165,000 for the three months ended March 31, 1996. The provision for loan losses was $270,000 for the year ended December 31, 1996, a decrease of $505,000 or 65.16% from the amount for the year ended December 31, 1995. Annual fluctuations in the provision for loan losses result from management's regular assessment of the adequacy of the allowance for loan losses. See "-- Allowance for Loan Losses" below. The amount of loan loss provision to be taken in future periods will depend on management's assessment of the adequacy of the allowance for loan losses in relation to the entire loan portfolio.

     NONINTEREST INCOME. The following table presents the components of noninterest income for the periods indicated (in thousands):


                                                    Three Months Ended March 31,       Years Ended December 31,
                                                    ----------------------------       ------------------------
                                                        1997           1996                1996           1995
                                                        ----           ----                ----           ----
Service charges and other fees . . . . . . .            $117           $120                $461           $450
Net investment securities gains. . . . . . .              --             39                  47             23
Gain (loss) on loans held for sale . . . . .             (84)           (45)                (31)           646
Other. . . . . . . . . . . . . . . . . . . .             136            147                 475            379
                                                        ----           ----                ----         ------
     TOTAL . . . . . . . . . . . . . . . . .            $169           $261                $952         $1,498
                                                        ----           ----                ----         ------
                                                        ----           ----                ----         ------

     Noninterest income consists mainly of service charges on deposit accounts, other service fees, and gains or losses on the sale of investment securities and loans held for sale. Noninterest income was $169,000 for the three months ended March 31, 1997, a decrease of $92,000 or 35.25% over noninterest income of $261,000 for the three months ended March 31, 1996. Approximately $79,000 of this decrease was primarily due to higher mark to market expense on loans held for sale and the absence of investment security gains in the three months ended March 31, 1997. Noninterest income was $952,000 for the year ended December 31, 1996, a decrease of $546,000 or 36.45% over the year ended December 31, 1995. This decrease was primarily due to a large unrealized gain of $646,000 on loans held for sale in 1995.

     NONINTEREST EXPENSE. The following table presents the components of noninterest expense for the periods indicated (in thousands):




                                                    Three Months Ended March 31,       Years Ended December 31,
                                                    ----------------------------       ------------------------
                                                       1997           1996                1996           1995
                                                       ----           ----                ----           ----
Salaries and employee benefits . . . . . . .          $  688         $  648            $  2,814       $  2,443
Occupancy. . . . . . . . . . . . . . . . . .              70             60                 227            227
Depreciation . . . . . . . . . . . . . . . .              60             69                 245            255
Impairment write-off on branch
  building . . . . . . . . . . . . . . . . .             213             --                  --             --
FDIC assessment. . . . . . . . . . . . . . .               4             --                   1            128
Professional fees. . . . . . . . . . . . . .               7             13                  36             33
Other real estate expenses . . . . . . . . .               4             14                  18             54
Other. . . . . . . . . . . . . . . . . . . .             254            222                 947            828
                                                      ------         ------             -------        -------
    TOTAL. . . . . . . . . . . . . . . . . .          $1,300         $1,026              $4,288         $3,968
                                                      ------         ------             -------        -------
                                                      ------         ------             -------        -------


     Noninterest expense was $1,300,000 for the three months ended March 31, 1997, an increase of $274,000 or 26.71% over noninterest expense of $1,026,000 for the three months ended March 31, 1996. Noninterest expense was $4,288,000 for the year ended December 31, 1996, an increase of $320,000 or 8.06% over noninterest expense of $3,968,000 for the year ended December 31, 1995.

     Salaries and employee benefits expense was $688,000 for the three months ended March 31, 1997, an increase of $40,000 or 6.17% over salaries and employee benefits expense of $648,000 for the three months ended March 31, 1996. This increase was due primarily to more employees and increased cost of health insurance.

     Salaries and employee benefits expense was $2,814,000 for the year ended December 31, 1996, an increase of $371,000 or 15.19% over salaries and employee benefits expense of $2,443,000 for the year ended December 31, 1995. This increase was due to more employees, raises in the 5% to 7% range, and increased benefit costs.

     Occupancy expense was $70,000 for the three months ended March 31, 1997, an increase of $10,000 or 16.67% from occupancy expense of $60,000 for the three months ended March 31, 1996. This increase was due primarily to an increase in computer-related costs. Occupancy expense was $227,000 for each of the years ended December 31, 1996 and 1995.

     Depreciation expense was $60,000 for the three months ended March 31, 1997, a decrease of $9,000 or 13.04% from depreciation expense of $69,000 for the three months ended March 31, 1996. This decrease was due to certain assets becoming fully depreciated during 1996.

     Depreciation expense was $245,000 for the year ended December 31, 1996, a decrease of $10,000 or 3.92% over depreciation expense of $255,000 for the year ended December 31, 1995. This decrease was due to certain assets becoming fully depreciated during 1996.

     During the three months ended March 31, 1997, the Bank recognized an impairment write-off in the amount of $213,000 related to a branch location's building.

     FDIC assessment expense was $4,000 for the three months ended March 31, 1997, an increase of $4,000 from FDIC assessment expense of $-0- for the three months ended March 31, 1996. This increase was due to the Bank's having to start paying on FICO bonds through an increase in the FDIC assessment rate resulting from the merger of the Bank Insurance Fund and the Savings Association Insurance Fund. FDIC assessment expense was $1,000 for the year ended December 31, 1996, a decrease of $127,000 or 99.22% from FDIC assessment expense of $128,000 for the year ended December 31, 1995. This decrease was due to the FDIC lowering the assessment rate.

     INCOME TAX EXPENSE. Income tax expense (benefit) was $(9,000) for the three months ended March 31, 1997, a decrease of $114,000 or 108.57% from income tax expense of $105,000 for the three months ended March 31, 1996. The effective tax benefit rate was 3.83% for the three months ended March 31, 1997 and was due to nontaxable municipal bond interest and non-taxable loan interest in an amount greater than book taxable income. This condition resulted from a one-time impairment write-down in the amount of $213,000 taken in the quarter ended March 31, 1997. Income tax expense was $457,000 for the year ended December 31, 1996, a decrease of $32,000 or 6.54% over income tax expense of $489,000 for the year ended December 31, 1995. The effective tax rate increased from 19.55% for the year ended December 31, 1995 to 19.93% for the year ended December 31, 1996.

FINANCIAL CONDITION

     LOANS. The Bank's lending activities are presently guided by the general loan policies established by the Bank's Board of Directors. Total loans, excluding loans held for sale, were $93,392,000 at March 31, 1997, an increase of $1,384,000 or 1.50% over the December 31, 1996 amount.

     The following table presents a summary of the Bank's loan portfolio, excluding loans held for sale, as of March 31, 1997, and December 31, 1996 (dollars in thousands):


                                                         March 31, 1997                December 31, 1996
                                                     Amount           Percent        Amount           Percent
                                                     ------           -------        ------            -------
Real estate. . . . . . . . . . . . . . . . .         $34,267             36.7        $32,889             35.7
Commercial and agricultural. . . . . . . . .          20,960             22.4         23,238             25.3
Residential real estate. . . . . . . . . . .          28,833             30.9         26,796             29.1
Consumer . . . . . . . . . . . . . . . . . .           9,332             10.0          9,085              9.9
                                                     -------           ------        -------           ------
  TOTAL LOANS AND LEASES . . . . . . . . . .         $93,392            100.0        $92,008            100.0
                                                     -------           ------        -------           ------
                                                     -------           ------        -------           ------


     REAL ESTATE LOANS. The loan mix in the Bank's portfolio indicates the trend toward real estate loans. This trend has resulted from a separate real estate department and focusing growth efforts in this area. As of March 31, 1997, real estate loans represented the largest class of loans, at 36.7% of total loans.

     COMMERCIAL AND AGRICULTURAL LOANS. Commercial and agricultural loans principally include loans to manufacturing, wholesale, retail, municipal, and agricultural businesses. Commercial loans are made on the financial strength and repayment ability of the borrower as well as the collateral securing the loans.


     RESIDENTIAL REAL ESTATE LOANS. Residential real estate loans principally include residential real estate first and second mortgages and home equity lines of credit. As of March 31, 1997, residential real estate loans were $28,833,000 or 30.87% of total loans, up from $26,796,000 or 29.12% of total loans at December 31, 1996.

     CONSUMER. Consumer loans include automobile and home improvement loans, personal lines of credit, student loans and overdrafts. As of March 31, 1997, consumer loans were $9,332,000 or 9.99% of total loans, up from $9,085,000 or 9.87% of total loans at December 31, 1996.

     MATURITY DISTRIBUTION AND INTEREST RATE SENSITIVITY OF LOANS. The following tables present a distribution of the maturity of loans and, for those loans due after one year, the sensitivity of loans to interest rate changes as of March 31, 1997 (in thousands). The amounts exclude residential real estate loans and consumer loans.



                                                                As of March 31, 1997, Maturing In
                                               -----------------------------------------------------------
                                                One Year          One to            Over
                                                 or Less        Five Years        Five Years        Total
                                               ---------        ----------        ----------       -------
Real estate. . . . . . . . . . . . . . . . .     $3,063           $17,441           $13,763        $34,267
Commercial and agricultural. . . . . . . . .      8,052             5,277             7,631         20,960


                                                           Interest Sensitivity
                                                        ------------------------------
                                                         Fixed Rate      Variable Rate
                                                        -----------      -------------
Real estate. . . . . . . . . . . . . . . . .              $29,052            $2,152
Commercial and agricultural. . . . . . . . .                9,246             3,662



     NONPERFORMING ASSETS. The Bank reports all loans which are 90 days or more past due as nonaccrual loans, excluding those loans which in management's opinion are well collateralized or exhibit other characteristics which make them fully collectible. The Bank does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal payments are no longer in doubt. When a loan is placed on nonaccrual status, any previously accrued and uncollected interest is reversed. The Bank adopted Financial Accounting Standards Board ("FASB") Statement No. 114, "Accounting by Creditors for Impairment of a Loan," on January 1, 1995. The Bank defines a loan as impaired when it is probable that the Bank will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. The effect of adopting Statement No. 114 was not significant to the Bank.

     The following table presents the nonperforming assets as of March 31, 1997, and December 31, 1996 (dollars in thousands):


                                                                                March 31, 1997    December 31, 1996
                                                                                --------------    -----------------
Nonaccrual loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $2,016              $1,835
Accrual loans which are past due 90 days or more as to principal
  or interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,032                  47
Troubled debt restructurings . . . . . . . . . . . . . . . . . . . . . . .             891                 684
                                                                                    ------              ------
   TOTAL NONPERFORMING LOANS . . . . . . . . . . . . . . . . . . . . . . .           4,939               2,566

Other real estate owned. . . . . . . . . . . . . . . . . . . . . . . . . .              --                  --
                                                                                    ------              ------
   TOTAL NONPERFORMING ASSETS  . . . . . . . . . . . . . . . . . . . . . .          $4,939              $2,566
                                                                                    ------              ------
                                                                                    ------              ------

Total nonperforming loans/total loans. . . . . . . . . . . . . . . . . . .            5.29%               2.79%
Total nonperforming assets/total assets. . . . . . . . . . . . . . . . . .            3.31%               1.73%


     NONPERFORMING LOANS. Nonperforming loans as a percentage of total loans outstanding increased as of March 31, 1997, to 5.29% compared with 2.79% as of December 31, 1996. This increase was primarily due to an increase in loans past due 90 days of $1,985,000 as of March 31, 1997. This increase was largely the result of one large agricultural loan that is now being restructured. Interest is still accruing.

     ALLOWANCE FOR LOAN LOSSES. The current level of the allowance for loan losses is a result of management's assessment of the risks within the portfolio based on the information revealed in the credit review processes. The Bank utilizes a risk-rating system on all loans and a quarterly review and reporting process which results in the calculation of the guideline reserves based on the risk within the portfolio. This assessment of risk takes into account the composition of the loan portfolio, previous loan loss experience, current economic conditions, and other factors that in management's opinion deserve special recognition.

     The following table presents a summary of the Bank's allowance for loan losses for the periods shown (dollars in thousands):

                                                   Three Months Ended March 31,    Years Ended December 31,
                                                   ----------------------------    ------------------------
                                                       1997           1996           1996           1995
                                                       ----           ----           ----           ----
Balance, beginning of period . . . . . . . .          $1,443         $1,296         $1,296        $ 1,751

Charge-offs:
    Commercial and agricultural. . . . . . .              --             (2)            (5)           (19)
    Real estate. . . . . . . . . . . . . . .             (18)           (75)          (133)        (1,224)
    Consumer . . . . . . . . . . . . . . . .              (2)            (6)           (12)            (5)
                                                      ------        -------        -------        -------
        TOTAL CHARGE-OFFS. . . . . . . . . .             (20)           (83)          (150)        (1,248)
                                                      ------        -------        -------        -------

Recoveries:
    Commercial and agricultural. . . . . . .               2              2              8              8
    Real estate. . . . . . . . . . . . . . .              --              1             15              6
    Consumer . . . . . . . . . . . . . . . .               1              3              4              4
                                                      ------        -------        -------        -------
        TOTAL RECOVERIES . . . . . . . . . .               3              6             27             18
                                                      ------        -------        -------        -------

        NET CHARGE-OFFS. . . . . . . . . . .             (17)           (77)          (123)        (1,230)
                                                      ------        -------        -------        -------

Provision for loan losses. . . . . . . . . .              90            165            270            775
                                                      ------        -------        -------        -------
        BALANCE, END OF PERIOD . . . . . . .          $1,516         $1,384         $1,443         $1,296
                                                      ------        -------        -------        -------
                                                      ------        -------        -------        -------

Net charge-offs /average
 loans outstanding(1)(2) . . . . . . . . . .            0.07%          0.36%          0.14%          1.50%
Allowance for loan losses/total
 loans(1). . . . . . . . . . . . . . . . . .            1.62%          1.59%          1.57%          1.48%
Nonperforming loans/total loans(1) . . . . .            5.29%          2.18%          2.79%          1.15%
Allowance for loan losses/
 nonperforming loans . . . . . . . . . . . .           30.70%         68.80%         56.24%        121.80%

--------------------
(1)  Total loans excludes loans held for sale.
(2)  Annualized for the three months ended March 31, 1997 and 1996.

     ALLOCATED ALLOWANCE FOR LOAN LOSSES. While the allowance for loan losses is available to absorb credit losses in the entire portfolio, the table below presents an estimate of the allowance for loan losses allocated by loan type (dollars in thousands). The unallocated portion of the allowance for loan losses represents the allowance available for the entire portfolio as well as reserves identified for qualitative factors, unfunded commitments, and letters of credit. The residential real estate loans approximate 34% of the loan portfolio and show the largest net charge-off totals. This, however, is due to Title I securities being classified in this category and the losses being realized on these loans secured by second real estate mortgages. A significant portion of the allowance for loan losses is allocated to the commercial and agriculture loan portfolios due to their higher degree of risk as well as their historical loan loss experience.

                                                         March 31, 1997                         December 31, 1996
                                                --------------------------------         -------------------------------
                                                                Percent of Loans                        Percent of Loans
                                                Amount           to Total Loans          Amount          to Total Loans
                                                ------           --------------          ------          --------------
Real estate. . . . . . . . . . . . . . .         $  490                36.7              $  513                29.1
Commercial and agricultural  . . . . . .            600                22.4                 395                25.2
Residential real estate  . . . . . . . .            238                30.9                 219                35.7
Consumer . . . . . . . . . . . . . . . .             17                10.0                  18                10.0
Unallocated  . . . . . . . . . . . . . .            171                 N/A                 298                 N/A
                                                 ------               -----              ------               -----
    TOTAL  . . . . . . . . . . . . . . .         $1,516               100.0              $1,443               100.0
                                                 ------               -----              ------               -----
                                                 ------               -----              ------               -----

     INVESTMENT SECURITIES. The Bank's investment portfolio is managed to meet its liquidity needs while maximizing investment income. Additionally, management augments the quality of the loan portfolio by maintaining an investment portfolio oriented toward mortgage-backed securities. The portfolio also provides the opportunity to structure maturities and repricing time tables in a flexible manner and to meet applicable requirements for pledging securities sold under repurchase agreements. The portfolio is comprised of U.S. Treasury securities, U.S. government agency instruments, mortgage-backed securities, obligations of states and political subdivisions, and a modest amount of equity securities in the form of Federal Reserve Stock. Federal funds sold are additional investments which are not classified as investment securities. All investment securities are classified as available-for-sale and recorded at fair value. Unrealized gains or losses, net of the deferred tax effect, are reported as increases or decreases in stockholders' equity.

     The following table presents a summary of the Bank's investment portfolio as of March 31, 1997 and December 31, 1996 (dollars in thousands):

                                                      March 31, 1997                          December 31, 1996
                                               -----------------------------            ----------------------------
                                                Amount               Percent             Amount              Percent
                                                ------               -------             ------              -------
U.S. Treasury securities
  and obligations of U.S. government
  agencies . . . . . . . . . . . . . . . . .    $ 8,176                17.8             $ 8,285                18.9
Obligations of states and political
  subdivisions . . . . . . . . . . . . . . .      8,238                17.9               8,134                18.5
Mortgage-backed securities . . . . . . . . .     27,760                60.3              25,640                58.4
Other securities . . . . . . . . . . . . . .      1,837                 4.0               1,865                 4.2
                                                -------               -----             -------               -----
    TOTAL INVESTMENT SECURITIES  . . . . . .    $46,011               100.0             $43,924               100.0
                                                -------               -----             -------               -----
                                                -------               -----             -------               -----

     Securities were $46,011,000 at March 31, 1997, an increase of $2,087,000 or 4.75% over the December 31, 1996 amount.

     MATURITY OF DEBT INVESTMENT SECURITIES. As of March 31, 1997, debt investment securities had the following maturity and yield characteristics (dollars in thousands):

                                                                As of March 31, 1997, Maturing in
-------------------------------------------------------------------------------------------------------------------------------
                                                           Over One Year
                                                              Through      Over Five Years
                                       One Year or Less     Five Years    Through Ten Years   Over Ten Years         Total
                                       ----------------  ---------------- -----------------  ----------------  ----------------
                                               Weighted          Weighted          Weighted          Weighted          Weighted
                                       Amount    Yield   Amount    Yield   Amount    Yield   Amount    Yield   Amount    Yield
                                       ------  --------  ------  -------- -------- --------  ------  --------  ------  --------
 U.S. Treasury
 securities and
 obligations of U.S.
 government
 agencies. . . . . . . . . . .         $2,000    7.87%   $   --     --%    $6,239    6.20%    $160    8.14%   $ 8,399    6.63%

 Obligations of
 states and
 political
 subdivisions(1) . . . . . . .            440   15.03%      974  14.22%     1,390   10.36%   5,108   10.11%     7,912   10.91%

 Other securities. . . . . . .             --      --       400   7.75%     1,344    7.49%      --      --      1,744    7.62%

 Mortgage-backed
 securities(2) . . . . . . . .             --      --        --     --         --      --       --      --     27,221    8.30%

 Equity
 securities(2) . . . . . . . .             --      --        --     --         --      --       --      --         60    6.00%
                                       ------   -----    ------  -----     ------   -----   ------   -----    -------   -----
      TOTAL
      INVESTMENT
      SECURITIES . . . . . . .         $2,440    9.16%   $1,374  11.11%    $8,973    7.01%  $5,268   10.05%   $45,336    8.25%
                                       ------   -----    ------  -----     ------   -----   ------   -----    -------   -----
                                       ------   -----    ------  -----     ------   -----   ------   -----    -------   -----

(1) Yields are presented on a tax-equivalent basis to reflect the tax-exempt nature of these securities. The incremental tax rate applied is 34%.

(2) Anticipated maturities on mortgage-backed securities are not readily determinable since they may be prepaid without penalty and equity securities do not have stated maturity dates.

     DEPOSITS. The Bank emphasizes developing relationships with individuals and business customers in order to increase its core deposit base. The Bank has numerous deposit products, including checking accounts, money market accounts, savings accounts, and certificates of deposit, designed to meet the individual needs of its customers.

     The following table sets forth the distribution of the Bank's deposits by type as of March 31, 1997, and December 31, 1996 (dollars in thousands):

                                                          March 31, 1997               December 31, 1996
                                                    --------------------------    --------------------------
                                                     Amount            Percent      Amount           Percent
                                                     ------            -------      ------           -------
Noninterest-bearing demand . . . . . . . . .        $ 13,018           10.6       $ 14,943           11.9
Interest-bearing demand. . . . . . . . . . .          11,716            9.5         12,272            9.8
Money market accounts. . . . . . . . . . . .           7,313            6.0          8,703            7.0
Savings deposits . . . . . . . . . . . . . .          12,337           10.0         12,912           10.3
Time certificates of deposit:
   Less than $100,000. . . . . . . . . . . .          69,162           56.3         67,412           53.9
   $100,000 or more. . . . . . . . . . . . .           9,394            7.6          8,868            7.1
                                                    --------          -----       --------          -----
        TOTAL. . . . . . . . . . . . . . . .        $122,940          100.0       $125,110          100.0
                                                    --------          -----       --------          -----
                                                    --------          -----       --------          -----


     Total deposits were $122,940,000 as of March 31, 1997, a decrease of $2,170,000 or 1.73% from the December 31, 1996 amount.

     The following table presents a maturity distribution of time certificates of deposit of $100,000 or more at March 31, 1997 (in thousands):

                                                               March 31,
                                                                 1997
                                                               ---------
Time certificates of deposits of $100,000 or more:
   Three months or less  . . . . . . . . . . . . . . .          $4,575
   Over three months to six months . . . . . . . . . .             970
   Over six months to twelve months  . . . . . . . . .           2,231
   Over twelve months  . . . . . . . . . . . . . . . .           1,618
                                                                ------
   TOTAL . . . . . . . . . . . . . . . . . . . . . . .          $9,394
                                                                ------
                                                                ------

     SHORT-TERM BORROWINGS. Borrowings with original maturities of one year or less are classified as short-term. The following table presents a summary of the Bank's short-term borrowings, which were greater than 30% of stockholders' equity as of March 31, 1997 and December 31, 1996 (dollars in thousands):

                                                     March 31, 1997     December 31, 1996
                                                     --------------     -----------------
Securities sold under repurchase agreements
    outstanding at period end  . . . . . . . .           $5,641              $4,802
Weighted average rate at period end  . . . . .             5.44%               5.59%
Daily average outstanding for the period . . .           $6,138              $4,641
Weighted average rate for the period . . . . .             5.44%               5.97%
Highest outstanding at any month end . . . . .           $6,669              $7,828


     CAPITAL MANAGEMENT. Stockholders' equity as of March 31, 1997 decreased $25,000 or 0.15% to $16,239,000 from $16,264,000 as of December 31, 1996. This decrease was due to the retention of current period earnings of $244,000 offset by net unrealized losses on securities held for sale of $269,000.

     Risk-based capital guidelines established by regulatory agencies set minimum capital standards based on the risk associated with a financial institution's assets. See "Supervision and Regulation -- Regulation of Bank -- Capital Adequacy Standards." The primary component of such capital standards is Tier 1 capital, which is defined as stockholders' equity less intangible assets. Below is a comparison of the Bank's March 31, 1997 risk-based capital ratios on a historical basis with the minimum requirements for well capitalized and adequately capitalized banks, as defined by the federal regulatory agencies' Prompt Corrective Action Rules:

                                                        Minimum Requirements
                                                     --------------------------
                                       March 31,        Well        Adequately
Capital Category                         1997        Capitalized    Capitalized
----------------                         ----        -----------    -----------
Tier 1 risk-based capital  . . . .       16.0%           6.0%           4.0%
Total risk-based capital . . . . .       17.3%          10.0%           8.0%
Leverage ratio   . . . . . . . . .       10.4%           5.0%           4.0%

     The following table is a summary of the Bank's pro forma March 31, 1997 risk based capital ratios assuming the Reorganization and resulting Bank dividend had occurred on March 31, 1997:

                                                         Pro forma
          Capital Category                            March 31, 1997
          ----------------                            --------------
          Tier 1 risk-based capital. . . . . . . .         13.3%
          Total risk-based capital . . . . . . . .         14.6%
          Leverage ratio . . . . . . . . . . . . .          8.6%

ASSET/LIABILITY MANAGEMENT

     LIQUIDITY MANAGEMENT. Liquidity management represents management's effort to provide a continuing flow of funds to meet the Bank's financial commitments, customer borrowing needs, and deposit withdrawal requirements. The Bank's liquidity position is monitored by an asset/liability committee. The Bank adjusts its investments in liquid assets based upon management's assessment of
(i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-bearing deposits, and (iv) the objective of its asset/liability management program. The largest category of assets representing a ready source of liquidity for the Bank is its short-term financial instruments, which include federal funds sold and investment securities maturing within one year.
Liquidity is also provided through the regularly scheduled maturities of assets. The liquidity position of the Bank is also greatly enhanced by its significant base of core deposits. The Bank also maintains available lines of federal funds borrowing from nonaffiliated financial institutions. Excess liquidity is generally invested in interest-bearing overnight deposits and other short-term government and agency obligations. The Bank anticipates it will have sufficient funds available to meet its current loan commitments. At March 31, 1997, the Bank had outstanding commitments to extend credit amounting to $10,813,000.

     INTEREST RATE SENSITIVITY. Effective asset/liability management also includes minimizing the impact of future interest rate changes on net interest income. Management of interest rate sensitivity is accomplished through the composition of loans and investments, and by adjusting the maturities on interest-earning assets and interest-bearing liabilities. Interest rate sensitivity indicates a financial institution's potential earnings exposure to fluctuating interest rates. Rate sensitivity and liquidity are related since both are affected by maturing assets and liabilities. However, interest rate sensitivity also takes into consideration those assets and liabilities with interest rates that are subject to change prior to maturity. While no single measure can completely identify the impact of changes in interest rates on net interest income, one traditional gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Bank's rate-sensitive assets and rate-sensitive liabilities. These differences, or "gaps," provide an indication of the extent that net interest income may be affected by future changes in interest rates.

     A positive gap exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given time period. This mismatch may enhance earnings in a rising-rate environment and may inhibit earnings when interest rates decline. Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, a negative gap results, indicating that a greater volume of liabilities than assets will reprice during the period. In this case, a rising-rate environment may inhibit earnings and declining rates may enhance earnings.

     The following table presents the Bank's interest rate gap analysis as of March 31, 1997 (dollars in thousands). The table also presents the gap between interest rate-sensitive assets and liabilities as a percentage of total assets as of March 31, 1997. In calculating the gap values, amortization flows are based on contractual characteristics of the loans and investment securities, as well as the anticipated prepayment characteristics. Prepayment rates for mortgages and mortgage-related investments reflect expectations based on national assumptions, and prepayments on consumer loans reflect the Bank's historical experience. Nonmaturity deposit balances are positioned in the one year or less category, based on expected repricing behavior given historical experience and management's expectations.

                                                                 Repricing in or Maturing In
                                                    -----------------------------------------------------
                                                    One Year        One to        Over Five
                                                     or Less      Five Years        Years          Total
                                                    --------      ----------      ---------      --------
Investment securities. . . . . . . . . . . .        $  5,853        $23,081       $ 17,077       $ 46,011
Loans  . . . . . . . . . . . . . . . . . . .          35,693         43,145         18,530         97,368
                                                    --------        -------       --------       --------
    TOTAL RATE-SENSITIVE ASSETS  . . . . . .        $ 41,546        $66,226       $ 35,607       $143,379
                                                    --------        -------       --------       --------
                                                    --------        -------       --------       --------

Savings, money market, and
  interest-bearing checking  . . . . . . . .        $ 16,770       $ 14,596       $     --       $ 31,366
Time deposits  . . . . . . . . . . . . . . .          50,612         27,426            518         78,556
Short-term borrowings  . . . . . . . . . . .           7,447          1,409             --          8,856
                                                    --------       --------       --------       --------
    TOTAL RATE-SENSITIVE LIABILITIES . . . .        $ 74,829       $ 43,431       $    518       $118,778
                                                    --------       --------       --------       --------
                                                    --------       --------       --------       --------

Rate sensitive gap . . . . . . . . . . . . .        $(33,283)      $ 22,795       $ 35,089       $ 24,601
Cumulative rate-sensitive gap  . . . . . . .         (33,283)       (10,488)        24,601             --
Rate-sensitive gap % to total assets . . . .           (22.3)%        15.3%          23.5%          16.5%
Cumulative rate-sensitive gap % to total
  assets . . . . . . . . . . . . . . . . . .           (22.3)%         (7.0)%        16.5%             --

     CUMULATIVE RATE-SENSITIVE GAP PERCENT TO TOTAL ASSETS. Gap analysis attempts to capture interest rate risk which is attributable to the mismatching of interest rate-sensitive assets and liabilities. However, varying interest rate environments often create unexpected changes in interest rate sensitivity, for example changing loan prepayments. These unexpected changes are not captured very well in most gap analyses and, as a result, a gap report may not provide a complete assessment of the Bank's interest rate risk. Therefore, the Bank utilizes a gap analysis that shows cumulative income change if market rates were to decrease as many as 200 basis points and increase as many as 300 basis points. The structuring of the Bank's balance sheet is targeted to ensure that earnings do not exhibit large variations. At March 31, 1997, the Bank's computer simulations under the most likely interest rate scenario provided by an independent forecaster indicate that the projected earnings are within acceptable parameters. Given the Bank's current interest rate risk profile, management's response to increase in interest rates is to promote variable-rate deposit products and loans.

     CASH FLOW. The Bank's principal sources of funds are deposits, scheduled loan repayments, prepayments of loan principal, borrowings, maturities of investment securities, mortgage-backed securities, and short-term investments and operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are more influenced by interest rates, general economic conditions, and competition. The Bank generally manages the pricing of its deposits to maintain a steady deposit balance. The primary source of cash from operating activities is net income.

     The primary investing activities of the Bank are lending and purchasing investment securities. For the three months ended March 31, 1997, investing activities used a net $4,072,000. Loan originations, net of principal repayments, and purchases of investment securities accounted primarily for this use. If general interest rates decline, the Bank would expect to experience an increase in prepayments, particularly in its fixed-rate loans. The increased funds from this source could not necessarily be reinvested at yields and terms to maintain the net interest margins the Bank has experienced during the last three fiscal years. For the year ended December 31, 1996, investing activities used a net $9,151,000. Loan originations and purchases of investment securities accounted primarily for this use.

     For the three months ended March 31, 1997, financing activities provided a net $1,101,000. Historically, the primary financing activity of the Bank has been deposits and short-term borrowings. Deposits decreased $2,170,000 for the three months ended March 31, 1997, and short-term borrowings increased $3,721,000 for the three months ended March 31, 1997. For the year ended December 31, 1996, financing activities provided a net $5,666,000. Deposits increased $5,444,000 and short-term borrowings increased $1,122,000.

     EMERGING ACCOUNTING STANDARDS. FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," establishes new standards for transfers and servicing of financial assets and extinguishments of liabilities. The new standard will require the Bank to recognize the servicing of assets it controls and liabilities incurred after a transfer of financial assets. This statement will require, among other things, that the Bank record an asset or liability for servicing rights when it sells loans and retains the servicing and then amortize the asset or liability over the period during which servicing income is expected to be received. This statement is effective for transactions occurring after December 31, 1996. In management's opinion, the application of this statement is not material to the Bank's financial statements for the period ended March 31, 1997.

     The Financial Accounting Standards Board has also issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS No. 128), which is effective for financial statements issued for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. This standard replaces the presentation of primary earnings per share with a presentation of basic earnings per share and also requires dual presentation of basic and diluted earnings per share for all entities with complex capital structures. Because early adoption of FAS No. 128 is not permitted, there is no impact on the Bank's earnings per share amounts for the interim periods presented herein. However, upon adoption in the fourth quarter of 1997, all prior interim and annual period earnings per share data presented will be restated to conform with the provisions of FAS No. 128. The Bank does not expect the impact of the adoption of FAS No. 128 to be material to previously reported earnings per share amounts.

     IMPACT OF INFLATION AND CHANGING PRICES. The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

     Substantially all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have more impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. The liquidity and the maturity structure of the Bank's assets and liabilities are important to the maintenance of acceptable performance levels. The Bank discloses the estimated fair values of its financial instruments in accordance with FASB Statement No. 107.

     SUBCHAPTER S ELECTION AND BUILT-IN GAINS TAX. Management of the Holding Company intends to file an election to convert its tax status from C corporation to S corporation under the Code effective January 1, 1998. If the Holding Company completes and files the election, existing deferred tax assets and liabilities will be eliminated on the date of such filing, except in the case of deferred income tax liabilities on any unrecognized "built-in gain" expected to be realized during the ten-year period after the effective date.

     The built-in gains tax is a corporate level tax which is computed by applying the maximum regular corporate tax rate against the gain realized upon disposing of any asset that can be attributed to appreciation before the conversion (that is, the fair value of the company's assets over their tax bases at the date of conversion). The deferred tax liability will continue to be remeasured at each balance sheet date until the end of the ten-year period. Management does not expect that any built-in gains will be realized from the sale of assets during such period. Approximately $475,000 of built-in gains related to the required recapture of the tax basis allowance for loan losses will be recognized over six years, and approximately $130,000 of built-in gains related to investments will be recognized as the securities are either called or mature.

     If the election for a change to S corporation status had been filed and effective as of January 1, 1997, it would of had the effect of reducing deferred income tax assets and retained earnings by approximately $350,000 and reducing net income by approximately $725,000.

MONETARY POLICIES AND ECONOMIC CONDITIONS

     The monetary policies of regulatory authorities, including the Federal Reserve Board, have a significant effect on the operating results of bank holding companies and their subsidiary banks, including the Holding Company and the Bank. The Federal Reserve Board regulates the national supply of bank credit. Among the means available to the Federal Reserve Board to regulate such supply are open market operations and U.S. government securities, changes in the discount rate on depository institution borrowings, and changes in reserve requirements against depository institution deposits. These means are used in varying combinations to influence the growth and distribution of bank loans, investments, and deposits, and their use may affect interest rates charged on loans or paid for deposits.

     The laws and regulations to which the Holding Company and the Bank are subject are constantly under review by Congress, regulatory agencies and state legislatures. These laws and regulations may be changed dramatically in the future, which could affect the ability of bank holding companies to engage in certain activities such as nationwide banking, securities underwriting and insurance, as well as the amount of capital that banks and bank holding companies must maintain, premiums paid for deposit insurance and other matters directly affecting earnings. It is not certain which changes will occur, if any, or the effect such changes will have on the profitability of the Holding Company and the Bank, their ability to compete effectively, or the composition of the financial services industry.

     The banking industry also is affected by general economic conditions, such as inflation, recession, unemployment and other factors. In addition, the business of the Holding Company and the Bank could be affected by the economic conditions of the industries in which the major employers in the River Falls and Prescott areas are involved, including the University of Wisconsin, River Falls.

     The foregoing references to applicable laws, statutes, regulations and legislation or brief summaries thereof which do not purport to be complete and are qualified in their entirety by reference to such statutes, regulations and legislation.

COMPETITION

     The banking business in Wisconsin is characterized by a high degree of competition. The principal methods of competition among commercial banks are price (including interest rates paid on deposits, interest rates charged on loans, and fees charged) and service (including convenience and quality of service rendered to customers). In addition to competition among commercial banks, banks face significant competition from non-banking financial institutions, including savings and loan associations, credit unions, small loan companies, and insurance companies.

     The Bank's principal competition is from the other financial institutions located in River Falls and Prescott, Wisconsin. These institutions consist of River Falls State Bank, M & I Community State Bank, First Federal Savings Bank, La Crosse -- Madison, and Westconsin Credit Union in River Falls and M & I Community State Bank in Prescott. The Bank's competition comes from these institutions and others located near River Falls and Prescott. Insurance companies, mortgage bankers, and brokerage firms provide additional competition for certain banking services. The Bank also competes for interest-bearing funds with issuers of commercial paper and other securities, including the United States Government.

EMPLOYEES

     As of March 31, 1997, the Bank's total number of employees was 76, of which 63 were considered to be full-time employees. No Bank employees are members of a collective bargaining unit. Management considers its relations with employees to be good.

PROPERTIES

     The Bank's main office is located at 104 East Locust Street, River Falls, Wisconsin 54022 and consists of approximately 20,000 square feet of space owned by the Bank. The Bank currently is conducting a feasibility study regarding its River Falls facility, which is expected to be completed in September 1997. Bank's management believes that as a result of that study, the Bank will remodel or add on to its River Falls main office. The Bank's branch office is located in Prescott, Wisconsin at 1151 North Canton Street and consists of approximately 2,000 square feet of space owned by the Bank. The Bank is constructing another facility in Prescott to serve as its branch and expects that construction will be complete and the branch will be moved in September 1997. The new building consists of a total of 8,000 square feet of space, of which 6,000 will be used by the Bank and 2,000 will be leased by the Bank to tenants. The building now being used by the Bank for its Prescott branch has been sold.

LEGAL PROCEEDINGS

     There are no pending or threatened legal proceedings known to the Bank that, in the opinion of the directors and officers of the Bank, would be materially adverse to the Bank's financial condition, business, or operations. There are no material pending or threatened legal proceedings known to the Bank in which any director, executive officer, or affiliate of the Bank (or any association of any of them) has a material interest that is adverse to the Bank.

MANAGEMENT

     The executive officers and directors of the Bank and the Holding Company are the same and are described in "First National Bancorp of River Falls, Inc. -- Management."

EXECUTIVE COMPENSATION

     The following table shows compensation earned for services rendered in all capacities to the Bank by Philip G. Betzel, the President of the Bank, who is the only executive officer of the Bank whose salary and bonus exceeded $100,000 for the year ended December 31, 1996 (the "Named Executive Officer"):

                               SUMMARY COMPENSATION TABLE

                                   Annual Compensation
                             -------------------------------
                                                                      All
                                                     Bonus           Other
Name and Principal Position   Year      Salary     Earned(1)    Compensation(2)
---------------------------   ----      ------     ---------    ---------------
Philip G. Betzel,
     President                1996     $130,702     $13,070         $32,398

--------------------
(1)  Represents bonuses earned in 1996 which were paid in 1997.

(2) Consists of (i) $1,043 of life insurance premiums paid by the Bank on behalf of the Named Executive Officer under a program available to all eligible employees; (ii) $13,120 contributed by the Bank on behalf of the Named Executive Officer under The First National Bank of River Falls 401(k) and Profit Sharing Plan available to all eligible employees; (iii) $6,535 contributed by the Bank on behalf of the Named Executive Officer under The First National Bank of River Falls Pension Plan available to all eligible employees; and (iv) $11,700 of Directors' fees. See "First National Bank of River Falls -- Director Compensation."

THE FIRST NATIONAL BANK OF RIVER FALLS 401(k) AND PROFIT SHARING PLAN

     The Bank maintains under Section 401(a) and 401(k) of the Code a profit sharing plan known as The First National Bank of River Falls 401(k) and Profit Sharing Plan ("Profit Sharing Plan"), in which executive officers participate on the same basis as all other employees, subject to certain overall and specific anti-discrimination restrictions. The Profit Sharing Plan is a defined contribution profit sharing plan designed to provide retirement benefits to the employees of the Bank. The Profit Sharing Plan is designed to be funded with both employee contributions and discretionary Bank contributions. Eligible employees may elect to reduce their pay by an amount equal to up to 5.0% of their annual "Earnings," with provision for an additional 7.5% of such "Earnings" if the Bank does not contribute to the discretionary portion of the Profit Sharing Plan, and contribute that amount to their account under the Profit Sharing Plan, subject to a maximum annual dollar limit of $9,500 for each of 1996 and 1997. All employee contributions under the Profit Sharing Plan are pre-tax contributions, and no voluntary after-tax contributions are allowed. "Earnings" consist of the first $150,000 (in 1996) of Form W-2 earnings as defined in the Profit Sharing Plan and any amounts contributed by the employee to a 401(k) plan and certain other benefit plans under the Code but do not include overtime pay, bonuses, 10% of commissions for any employees whose compensation consists only of commissions, and all commissions for employees whose compensation consists partly of commissions.

     The Bank may make matching contributions ("Matching Contributions") or profit sharing contributions ("Profit Sharing Contributions") under the Profit Sharing Plan, all of which are discretionary. The Matching Contributions are limited to a percentage, determined in the sole discretion of the Bank, of the amount of the employee's contributions to the Profit Sharing Plan. The Bank makes Matching Contributions equal to 50.0% of each participant's contribution to the Profit Sharing Plan, up to 2.5% of the participant's annual Earnings. In addition, the Bank, at the discretion of its Board of Directors, may make further contributions of up to 7.5% of the participant's annual Earnings. There are legal limits on the amount of Matching Contributions that the Bank can make for certain highly-paid participants in the Profit Sharing Plan. Each employee's share of the Bank's Profit Sharing Contribution is determined by multiplying the amount of such Profit Sharing Contribution by the ratio of that Employee's Earnings to the total Earnings of all qualified participants in the Profit Sharing Plan for the plan year.

     Matching Contributions and Profit Sharing Contributions contributed by the Bank under the Profit Sharing Plan for the Named Executive Officer during 1996 are set forth in the Summary Compensation Table under the heading "All Other Compensation." Matching Contributions and Profit Sharing Contributions for all of the Bank's employees (including executive officers) participating in the Profit Sharing Plan in 1996 were $161,000. The Trustee of the Profit Sharing Plan is Putnam Fiduciary Trust Company ("Putnam"), Boston, Massachusetts, and the Administrator is Philip G. Betzel, President of the Bank and the Holding Company.

THE FIRST NATIONAL BANK OF RIVER FALLS PENSION PLAN

     The Bank maintains The First National Bank of River Falls Pension Plan ("Pension Plan"), which is a defined contribution money purchase pension plan designed to provide retirement income and other benefits to the employees of the Bank. All eligible Bank employees are allowed to participate in the Pension Plan. The only contributions that eligible employees are allowed to make under the Pension Plan are "rollover" contributions distributed to the employee from another employer's qualified retirement plan. Employees need not satisfy the Pension Plan's age and service requirements before making a rollover contribution. Under the Pension Plan adopted on January 1, 1996, the Bank is required to make annual contributions to the Pension Plan equal to 5% of each eligible employee's "Compensation" for purposes of the Pension Plan. "Compensation" includes the first $150,000 (in 1996) of Form W-2 earnings as defined in the Pension Plan and any amounts the employee contributes to a 401(k) plan and certain other plans under the Code, but it excludes overtime, bonuses, 10% of commissions for an employee whose only remuneration is commissions, and all commissions for an employee whose compensation consists partly of commissions. When an employee leaves the employment of the Bank, the employee receives only that portion of the employer contribution amount that has become vested. Employees have a 100% vested interest in the employer contribution amounts when they reach age 55 or when they die or become disabled.

     Employer contributions contributed by the Bank under the Pension Plan for the Named Executive Officer during 1996 are set forth in the Summary Compensation Table under the heading "All Other Compensation." Employer contributions for all the Bank's employees (including executive officers) participating in the Pension Plan in 1996 were $82,000. The Trustee of the Pension Plan is Putnam, and the Administrator is Mr. Philip G. Betzel.

DIRECTOR COMPENSATION

     Each Director receives Directors' fees of $650 per month, except Donna Smith (the Chairman of the Board) and Philip G. Betzel (the Vice Chairman of the Board), who receive $1,300 and $975 per month, respectively.

     In addition, the Bank has a deferred compensation plan for its Directors ("Directors' Plan"). The Directors' Plan is a defined benefit plan designed to provide retirement benefits to the Bank's Directors in the form of deferred compensation. Under the Directors' Plan, each Director is to receive $500 per month upon retirement, except Philip G. Betzel (the Named Executive Officer and Vice Chairman of the Board), who is to receive $750 per month. The benefit vests at the rate of 20% per year beginning in the sixth year of a Director's service as such, with 100% of the benefit becoming vested at the end of the tenth year of service. The period over which payments are made ("Payment Period") is determined based on the number of years served on the Board. Directors receive deferred compensation for a period of one year for each two years served before January 1, 1991 and for a period of one year for each four years served after January 1, 1991. The Bank's contributions under the Directors' Plan are actuarially determined based upon the life expectancy, assumed retirement date and length of Payment Period for each Director. The criteria used to determine the amounts contributed or payable does not depend upon any performance formula or measure. The payment to a Director of benefits under the Directors' Plan begins when the Director retires from the Board and continues until the earlier of the end of his or her Payment Period or the Director's death. After a Director's death, the Director's estate, heirs or descendants have no right to any remaining payments that would otherwise be available to that Director under the Directors' Plan. The Bank's contributions to the Directors' Plan were $7,000 and $24,000, respectively, for the three months ended March 31, 1997 and the year ended December 31, 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of March 31, 1997, the beneficial ownership of outstanding shares of Bank Stock by the Named Executive Officer, the Bank's Directors, all executive officers and directors as a group, and those Bank shareholders who are the beneficial owners of more than 5% of the Bank Stock, are as described in the table included in the portion of this Proxy Statement/Prospectus entitled "First National Bancorp of River Falls, Inc. -- Security Ownership of Certain Beneficial Owners and Management."

DESCRIPTION OF BANK STOCK

     As of the date hereof, the Bank is authorized to issue 10,000 shares of Bank Stock, of which 10,000 shares are issued and outstanding. The Bank has approximately 80 shareholders of record. For further information about the Bank Stock, see "Comparison of Bank Stock with Holding Company Stock."

TRANSACTIONS WITH RELATED PARTIES

     The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers, and/or the owners of more than ten percent (10%) of the Bank Stock or the Holding Company Stock, as the case may be, or with associates of such persons. Such transactions have been and will continue to be on substantially the same terms, including collateral and interest rate, as those prevailing at the time for comparable transactions with unrelated persons of similar credit standing and do not and will not involve more than the normal risk of collectibility or present other unfavorable features. The dollar amount of these loans was $780,000 at March 31, 1997 and $1,298,000 at December 31, 1996. No loans to related person were restructured to provide for a deferral of payments and/or a reduction in interest rates.

     From time to time, the Bank has entered into nonbanking business transactions with entities with which some of its directors are affiliated. Those transactions have been at arm's length and have been at competitive prices.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Bank has adopted Wisconsin law with respect to the indemnification of the Bank's directors, officers, and employees. Wisconsin law governing indemnification is substantially similar to the law governing indemnification of the Holding Company's directors, officers, and employees. For a brief summary of law, see "First National Bancorp of River Falls, Inc. -- Indemnification of Directors and Officers and Certain Anti-takeover Provisions." However, with respect to claims by banking regulators against a national bank's directors, officers or employees, indemnification is prohibited in cases where (i) a civil money penalty is assessed, (ii) the individual is removed from office or is prohibited from participating in the affairs of the bank, or (iii) is ordered to cease and desist or to take any affirmative action with respect to the affairs of the bank.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Bank pursuant to the foregoing provisions, or otherwise, the Bank has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Bank has purchased insurance insuring the Bank, its directors and its officers against liabilities asserted against its directors and officers subject to certain conditions and limitations. Expenses of an officer or director in such a proceeding may be advanced based upon her or his agreement to repay such expenses if it is determined that he or she is not entitled to indemnification. If the officer or director is successful on the merits in any such proceeding, his or her expenses shall be paid; otherwise, indemnification can only be made upon a showing that he or she met the applicable standard of conduct as determined by a court, a quorum of disinterested directors, by independent legal counsel, or by the stockholders.

RECOMMENDATION OF THE BANK'S BOARD OF DIRECTORS

     The Board of Directors of the Bank recommends that all shareholders vote to approve the Reorganization. The decision of the Board of Directors of the Bank to recommend the Reorganization to its shareholders is based on their belief that the Bank's affiliation with the Holding Company is in the best interests of the Bank and its shareholders.

     Such belief is based on a number of factors, including recent and historical transactions in the Bank's capital stock, the Board of Directors' knowledge of the business, operations, properties, assets, earnings and prospects of the Bank, and the advantages provided by a holding company corporate organizational structure. The Board of Directors of the Bank did not attach a relative weight to the factors it considered in reaching its decision, but considered all factors in making the determination to recommend the Reorganization to the shareholders. See "The Reorganization -- Reasons for the Reorganization."


COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK

AUTHORIZED SHARES AND PAR VALUE

     The Bank currently is authorized to issue 10,000 shares of Bank Stock. All 10,000 shares of Bank Stock are issued and outstanding. After the Reorganization, the Bank will be authorized to issue 1,000,000 shares of common stock, $100.00 per share par value. The Holding Company is authorized to issue 20,000 shares of Holding Company Stock, none of which has been issued. Either the Bank or the Holding Company could increase the amount of authorized stock at any time by an amendment to its Articles of Association or Incorporation that has been approved by its shareholders.

     The Holding Company will issue less than the full amount of its 20,000 authorized shares in the Reorganization. The Holding Company has no specific plans at this time regarding the sale or distribution of any authorized but unissued shares of Holding Company Stock.

VOTING RIGHTS

     Each share of Bank Stock has one vote on all matters presented to the shareholders, except with respect to voting on the election of directors, in which case both the holders of the Bank Stock and Holding Company Stock have cumulative voting rights, as hereinafter described. Each act by the shareholders of the Bank requires a majority vote, except as otherwise provided by law. (For example, the approval of a merger, including the Reorganization, requires the affirmative vote of two-thirds (66-2/3%) of the outstanding shares of Bank Stock.)

     There are some differences in the voting requirements imposed on the Bank by the federal banking laws as compared to those imposed on the Holding Company by the Wisconsin general corporate laws. For example, under federal banking law, a shareholder vote of at least two-thirds of the outstanding shares of Bank Stock is required to approve a Bank merger. Under the Wisconsin Business Corporation Law, however, a vote of the majority of the outstanding shares of Holding Company Stock can approve a Holding Company merger.

     All of the directors of the Bank and the Holding Company are elected at each respective annual meeting. Currently, the shareholders of the Bank elect the Bank's Board of Directors at the Bank's annual meeting of shareholders held in January of each year. Bank shareholders exercise direct control over the Bank's affairs by electing the Bank's directors and by exercising their right to vote on other Bank matters from time to time.

     The Bank is required by law to grant cumulative voting rights to the holders of Bank Stock in the election of directors. Although cumulative voting rights are not required by law to be granted to holders of Holding Company Stock, management determined to do so to more closely equate the rights of owning Holding Company Stock to owning Bank Stock. Cumulative voting rights allows minority shareholders to have more influence in the election of directors than they would have with standard voting rights. For example, a holder of 500 shares of Bank Stock voting on the election of five directors would have 2,500 votes (500 shares multiplied by the number of directors). These votes then could be voted by the shareholder for or against any number of directors, including only one or two directors.

     If the proposed Reorganization is consummated, the shareholders who receive Holding Company Stock will elect the Holding Company Board of Directors, who will annually elect the Holding Company officers. The officers of the Holding Company will vote the shares of Bank Stock held by the Holding Company, and therefore will elect the Bank Board of Directors, acting pursuant to the instructions of the Board of Directors of the Holding Company. There is no requirement that the boards of the Bank and of the Holding Company be identical. Shareholders of the Holding Company will exercise direct control over the Holding Company by electing the Holding Company directors and by exercising other voting rights, and therefore will exercise indirect control over the Bank. The direct control of the Bank Stock will be exercised by the Holding Company Board of Directors, who are obligated to act in the best interests of the Holding Company shareholders.

DIVIDENDS

     The Bank has paid cash dividends on the Bank Stock each year since at least 1984, and it expects to continue to pay dividends in the future. Recent annual dividends (paid semi-annually) have been as follows:

                                              DIVIDEND
                       YEAR                   PER SHARE
                       ----                   ---------

                       1992                      $55
                       1993                      $65
                       1994                      $70
                       1995                      $80
                       1996                      $90

     After the Effective Time of the Reorganization, management of the Bank intends to declare a dividend to the Holding Company, as the Bank's only shareholder, in an amount sufficient to repay the Bridge Loan. The amount of the Bridge Loan will depend in large part on the number of shares of Bank Stock purchased by the Bank in the Tender Offer. The amount of the Bridge Loan is estimated to be up to $2,370,000.

     The Board of Directors of the Holding Company intends to pay cash dividends on the Holding Company Stock at least annually. Substantially all of the Holding Company's assets will consist of its investment in the Bank, and immediately after the Reorganization, the availability of funds for dividends to be paid by the Holding Company to holders of Holding Company Stock will depend primarily upon the receipt of dividends from the Bank. Dividends of the Holding Company will also depend on its future earnings, the financial condition of the Holding Company and its subsidiaries, and other factors.

     Whether the dividends paid by the Holding Company in the future will be equal to, less than, or more than the dividends paid by the Bank in the past cannot be predicted. If the Holding Company incurs indebtedness, such as Reorganization expenses or a loan to purchase Holding Company Stock, Bank dividends received by the Holding Company will be applied toward that indebtedness, at least in part, rather than be paid to Holding Company shareholders as dividends from the Holding Company.

     Under applicable national banking law, the Bank is restricted as to the maximum amount of dividends it may pay on the Bank Stock. A national bank may not pay dividends except out of undivided profits. Additionally, a national bank may not pay any dividend until an amount equal to at least 10% of net income for the preceding two consecutive half years has been transferred to surplus. Such transfers are required until the surplus fund equals 100% of the bank's common capital. A bank's ability to pay dividends may also be restricted if losses in excess of undivided profits have been charged against surplus and in certain other circumstances. Federal regulators have authority to prohibit a bank from engaging in any action deemed by them to constitute an unsafe or unsound practice, including the payment of dividends. In addition to the foregoing, Wisconsin business corporations such as the Holding Company are prohibited by Wisconsin law from paying dividends while they are insolvent or if the payment of dividends would render them unable to pay debts as they come due in the usual course of business. See "Supervision and Regulation."

MARKET FOR THE STOCK

     No established public trading market exists for the Bank Stock, and no brokerage firm regularly makes a market for the Bank Stock. The Bank Stock is infrequently traded, and the current market for it is limited. The Bank is prohibited by law from purchasing its own shares except in limited circumstances.

     Similarly, there will be no established public trading market for Holding Company Stock. Unlike the Bank, however, the Holding Company generally will be able to purchase its own shares. In some circumstances, a bank holding company may not purchase its own shares without giving prior notice to the Federal Reserve Board. If the Holding Company desires to purchase as much as 10% (in value) of its own Holding Company Stock in any 12-month period, it may be required in some instances to obtain approval for so doing from the Federal Reserve Board. If less than 10% is purchased, however, the Holding Company is restricted in acquiring its own shares only by sound business judgment, its prior commitments, and the consolidated financial condition of the Holding Company and its subsidiaries. In no event may a Wisconsin corporation purchase its own shares when the corporation is insolvent or when such a purchase would make it insolvent.

CALL OPTION

     The description of the Call Option set forth herein is qualified in its entirety by reference to the Holding Company's Articles of Incorporation, a copy of which is available upon request to the Bank.

SUMMARY OF TERMS OF CALL OPTION

     Under certain limited circumstances related to the status of the Holding Company as an S corporation under Subchapter S of the Code, the Holding Company's Articles of Incorporation provide that it will have an option (the "Call Option") to "call" or acquire shares of Holding Company Stock under certain circumstances. The Bank has no similar right to purchase shares of Bank Stock. Specifically, upon the occurrence of the following events (the "Triggering Events"), the Holding Company, at the sole discretion of a majority of its Board of Directors, will have an option to purchase the shares of Holding Company Stock held by the referenced shareholder, and the shareholder will be required to sell his or her Holding Company Stock to the Holding Company upon exercise of the Call Option:

     1. Any transfer by a shareholder of shares of Holding Company Stock (including, without limitation, voluntary transfers, transfers at death and involuntary transfers such as bankruptcy and divorce) (a) to any person or entity that is an "ineligible shareholder" as defined in Subchapter S of the Code; OR (b) so that the Holding Company ceases to be, or will cease to be, an "S corporation" as defined by the Code; OR
          (c) which results in both an increase in the number of shareholders of the Holding Company as determined by Section 1361 of the Code AND such increase of shareholders would result in there being more than 65 shareholders of the Holding Company; or

     2. Any action or inaction by a shareholder which causes the Holding Company to fail to comply with the Subchapter S laws and regulations of and under the Code; or

     3. The failure of any current or proposed shareholder of the Holding Company, upon the demand of the President of the Holding Company, to elect S corporation status as defined by Subchapter S of the Code.

     Any attempt by a shareholder to transfer any shares of Holding Company Stock as described in paragraph 1 above will be null and void.

     Upon the occurrence of any of the Triggering Events, the Holding Company will have the Call Option to purchase the shares of Holding Company Stock transferred or owned by the shareholder taking or failing to take the actions described above. The Holding Company shall have such option for a term of 120 days immediately following the date the President of the Holding Company becomes aware of the
occurrence of a Triggering Event.   The exercise price of the Call Option will
be equal to (i) 1.25 multiplied by the "Tangible Book Value" of the Bank and any other bank subsidiaries of the Holding Company as of the Determination Date plus
(ii) 100% of the value of the intangible assets reflected on the Consolidated Financial Statements of the Bank and any other bank subsidiaries of the Holding Company as of the "Determination Date" plus (iii) 100% of the value of all of the assets of the Holding Company (excluding the Holding Company's investment in the Bank and any other bank subsidiaries of the Holding Company) on the Determination Date minus (iv) the amount of the liabilities of the Holding Company on the Determination Date, all divided by the number of outstanding shares of Holding Company Stock. All values of assets and amounts of liabilities will be determined in good faith by the Holding Company. The term "Tangible Book Value" means the sum of the balances, determined as of the Determination Date, in the ledger accounts of the Bank and any other Holding Company bank subsidiaries for their capital stock, surplus, and undivided profits (including year-to-date earnings after income taxes but excluding their reserve for loan losses and intangible assets). The term "Determination Date" is the date of purchase of the shares upon exercise of the Call Option.

     The purpose of the Call Option is to protect the status of the Holding Company as an S corporation under the Code. See "First National Bancorp of River Falls, Inc. -- Subchapter S Status of Holding Company."

POTENTIAL ANTI-TAKEOVER AND OTHER EFFECTS OF CALL OPTION

     Because the terms of the Call Option are contained in the Holding Company's Articles of Incorporation, they will apply to all owners of shares of Holding Company Stock, whether now or in the future. The Holding Company's Call Option may reduce the ability of third parties to obtain control of the Holding Company. In particular, the Call Option could make acquisitions of large blocks of Holding Company Stock by other buyers more difficult. The Call Option also could discourage tender offers, proxy contests, or other attempts to gain control of the Holding Company through the acquisitions of Holding Company Stock. Shareholders who might support the takeover of the Holding Company in a given situation could amend, alter or repeal the Call Option provision only by obtaining an affirmative vote of over fifty percent (50%) of the issued and outstanding shares.

     Because of these effects, the Call Option may render removal of current management by a new owner less likely. This could be the case whether or not such removal would be beneficial to shareholders generally. Another overall effect of the provision may be to limit shareholder participation in transactions such as tender offers.

     Whether the Call Option serves as an advantage to management or to shareholders depends on the particular circumstances. In a hostile tender offer, for example, members of management and shareholders who support them may benefit from the provision, while shareholders who want to participate in the tender offer or remove management would be disadvantaged.

     The Holding Company's Articles of the Incorporation and Bylaws do not contain provisions having an anti-takeover effect other than the Call Option provision described above.

LEGEND ON HOLDING COMPANY STOCK CERTIFICATES

     Each certificate representing shares of Holding Company Stock will bear a legend in substantially the following form:

     The shares of common stock represented by this certificate (the
     "Shares") and may not be transferred until First National Bancorp of River Falls, Inc. (the "Corporation") has been furnished with evidence satisfactory to counsel for the Corporation that there has been compliance with all applicable federal and state or territorial securities laws with respect to the Shares, including, without limitation, an opinion of counsel satisfactory in form and substance to counsel for the Corporation that the offer and sale of the Shares is exempt under federal and state securities laws. Further, the Shares are subject to the option of the Corporation to purchase said Shares upon the occurrence of certain events as provided in
     Article VIII of the Corporation's Articles of Incorporation.

VALUE OF BANK STOCK

     As of March 31, 1997 and December 31, 1996, the per share book value of the Bank Stock, according to the Bank's internal financial statements, was approximately $1,624 and $1,626, respectively. To the best knowledge of the Bank, in 1997 there was one sale of Bank Stock at the price of $2,033 per share.

     At least initially, the book value of one share of Holding Company Stock will be equivalent to the book value of a share of Bank Stock. There is no assurance, however, that those values will remain equivalent, particularly if the Holding Company should acquire another bank or establish a non-banking subsidiary to conduct a banking-related business. Bank Stock will not reflect the value of any other Holding Company subsidiaries that may be established in the future.


     In addition, during the period from August 4, 1997 until the close of business on September 12, 1997, the Bank is conducting the Tender Offer in which _______ shares of Bank Stock had been tendered to the Bank through _______, 1997. The price to be paid by the Bank in the Tender Offer is $2,250 per share of Bank Stock.

PREEMPTIVE RIGHTS

     Shareholders of the Bank currently have the right to subscribe for and purchase any newly-issued shares of Bank Stock; such rights are known as preemptive rights. Specifically, upon the issuance by the Bank of shares of Bank Stock, shareholders of the Bank would have the right to purchase a number of such shares of Bank Stock equal to the total number of newly-issued shares of Bank Stock multiplied by a fraction, the numerator of which is the number of shares owned by that shareholder and the denominator of which is the total number of outstanding shares of Bank Stock. The terms under which a Bank shareholder may purchase shares upon the exercise of preemptive rights are the same terms under which the Bank is issuing shares. For example, if a shareholder owned 500 shares of Bank Stock, the Bank had 10,000 shares of Bank Stock outstanding, and the Bank was issuing an additional 2,500 shares for $2,250 per share in cash, that shareholder would have the right to purchase 125 shares of the newly-issued shares of Bank Stock (determined by multiplying 2,500 shares by 500/10,000) for $2,250 per share in cash. Upon consummation of the Reorganization, preemptive rights for Bank Stock will be eliminated because the Holding Company will own 100% of the Bank Stock.

     Applicable law does not require that the Holding Company shareholders have preemptive rights. However, in order to more closely equate the rights of owning Holding Company Stock to owning Bank Stock, management of the Holding Company has determined to grant to holders of Holding Company Stock preemptive rights that are similar to those that presently exist for the Bank Stock.

OTHER

     In the event of the voluntary dissolution, liquidation or winding up of the Holding Company or the Bank, the holders of the Holding Company Stock or the Bank Stock, as the case may be, would be entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors (including holders of indebtedness), all the remaining assets available for distribution. Neither the Bank Stock nor the Holding Company Stock is convertible into any other security. Authorized but unissued shares of Holding Company Stock may be issued for cash or other consideration upon the authorization of the Board of Directors for proper corporate purposes.

     All of the shares of Bank Stock and Holding Company Stock issued or to be issued is or will be fully paid and nonassessable, except as provided by law. The Wisconsin Business Corporation Law imposes a statutory liability on shareholders of every corporation up to an amount equal to the par value of their shares, or an amount equal to the consideration for which their shares without par value were issued, for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case.

                           SUPERVISION AND REGULATION

     The following discussion of applicable statutes, regulations and policies are brief summaries thereof, do not purport to be complete and are qualified in their entirety by reference to such statutes, regulations and policies.

REGULATION OF HOLDING COMPANY

     The Holding Company, if the Reorganization is successful, will be a bank holding company subject to the supervision of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As a bank holding company, the Holding Company will be required to file with the Federal Reserve Board annual reports and such additional information as the Federal Reserve Board may require pursuant to the BHC Act. The Federal Reserve Board may also make examinations of the Holding Company and the Bank.

APPROVAL OF ACQUISITIONS

     The Holding Company must obtain the approval of the Federal Reserve Board prior to consummating the following: the acquisition of all or substantially all of the assets of a bank or another bank holding company; the merger or consolidation with another bank holding company; or the direct or indirect acquisition of ownership or control of any voting shares of a bank or a bank holding company, if, after such acquisition, the Holding Company would own or control more than 5% of such voting shares (unless it already owns or controls the majority of such shares). In addition, the direct or indirect acquisition by a bank holding company of more than 5% of the voting shares, or all or substantially all of the assets, of a bank located in another state requires approval by the Federal Reserve Board. Although such approval may generally be granted without regard to any contrary laws of the second state, certain additional state or federal restrictions on intrastate banking may apply. See "Supervision and Regulation -- Intrastate Banking."

     A holding company must also obtain Federal Reserve Board approval prior to redeeming any of its equity securities in an amount equal to 10% or more of its net worth in any 12-month period. Furthermore, under certain circumstances, any redemptions, dividends or distributions with respect to a holding company's equity securities may be considered an unsafe or unsound practice by the Federal Reserve Board.

APPROVAL OF CHANGES IN CONTROL

     Before any "company," as defined in the Holding Company Act, may acquire "control," as defined in the Holding Company Act, over the Holding Company, the prior approval of the Federal Reserve Board generally is required. The term "company" is defined in the Holding Company Act to include any bank, corporation, general or limited partnership, association or similar organization, business trust or any other trust (unless by its terms, the trust must terminate either within 25 years or within 21 years and 10 months after the death of individuals living on the effective date of the trust). The term "control" is defined in the Holding Company Act to include the following: ownership, control or power to vote 25% or more of the outstanding shares of any class of voting stock of a bank or other company, directly or indirectly or acting through one or more persons; control in any manner over the election of a majority of the directors, trustees, or general partners (or individuals exercising similar functions) of the bank or other companies; the power to exercise, directly or indirectly, a controlling influence over the management or policies of the bank or other company as determined by the Federal Reserve Board; or conditioning in any manner of the transfer of 25% or more of the outstanding shares of any class of voting securities of a bank or other company upon the transfer of 25% or more of the outstanding shares of any class of voting securities of another bank or other company. In addition, before any individual or entity which is not required to seek prior approval from the Federal Reserve Board as forth above may acquire control of the Holding Company, prior notice to the Federal Reserve Board is required pursuant to Regulation Y of the Federal Reserve Board.

     Under Regulation Y, the following transactions constitute, or are presumed to constitute, the acquisition of "control" requiring prior notice: (i) the acquisition of any voting securities of a bank holding company if, after the transactions, the acquiring person (or persons acting in concert) owns, controls, or holds the power to vote 25% or more of any class of voting securities of the institution; or (ii) the acquisition of any voting securities of a bank holding company if, after the transaction, the acquiring person (or persons acting in concert) owns, controls, or holds with the power to vote 10% or more (but less than 25% of any class of voting securities of the institution, and if: (x) the institution has registered securities under Section 12 of the Securities Exchange Act of 1934 ("Exchange Act"), or (y) no other person will own a greater percentage of that class of voting securities immediately after the transaction. The Holding Company Stock is not registered under the Exchange Act.

PERMISSIBILITY OF OTHER FINANCIAL ACTIVITIES

     Under the Holding Company Act, the Holding Company will be clearly permitted, directly or through subsidiaries, to engage in a variety of financial activities (and to own shares of companies engaged in certain activities) found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. A bank holding company normally is not permitted, however, to acquire direct or indirect ownership of more than 5% of the voting shares of any company which is not a bank or is engaged in activities determined by the Federal Reserve Board to not be closely related to banking. Certain exemptions are available with respect to subsidiaries engaged in servicing and liquidating activities, companies acquired by a bank holding company in satisfaction of debts previously contracted, or companies engaged in certain insurance activities.

     Another principal exception to the general prohibition against more than 5% ownership of subsidiaries engaged in nonbanking activities allows the acquisition, sometimes subject to an application or notice process, of interests in companies whose activities are found by the Federal Reserve Board, by order or regulation, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that have been previously determined by regulation to be closely related to banking are making or servicing loans; trust company functions; insurance agency activities and insurance underwriting; limited leasing activities; community development; performing certain data processing services; providing management consulting services to depository institutions; acting as an investment or financial advisor; and providing securities brokerage services. Other activities approved by the Federal Reserve Board include consumer financial counseling; futures and options advisory services; check guaranty services; collection agency and credit bureau services; and real and personal property appraisals.

     In determining whether a particular activity is a proper incident to banking or managing or controlling banks, the Federal Reserve Board considers whether the performance of such activity by an affiliate of the holding company can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The Federal Reserve Board also differentiates between activities commenced DE NOVO and activities commenced through the acquisition of a going concern and is empowered to presume that expansion of a nonbanking activity DE NOVO results in benefits to the public through increased competition.

PROHIBITIONS OF CERTAIN RELATED TRANSACTIONS

     The Holding Company and the Bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit, the lease or sale of any property, or the furnishing of services. The Bank is also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to, investments in the stock or other securities of, the taking of such stocks or securities as collateral for loans to, or the purchase of assets from or the guarantee of obligations of, the Holding Company or any of its subsidiaries. The provisions of Section 23A of the Federal Reserve Act and related statutes place limits on all insured banks (including the Bank) as to the amount of loans or extensions of credit to, or investments in, or certain other transactions with, their parent bank holding company and certain of such holding company's other subsidiaries and as to the amount of advances to third parties collateralized by the securities or obligations of bank holding companies or their subsidiaries. In addition, most of these loans and certain other transactions must be secured in prescribed amounts. Certain exemptions from the foregoing restrictions apply to transactions between 80% or more owned bank subsidiaries of the same bank holding company. The Holding Company will own all of the Bank Stock.

CAPITAL ADEQUACY STANDARDS

     Each federal banking regulatory agency, including the Federal Reserve Board, is required to cause banking institutions to achieve and maintain adequate capital by establishing minimum levels of capital and other appropriate measures. The Federal Reserve Board has issued capital adequacy guidelines, which are applicable to the Holding Company and which affect its ability to pay dividends. These guidelines provide for a minimum ratio of qualifying total capital risk-weighted assets of 8.00%, of which at least 4.00% should be in the form of Tier 1 capital. These guidelines and regulations further provide that capital adequacy is to be considered on a case-by-case basis in view of various qualitative factors that affect a bank or bank holding company's overall financial condition.

     For purposes of calculating these ratios, an institution's "qualifying total capital" primarily consists of Tier 1 and Tier 2 capital. Tier 1 capital ("core capital elements") generally consists of the sum of common stockholders' equity, qualifying non-cumulative perpetual preferred stock (including related surplus), qualifying cumulative perpetual preferred stock (including related surplus and subject to certain limitations), and minority interests in consolidated subsidiaries, minus goodwill and certain other intangible assets (except certain mortgage servicing rights and limited purchased credit card relationships). Tier 2 capital ("supplementary capital elements") includes the allowance for loan and lease losses; perpetual preferred stock and related surplus; hybrid capital investments, perpetual debt and mandatory convertible debt securities; and term subordinated debt and intermediate term preferred stock, including related surplus. The Federal Reserve Board's capital adequacy guidelines also permit certain perpetual debt securities to be treated as primary capital and impose certain limitations on the amount of mandatory convertible instruments, perpetual preferred stock, and perpetual debt that may qualify as primary capital. Therefore, subject to definition and limitation under applicable rules and regulations, "qualifying total capital" consists of the sum of Tier 1 and Tier 2 capital elements (limited to 100% of Tier 1 capital), less certain investments in banking or finance subsidiaries that are not consolidated for accounting or supervisory purposes, reciprocal holdings of banking organizations' capital securities, or other items at the direction of the Federal Reserve Board.

     After the Reorganization, the Holding Company's capital will be in excess of the Federal Reserve Board's minimum standards. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Financial Condition -- Capital Resources." The Federal Reserve Board has issued a policy statement that discourages bank holding companies experiencing earnings weaknesses, inadequate capital, or other serious problems from paying dividends that are not covered by earnings or are derived from borrowed funds or unusual or nonrecurring gains. Bank holding companies also are expected to maintain adequate capital to meet financial obligations as they come due and to serve as a financial resources to their subsidiaries. Capital directives, including cease and desist orders, formal agreements, memoranda of understanding, and board of director resolutions, may be issued to mandate the maintenance of adequate capital levels.

ENFORCEMENT POWERS OF FEDERAL RESERVE BOARD

     The Federal Reserve Board has enforcement powers over bank holding companies and their nonbanking subsidiaries to forestall activities that represent unsafe or unsound practices or constitute violations of law. These powers may be exercised through the issuance of cease and desist orders or other actions. The Federal Reserve Board is also empowered to assess civil penalties against companies or individuals who violate the Holding Company Act in amounts of up to $1,000,000 for each day's violation, to order termination of nonbanking activities of nonbanking subsidiaries of bank holding companies, and to order termination of ownership and control of nonbanking subsidiaries by bank holding companies.

REGULATION OF BANK

     As a national banking association, the Bank is subject to primary regulation by the OCC. All national banks are also members of the Federal Reserve System and, to a limited extent, some regulations promulgated by the Federal Reserve Board apply to the Bank. In addition, because the deposits of the Bank are insured up to the applicable limit (currently $100,000) by the FDIC, the FDIC has certain regulatory powers with respect to the Bank.

REGULATION BY THE OCC

     The OCC issues charters and regulations, conducts examinations, and generally supervises the operation of national banks. This supervision extends to a comprehensive regulatory scheme governing, among other things, capital requirements, lending limits, transactions between affiliates, and the safety and soundness of the Bank's activities in general. In addition, the consent of the OCC generally would be required for any major corporate reorganization involving the Bank, including a merger or significant purchase or disposition of assets. Any national bank which does not operate in accordance with or conform to regulations, policies and directives may be sanctioned for non-compliance. For example, proceedings may be instituted against any member institution or any director, officer, employee or person participating in the conduct or affairs of such institution who engages in unsafe and unsound practices, which includes a violation of applicable laws and regulations. In addition, the FDIC has secondary responsibility for regulation of the Bank, and it has the authority to terminate the insurance of accounts pursuant to procedures established for that purpose.

REGULATORY RESTRICTIONS ON PAYMENT OF DIVIDENDS; CAPITAL ADEQUACY STANDARDS

     Most of the Holding Company's cash flow and income will be derived from dividends paid to it by the Bank. Federal laws and OCC regulations prohibit it the withdrawal of any portion of the Bank's capital and place certain statutory limitations on the payment of dividends. National banks may pay dividends in an amount no greater than the amount of its undivided profits, subject to other provisions of applicable law. In addition, the board of directors may declare dividends of so much of the undivided profits of the bank as the directors deem expedient, except that until the surplus fund of such bank equals its common capital, no dividends may be declared unless there has been carried to the surplus fund not less than 10% of its net income of the preceding two consecutive six-month periods in the case of annual dividends; provided, however, that any amounts paid into a fund for the retirement of any preferred stock out of a bank's net income for such period or periods shall be deemed to be additions to its surplus fund if, upon the retirement of such preferred stock, the amounts so paid into such retirement fund may then properly be carried to surplus. In any such case, the bank is required to transfer to surplus the amounts so paid into such retirement fund on account of the preferred stock as such stock is retired. In addition, the approval of the OCC is required if the total of all dividends declared by a bank in any calendar year exceeds the total of its net income of that year combined with its retained net income of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

     The payment of dividends by any national bank is affected by requirements that banks maintain adequate capital pursuant to the capital adequacy guidelines issued by the OCC. These guidelines provide for a minimum ratio of qualifying total capital (after deductions) to risk-weighted assets of 8.0%. They further provide that capital adequacy is to be considered on a case-by-case basis in view of various qualitative factors that affect a bank or bank holding company's overall financial condition. For purposes of calculating these ratios, Tier 1 capital generally consists of the sum of common stockholders' equity, non-cumulative perpetual preferred stock, and minority interests in consolidated subsidiaries. Tier 2 capital is comprised of the allowance for loan and lease losses, cumulative perpetual preferred stock, long-term preferred stock, convertible preferred stock and any related surplus, hybrid capital instruments and term subordinated debt instruments. Each of the elements in Tier 2 capital is subject to limitations. Several items, such as goodwill and certain other intangible assets and deferred tax assets, are deducted from Tier 1 capital when calculating a risk-based capital ratio. In addition, investments (both equity and debt) in unconsolidated banking and finance subsidiaries and reciprocal holdings of bank capital instruments are deducted from total capital. A national bank's "qualifying capital base" consists of the sum of Tier 1 (after deductions) and qualifying Tier 2 capital elements as defined in applicable rules and regulations. "Risk-weighted assets" also are calculated in accordance with applicable rules and regulations. The Bank is in compliance with the Federal Reserve Board's minimum capital guidelines described above because it has capital ratios above such guidelines. At March 31, 1997, the Bank's leverage ratio was 10.4%, its total risk-based capital ratio was 17.3%, and its Tier 1 risk-based ratio was 16.0%.

     The above regulations and restrictions on dividends paid by the Bank may limit the Holding Company's ability to obtain funds from such dividends for its cash needs, including funds for the payment of operating expenses and debt service. In addition, the OCC would take the position that it has the power to prohibit the Bank from paying dividends if, in its view, such payments would constitute unsafe or unsound banking practices.

PROHIBITIONS ON CERTAIN RELATED TRANSACTIONS

     Section 23B of the Federal Reserve Act prohibits member banks (such as the Bank) and their subsidiaries and certain affiliates from engaging in certain transactions (including, for example, loans) with certain affiliates unless the transactions are substantially the same, or at least as favorable to such bank or its subsidiaries, as those prevailing at the time for comparable transactions with or involving other non-affiliated companies. In the absence of such comparable transactions, any transaction between a member bank and its affiliates must be on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies.

INTEREST RATES AND USURY LAWS

     The National Bank Act allows national banks to charge "interest" at the rate allowed by the state where the bank's home office is located to customers within that state and to customers located outside its home state. The term "interest" in this context is viewed expansively to include many lending charges, as expressed by the OCC in a recently issued Interpretive Letter and a recent United States Supreme Court decision. Accordingly, the Bank, with its main office located in Wisconsin, may charge the maximum rate allowable under Wisconsin law.

INTERSTATE BANKING

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") permits interstate banking and branching by national banks on a national level, thereby eliminating geographic barriers. Pursuant to the Riegle-Neal Act, the Federal Reserve Board has the authority to approve an application by an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than the home state of such bank holding company. Although state laws may in some ways restrict interstate branching, the Riegle-Neal Act provides that approval by the Federal Reserve Board generally may be granted without regard to whether such a transaction is prohibited under the laws of either state.

     The Riegle-Neal Act contains three main branching provisions which focus on the following issues: interstate banking; interstate branching; and interstate branching on a DE NOVO basis. First, with regard to interstate banking (as discussed above), the Riegle-Neal Act essentially provides that a bank holding company may acquire a bank in another state regardless of contrary state law. Second, effective as of June 1, 1997, federal regulatory agencies will be permitted to approve mergers between insured banks with different home states regardless of contrary state law. Notwithstanding the foregoing, a state may "opt out" of this law by passing legislation which expressly prohibits interstate mergers. If a state does so, it must enact the law before June 1, 1997, and the law must be non-discriminatory; that is, the law must apply equally to state and national banks. National banks with their home office in a state where legislation is passed to "opt out" of the Riegle-Neal Act's interstate branching provisions would be effectively prohibited from participating in any interstate merger. Similarly, banks from outside the state would be prohibited from merging with in-state banks. At this time, it is unclear whether a state's decision to "opt out" is an irreversible action. For those states which want to expedite the effective date of this provision of the Riegle-Neal Act, state legislatures may "opt in" at any time prior to June 1, 1997. By doing so, a state will pave the way for interstate mergers prior to the effective date of June 1, 1997. If a state takes no legislative action to "opt out" or to "opt in" early, then interstate mergers will be permitted with banks which maintain their home offices in that state as of June 1, 1997.

     Under the Riegel-Neal Act, there is a distinction between the acquisition of an entire bank and the acquisition of a single branch of a bank. The foregoing discussion relates to the acquisition of an entire bank. Under the Riegle-Neal Act, however, if state law expressly allows it, a bank may acquire a single branch of a bank in another state.

     Wisconsin has taken no legislative action to either "opt-in" or "opt-out" of the provisions of the Riegle-Neal Act. Therefore, as noted above, beginning June 1, 1997, interstate mergers are permitted with banks which maintain their home offices in Wisconsin. Wisconsin state law does not expressly allow the acquisition of DE NOVO branches. Therefore, single branch acquisitions which might otherwise be allowable under the Riegle-Neal Act are prohibited.

     With regard to resulting operations, any main office or branch operating at the time of an interstate merger may be retained and operated as a main office or branch. Additional branching by the resulting bank is permitted wherever any bank involved in the transaction could have branched under federal and state law prior to the merger. Thus, if the Bank engaged in an interstate merger with Bank A from State A, and assuming the laws of the Bank's home state and State A permit interstate bank mergers, the resulting bank could be operated as it was prior to the merger, either as a main office or branch. Furthermore, the resulting bank could thereafter establish branch offices wherever the Bank or Bank A could establish branches under federal and state law prior to the merger.

     The third key provision of the Riegle-Neal Act addresses interstate branching on a DE NOVO basis. Effective June 1, 1997, this provision permits federal regulators to approve an application by an insured bank to establish and operate a DE NOVO branch in the state in which it has no branches and which is not its home state. For purposes of the Riegle-Neal Act, a DE NOVO branch is defined as a branch office of a national bank or state bank that is originally established as a branch and does not become a branch as a result of an acquisition, conversion, merger or consolidation. However, a state must specifically "opt in" to this section of the Riegle-Neal Act. In order to do so successfully, a state must pass legislation before June 1, 1997 which specifically permits DE NOVO branching and which is nondiscriminatory as to its application. After June 1, 1997, if a national bank opens a DE NOVO branch in a state which permits DE NOVO branching, the bank then would be able to avail itself of the benefits of banking laws in that state which apply to state-chartered banks, including intrastate banking laws. The Wisconsin legislature did not expressly provide for DE NOVO branching. Therefore, DE NOVO branching into Wisconsin is prohibited.

DEREGULATION

     There have been significant changes in the banking industry in past years. Many of these changes have been effected by federal legislation intended to deregulate the banking industry. This legislation has, among other things, eliminated interest rate restrictions on time deposit accounts and increased the power of nonbanks to expand into traditional banking services.

     Future changes in the banking industry may include some modification of prohibitions on the types of businesses in which bank holding companies may engage. In addition, other types of financial institutions, including mutual funds, securities brokerage companies, insurance companies, and investment banking firms, have been given, and may continue to be given, powers to engage in activities which generally have been engaged in only by banks. Such changes may place the Holding Company in more direct competition with these other financial institutions.

LIMITATIONS ON ACQUISITIONS

     The Holding Company is subject to laws which may have the effect of making it more difficult to acquire voting control of the Holding Company, although the Bank's management is not aware of any recent efforts that might be made to obtain control of the Holding Company.

     Any "change in control" of the Holding Company would be subject to the prior approval of the applicable bank regulatory authorities, including the Federal Reserve Board under the Holding Company Act and Regulation Y of the Federal Reserve Board. See "Supervision and Regulation -- Regulation of Holding Company." The prior approval of the Federal Reserve Board is required before any "company" may acquire "control" over the Holding Company (as defined in the Holding Company Act). In addition, before any individual or entity which is not required to seek prior approval from the Federal Reserve Board may acquire control of the Holding Company, prior notice to the Federal Reserve Board is required pursuant to Regulation Y of the Federal Reserve Board. Under Regulation Y, a "change in control" includes the acquisition of voting securities which would cause the acquiring person to own, control, or hold, after such acquisition, 10% or more (but less than 25%) of any class of voting securities of a bank holding company (i) if the bank holding company has registered securities under the Exchange Act, or (ii) no other person will own a greater percentage of that class of voting securities immediately after the transaction. The Holding Company Stock is not registered under the Exchange Act.

     As required by law, shareholders of the Bank had the right to subscribe and purchase any additional shares of Bank Stock issued by the Bank; such rights are known as preemptive rights. Specifically, upon the issuance by the Bank of shares of Bank Stock, shareholders of the Bank would have the right to purchase a number of newly-issued shares of Bank Stock equal to the number of shares of Bank Stock issued multiplied by a fraction, the numerator of which is the number of shares owned by a shareholder of the Bank and the denominator of which is the total number of outstanding shares of Bank Stock. For example, if a shareholder owned 200 shares of Bank Stock, the Bank had 5,000 shares of Bank Stock outstanding, and the Bank was issuing an additional 10,000 shares, that shareholder would have the right to purchase 400 shares of the newly-issued Bank Stock, determined by multiplying the 10,000 shares offered by a fraction, the numerator of which is the 200 shares owned by that holder and the denominator of which is the 5,000 shares outstanding before the issuance of the 10,000 shares of Bank Stock.

     Applicable law does not require that the Holding Company shareholders have preemptive rights. However, in order to more closely equate the rights of owning Holding Company Stock to owning Bank Stock, management of the Bank Holding Company had determined to grant substantially similar preemptive rights to holders of Holding Company Stock.

CAPITAL REQUIREMENTS FOR HOLDING COMPANY AND BANK

     The Federal Reserve Board and the OCC use capital adequacy guidelines in their examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve Board and the OCC's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies and banks: a risk-based requirement expressed as a percentage of total risk-weighted assets, and a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to a total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of stockholders' equity). The leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others.

     The risk-based and leverage standards presently used by the Federal Reserve Board and the OCC are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (that is, Tier 1 capital less all intangible assets), well above the minimum levels.

     The Federal Reserve Board's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets. It is anticipated that the Bank and the Holding Company will exceed these minimum requirements.

     As of March 31, 1997, the Bank's Tier 1 risk-based ratio was approximately 16.0%, its total risk-based capital ratio was approximately 17.3%, and its leverage ratio was approximately 10.4%.

LIQUIDITY REQUIREMENTS FOR HOLDING COMPANY AND BANK

     Generally, under federal banking law, a national bank may purchase and sell for its own account three different types of investments. A bank may purchase and sell an unlimited amount of Type 1 securities - that is, obligations of the United States or general obligations of a state or a political subdivision of a state - subject only to the exercise of prudent banking judgment. A bank may purchase for its own account Type II and III securities, when in its prudent business judgment it believes that the obligator will, among other things, be able to meet all debt service obligations and that the security is readily marketable. A bank may not hold Type II and III securities of any one obligator in a total amount in excess of 10% of the bank's capital and surplus. Type II securities include general obligations of a state or a political subdivision or any agency of a state or political subdivision for housing, university or dormitory purposes.

     The OCC does not have any specific requirements as to a bank's liquidity adequacy. Rather, the OCC reviews a number of different factors to determine whether a bank's liquidity is adequate. These factors include, among other things, the bank's capital adequacy (this factor is discussed in more detail above in the section of this Proxy Statement/Prospectus entitled "Capital Requirements for Holding Company and Bank"), its funds management practices, its core deposits, its volatile deposits (generally, deposits that are not insured), its liquid assets and whether the funding meets the needs of the bank. The Bank believes that its present liquidity is adequate.

     The Federal Reserve Board's Regulation Y does not impose specific liquidity requirements on bank holding companies. However, a key principle underlying the Federal Reserve Board's supervision of bank holding companies is that such companies should be operated in a way that promotes the soundness of their subsidiary banks. In this regard, a principal objective of a bank holding company's funding strategy should be to support capital investments in subsidiaries with capital and long-term sources of funds, and maintain sufficient liquidity and capital strength to provide assurance that any outstanding debt obligations can be serviced and repaid without adversely affecting the condition of the affiliated bank. In addition, there are special rules limiting the acquisition of debt in connection with the formation of small one-bank holding companies. The Federal Reserve Board requires that new holding companies' debt-to-equity ratio decline to 30% within 12 years after acquisition of a bank and that the holding company will be able to safely meet debt servicing and other requirements imposed by its creditors. The debt-to-equity ratio limitations are generally applied to releveraging transactions except in connection with further bank acquisitions.

LOAN LIMITS TO BORROWERS

     Generally, under federal banking laws, a national bank may make to any one borrower total loans and extensions of credit not fully secured by collateral having a market value at least equal to the loan in an amount not to exceed 15% of the unimpaired capital and unimpaired surplus of the bank. Generally, the total loans to any one person fully secured by marketable collateral having a value at least equal to the outstanding loan may not exceed 10% of the unimpaired capital and unimpaired surplus of the bank. Bank holding companies are not subject to specific limitations on loans to one borrower. However, bank holding company lending activities require the prior approval of the Federal Reserve Board under Regulation Y.

SECURITIES REGISTRATIONS AND FILINGS

     The Holding Company has filed with the Securities and Exchange Commission ("SEC") in Washington, D.C., a Registration Statement on Form S-4 Registration (No. 333-________) under the Securities Act, for the registration of the issuance of the Holding Company Stock in the Reorganization. This Proxy Statement/Prospectus constitutes the Prospectus filed as a part of the Registration Statement.

     The Bank currently is not subject to the requirements of the Exchange Act and files no reports or proxy statements with the SEC pursuant thereto. After consummation of the Reorganization, the Holding Company will be subject to the reporting requirements of the Exchange Act pursuant to Section 15(d) thereof, but the Holding Company's duty to file such reports is automatically suspended as to each fiscal year if, at the beginning of that fiscal year, the Holding Company's stock is held by fewer than 300 shareholders of record. Immediately upon completion of the Reorganization, the Holding Company's stock will be held by no more than approximately 80 shareholders of record. Therefore, it is anticipated that within 30 days after January 1, 1998, the Holding Company will no longer be obligated to file reports under the Exchange Act.

                                  LEGAL MATTERS

     Certain legal matters in connection with the Reorganization will be passed upon for the Holding Company and the Bank by Winthrop & Weinstine, P.A., 3000 Dain Bosworth Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402.

                                     EXPERTS

     The financial statements of the Bank as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 included in this Proxy Statement/Prospectus had been audited by McGladrey & Pullen LLP, independent auditors, as set forth in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                        INDEX TO FINANCIAL STATEMENTS OF
                     THE FIRST NATIONAL BANK OF RIVER FALLS

Independent Auditor's Report . . . . . . . . . . . . . . . . . . . . .F-2

Balance Sheets as of March 31, 1997 (Unaudited)
   and December 31, 1996 . . . . . . . . . . . . . . . . . . . . . . .F-3

Statements of Operations for the Three Months
   Ended March 31, 1997 (Unaudited) and the Years Ended
   December 31, 1996 and 1995. . . . . . . . . . . . . . . . . . . . .F-4

Statements of Stockholders' Equity for the Three
  Months Ended March 31, 1997 (Unaudited) and the Years
  Ended December 31, 1996 and 1995 . . . . . . . . . . . . . . . . . .F-5

Statements of Cash Flows for the Three Months Ended
   March 31, 1997 (Unaudited) and the Years Ended
   December 31, 1996 and 1995. . . . . . . . . . . . . . . . . . . . .F-7

Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . .F-8

                                        [LOGO]


                             INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
First National Bank of River Falls
  and Subsidiary
River Falls, Wisconsin

We have audited the accompanying consolidated balance sheet of First National Bank of River Falls and Subsidiary as of December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Bank of River Falls and Subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.


                                       /s/ McGladrey & Pullen, LLP


St. Paul, Minnesota
April 2, 1997

FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS


                                                                            March 31,
                                                                              1997           December 31,
ASSETS                                                                    (Unaudited)            1996
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents (Note 2)                                       $   3,439,773      $   5,903,973
Available-for-sale securities (Note 3)                                      46,011,481         43,924,386
Loans held for sale (Note 4)                                                 3,975,961          4,206,932
Loans, net (Notes 5, 10, and 12)                                            91,876,166         90,564,956
Premises and equipment, net (Note 6)                                         1,522,417          1,658,246
Accrued interest receivable and other assets (Note 9)                        2,333,315          1,901,087
                                                                         -------------      -------------
                                                                         $ 149,159,113      $ 148,159,580
                                                                         --------------------------------
                                                                         --------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
   Deposits (Notes 3 and 7):
     Noninterest-bearing                                                 $  13,017,882      $  14,942,710
     Interest-bearing                                                      109,921,942        110,166,790
                                                                         --------------------------------
               TOTAL DEPOSITS                                              122,939,824        125,109,500

   Short-term borrowings (Note 8)                                            8,856,427          5,136,089
   Dividends payable                                                                 -            450,000
   Accrued interest payable and other liabilities                            1,124,003          1,200,308
                                                                         --------------------------------
               TOTAL LIABILITIES                                           132,920,254        131,895,897
                                                                         --------------------------------

Commitments, Contingencies, and Credit Risk (Note 10)

Stockholders' Equity (Note 13)
   Common stock, par value $100 per share; 10,000 shares
     authorized, issued, and outstanding                                     1,000,000          1,000,000
   Additional paid-in capital                                                1,000,000          1,000,000
   Retained earnings                                                        13,792,719         13,548,258
   Unrealized gain (loss) on available-for-sale securities, net (Note 3)       446,140            715,425
                                                                         --------------------------------
               TOTAL STOCKHOLDERS' EQUITY                                   16,238,859         16,263,683
                                                                         --------------------------------
                                                                         $ 149,159,113      $ 148,159,580
                                                                         --------------------------------
                                                                         --------------------------------

See Notes to Consolidated Financial Statements.


FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME


                                            Three Months Ended March 31
                                                   (Unaudited)              Years Ended December 31
                                          -----------------------------  -----------------------------
                                                 1997           1996           1996          1995
-------------------------------------------------------------------------------------------------------
Interest income:
   Loans                                      $ 2,025,825    $ 1,953,115    $ 8,219,403    $ 7,531,263
   Securities                                     795,177        779,697      3,101,015      3,244,503
   Federal funds sold                              45,496         95,430        117,613         79,596
                                             ---------------------------------------------------------
                                                2,866,498      2,828,242     11,438,031     10,855,362
                                             ---------------------------------------------------------

Interest expense:
   Deposits                                     1,318,750      1,305,730      5,228,719      4,825,651
   Short-term borrowings                           91,959         73,672        310,178        283,425
                                             ---------------------------------------------------------
                                                1,410,709      1,379,402      5,538,897      5,109,076
                                             ---------------------------------------------------------

              NET INTEREST INCOME               1,455,789      1,448,840      5,899,134      5,746,286

Provision for loan losses (Note 5)                 90,000        165,000        270,000        775,000
                                             ---------------------------------------------------------
              NET INTEREST INCOME AFTER
                PROVISION FOR LOAN LOSSES       1,365,789      1,283,840      5,629,134      4,971,286
                                             ---------------------------------------------------------

Other income:
   Service charges and other fees                 117,383        120,064        461,270        449,970
   Securities gains (losses), net (Note 3)              -         39,475         46,925         22,679
   Gain (loss) on loans held for sale             (84,459)       (45,011)       (31,340)       646,040
   Other income                                   136,426        146,636        474,970        379,122
                                             ---------------------------------------------------------
                                                  169,350        261,164        951,825      1,497,811
                                             ---------------------------------------------------------

Other expenses:
   Salaries and employee benefits (Note 11)       688,074        647,740      2,814,180      2,442,604
   Occupancy expenses                             342,635        128,876        472,189        482,298
   Other expenses                                 269,577        249,277      1,001,975      1,042,855
                                             ---------------------------------------------------------
                                                1,300,286      1,025,893      4,288,344      3,967,757
                                             ---------------------------------------------------------

              INCOME BEFORE INCOME TAXES          234,853        519,111      2,292,615      2,501,340

Income tax expense (benefit) (Note 9)              (9,608)       105,051        457,051        489,090
                                             ---------------------------------------------------------
              NET INCOME                      $   244,461    $   414,060    $ 1,835,564    $ 2,012,250
                                             ---------------------------------------------------------
                                             ---------------------------------------------------------

Average shares outstanding                         10,000         10,000         10,000         10,000
                                             ---------------------------------------------------------
                                             ---------------------------------------------------------

Earnings per common share                     $     24.45    $     41.41     $   183.56     $   201.23
                                             ---------------------------------------------------------
                                             ---------------------------------------------------------

See Notes to Consolidated Financial Statements.


FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)


                                                                       Common Stock
                                                                --------------------------
                                                                 Shares         Par Value
------------------------------------------------------------------------------------------
Balance, December 31, 1994                                          10,000   $  1,000,000
   Net income                                                            -              -
   Cash dividends declared ($80 per share)                               -              -
   Net change in unrealized gain (loss) on available-for-sale
      securities (Note 3)                                                -              -
                                                                --------------------------
Balance, December 31, 1995                                          10,000      1,000,000
   Net income                                                            -              -
   Cash dividends declared ($90 per share)                               -              -
   Net change in unrealized gain (loss) on available-for-sale
      securities (Note 3)                                                -              -
                                                                --------------------------
Balance, December 31, 1996                                          10,000      1,000,000
   Net income (unaudited)                                                -              -
   Net change in unrealized gain (loss) on available-for-sale
      securities (Note 3) (unaudited)                                    -              -
                                                                --------------------------
Balance, March 31, 1997 (unaudited)                                 10,000   $  1,000,000
                                                                --------------------------
                                                                --------------------------
See Notes to Consolidated Financial Statements.


                                                                                             Unrealized Gain
                                                                Additional                      (Loss) on
                                                                  Paid-In       Retained     Available-for-
                                                                  Capital       Earnings     Sale Securities         Total
                                                               --------------------------------------------------------------
Balance, December 31, 1994                                    $  1,000,000   $ 11,400,444     $ (899,834)       $ 12,500,610
   Net income                                                            -      2,012,250              -           2,012,250
   Cash dividends declared ($80 per share)                               -       (800,000)             -            (800,000)
   Net change in unrealized gain (loss) on available-for-sale
      securities (Note 3)                                                -              -      1,963,924           1,963,924
                                                               --------------------------------------------------------------
Balance, December 31, 1995                                       1,000,000     12,612,694      1,064,090          15,676,784
   Net income                                                            -      1,835,564              -           1,835,564
   Cash dividends declared ($90 per share)                               -       (900,000)             -            (900,000)
   Net change in unrealized gain (loss) on available-for-sale
      securities (Note 3)                                                -              -       (348,665)           (348,665)
                                                                -------------------------------------------------------------
Balance, December 31, 1996                                       1,000,000     13,548,258        715,425          16,263,683
   Net income (unaudited)                                                -        244,461              -             244,461
   Net change in unrealized gain (loss) on available-for-sale
      securities (Note 3) (unaudited)                                    -              -       (269,285)           (269,285)
                                                                -------------------------------------------------------------
Balance, March 31, 1997 (unaudited)                           $  1,000,000   $ 13,792,719     $  446,140        $ 16,238,859
                                                                -------------------------------------------------------------
                                                                -------------------------------------------------------------


FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                Three Months Ended March 31
                                                                        (Unaudited)             Years Ended December 31
                                                                ----------------------------   --------------------------
                                                                    1997           1996          1996           1995
-------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
    Net income                                                  $    244,461   $    414,060   $  1,835,564   $  2,012,250
    Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
     Securities (gains) losses, net                                        -        (39,475)       (46,925)       (22,679)
     Net amortization and accretion of bond premiums and
       discounts                                                      38,762         40,409        133,286        183,710
   (Gain) loss on loans held for sale                                 84,459         45,011         31,340       (646,040)
   Net (increase) decrease in loans held for sale (Note 4)           146,512      2,692,913      1,925,246      3,406,594
   Impairment write-off on branch building                           212,505              -              -              -
   Provision for loan losses                                          90,000        165,000        270,000        775,000
   Depreciation                                                       60,004         68,448        244,719        255,115
   Deferred income taxes                                             (74,000)        (5,000)         8,900        130,000
   Other                                                            (295,811)      (260,416)       (45,758)      (164,344)
                                                                ---------------------------------------------------------
         NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES         506,892      3,120,950      4,356,372      5,929,606
                                                                ---------------------------------------------------------

Cash Flows From Investing Activities
   Cash flows from securities (Note 14)                           (2,533,864)    (5,339,619)    (2,695,320)     1,963,179
   Net (increase) decrease in federal funds sold                           -      1,000,000      3,500,000     (3,500,000)
   Net (increase) decrease in loans                               (1,401,210)    (2,349,299)    (9,712,185)   (12,858,068)
   Purchases of premises and equipment                              (136,680)       (45,080)      (243,873)      (187,025)
                                                                ---------------------------------------------------------
         NET CASH PROVIDED BY (USED IN)  INVESTING ACTIVITIES     (4,071,754)    (6,733,998)    (9,151,378)   (14,581,914)
                                                                ---------------------------------------------------------

Cash Flows From Financing Activities
   Net increase (decrease) in deposits                            (2,169,676)       (71,239)     5,443,837      8,690,665
   Increase (decrease) in short-term borrowings                    3,720,338      3,218,146      1,122,198     (1,328,083)
   Cash dividends paid                                              (450,000)      (450,000)      (900,000)      (350,000)
                                                                ---------------------------------------------------------
         NET CASH PROVIDED BY (USED IN)  FINANCING ACTIVITIES      1,100,662      2,696,907      5,666,035      7,012,582
                                                                ---------------------------------------------------------

         INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS         (2,464,200)      (916,141)       871,029     (1,639,726)

Cash and Cash Equivalents
   Beginning                                                       5,903,973      5,032,944      5,032,944      6,672,670
                                                                ---------------------------------------------------------
   Ending                                                       $  3,439,773   $  4,116,803   $  5,903,973   $  5,032,944
                                                                ---------------------------------------------------------
                                                                ---------------------------------------------------------


See Notes to Consolidated Financial Statements (Additional Cash Flow Information--Note 14).



FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS: First National Bank of River Falls (Bank) is a commercial bank with operations in River Falls and Prescott, Wisconsin. The Bank provides retail and commercial loan and deposit services principally to customers within a 30-mile radius of the Bank's locations. The Bank's wholly-owned subsidiary, FNBRF, Inc., performs various investment activities.

BASIS OF FINANCIAL STATEMENT PRESENTATION AND ACCOUNTING ESTIMATES: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses.

BASIS OF PRESENTATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996: The accompanying unaudited consolidated financial statements as of and for the three months ended March 31, 1997 and 1996, have been prepared in accordance with the instructions to Form 10-QSB and, therefore, do not include all information and disclosures necessary for a fair presentation of results of operations, financial position, and consolidated cash flows in conformity with generally accepted accounting principles. However, such statements do reflect, in the opinion of management of the Bank, all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the results of operations for these periods.

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of First National Bank of River Falls and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH, CASH EQUIVALENTS, AND CASH FLOWS: For purposes of reporting cash flows, cash and cash equivalents includes cash on hand and amounts due from banks. Cash flows from loans, federal funds purchased and sold, deposits, and short-term borrowings are reported net.

INVESTMENTS IN DEBT AND MARKETABLE EQUITY SECURITIES: The Bank accounts for debt and marketable equity securities in accordance with Financial Accounting Standards Board (FASB) Statement No. 115. This statement requires that management determine the appropriate classification of securities at the date of adoption and thereafter as each individual security is acquired. In addition, the appropriateness of such classification is reassessed at each balance sheet date.

AVAILABLE-FOR-SALE SECURITIES: Securities classified as available-for-sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as increases or decreases in stockholders' equity. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS HELD FOR SALE AND SERVICING: Loans held for sale are those loans that the Bank has the intent to sell in the foreseeable future and are carried at the lower of aggregate cost or market value. The market value calculation includes consideration of all open positions. Gains and losses on sales of loans are recognized at trade dates and are determined by the difference between the sales proceeds and the carrying value of the loans. All sales are made without recourse. The Bank continues to service these loans and recognizes servicing fees over the lives of the loans. These servicing rights are also salable. In management's opinion, the fair value of these servicing rights is not significant to the financial position or results of operations of the Bank.

LOANS, ALLOWANCE FOR LOAN LOSSES, AND ACCOUNTING CHANGE: Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

The Bank defines a loan as impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans that have been separately identified for evaluation are measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral.

Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Interest on these loans is recognized only when actually paid by the borrower if collection of the principal is likely to occur.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided principally by the straight-line method over the estimated useful lives of the assets. Building and improvements are depreciated over 10 to 30 years, and equipment is depreciated over 5 to 7 years.

FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

OTHER REAL ESTATE OWNED: Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings. OREO is recorded at the lower of the carrying amounts of the related loans or fair value of the properties less estimated costs of disposal and is included in other assets. Any write-down to fair value less estimated costs of disposal at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly to ensure that the recorded amount is supported by its current fair value less estimated costs of disposal. Subsequent write-downs are charged to other expenses.

LONG-LIVED ASSETS: The Bank reviews for impairment of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment is measured by comparing the carrying values of long-lived assets to estimated fair values of the assets.

INCOME TAXES: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

EARNINGS PER COMMON SHARE: Earnings per common share data is computed based on the weighted average number of common shares outstanding.

BENEFIT PLANS:

DIRECTORS' DEFERRED COMPENSATION PLAN: The Bank provides a deferred compensation plan covering the Bank's Board of Directors. The plan pays deferred compensation to each director upon retirement from the Board based on the number of years of service as a director. The right to payments vests over the director's first ten years of service. The Bank accrues the estimated present value of this liability over the director's term of active service.

PENSION PLAN: The Bank provides a noncontributory money purchase plan covering substantially all employees who are eligible as to age and length of service. The Bank's required contribution is equal to 5 percent of each participant's eligible annual compensation.

FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SALARY REDUCTION--401(K) AND PROFIT SHARING PLAN: The Bank provides a 401(k) plan which covers substantially all of the Bank's employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 5 percent of the participant's annual compensation, with provisions for an additional 7.5 percent if the Bank does not contribute to the discretionary profit sharing plan. The Bank makes matching contributions of 50 percent of each participant's contribution up to 2.5 percent of the participant's annual compensation. In addition, the Bank, at the discretion of the Board of Directors, may make further contributions of up to 7.5 percent of each participant's eligible annual compensation.

FAIR VALUE OF FINANCIAL INSTRUMENTS: The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

CASH AND CASH EQUIVALENTS: The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate their fair values.

FEDERAL FUNDS SOLD: Fair value of federal funds sold is based on the carrying value reported on the consolidated balance sheets.

SECURITIES: Fair values for all securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS HELD FOR SALE: Fair values are based on quoted market prices of similar loans sold on the secondary market.

LOANS: For variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

DEPOSIT LIABILITIES: Fair values disclosed for demand deposits equal their carrying amounts, which represent the amounts payable on demand. The carrying amounts for variable-rate money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits.

SHORT-TERM BORROWINGS: The fair values of all short-term borrowings approximate their carrying amounts.

ACCRUED INTEREST RECEIVABLE AND PAYABLE: The fair values of both accrued interest receivable and payable approximate their carrying amounts.

FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

OFF-BALANCE SHEET INSTRUMENTS: Since the majority of the Bank's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Bank has determined they do not have a distinguishable fair value.

RECENTLY ISSUED ACCOUNTING STANDARDS: The Financial Accounting Standards Board has issued Statement No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES (FAS No. 125), which is effective for transactions occurring after December 31, 1996. The statement distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The statement also establishes standards on the initial recognition and measurement of servicing assets and other retained interests and servicing liabilities, and their subsequent measurement.

The statement requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, the statement requires that a liability be derecognized only if the debtor is relieved of its obligation through payment to the creditor or by being legally released from being the primary obligor under the liability, either judicially or by the creditor.

The Financial Accounting Standards Board has also issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE (FAS No. 128), which is effective for financial statements issued for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. This standards replaces the presentation of primary earnings per share with a presentation of basic earnings per share and also requires dual presentation of basic and diluted earnings per share for all entities with complex capital structures. Because early adoption of FAS No. 128 is not permitted, there is no impact on the Bank's earnings per share amounts for the interim periods presented herein. However, upon adoption in the fourth quarter of 1997, all prior interim and annual period earnings per share data presented will be restated to conform with the provisions of FAS No. 128. The Bank does not expect the impact of the adoption of FAS No. 128 to be material to previously reported earnings per share amounts.


NOTE 2. RESTRICTIONS ON CASH AND CASH EQUIVALENTS

The Bank is required to maintain reserve balances, in cash or on deposit with the Federal Reserve Bank, based upon a percentage of deposits. The total required reserve balances as of March 31, 1997, and December 31, 1996, were approximately $582,000 (unaudited) and $608,000, respectively.

FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3.  AVAILABLE-FOR-SALE SECURITIES

SUMMARY OF SECURITIES:

                                                                March 31, 1997
                                                                 (Unaudited)
                                         ----------------------------------------------------------
                                                             Gross          Gross
                                            Amortized     Unrealized      Unrealized       Fair
                                               Cost          Gains          Losses         Value
----------------------------------------------------------------------------------------------------
U.S. Treasury securities                  $   659,455     $   22,754     $       -      $   682,209
U.S. government corporations and
  agencies                                  7,739,547         12,969      (258,750)       7,493,766
Corporate securities                        1,743,982         47,958       (14,968)       1,776,972
Mortgage-backed securities                 27,220,768        758,341      (218,720)      27,760,389
Obligations of states and political
  subdivisions                              7,911,754        365,286       (38,895)       8,238,145
Other                                          60,000              -             -           60,000
                                          ---------------------------------------------------------
                                          $45,335,506     $1,207,308     $(531,333)     $46,011,481
                                          ---------------------------------------------------------
                                          ---------------------------------------------------------

                                                               December 31, 1996
                                          ----------------------------------------------------------
                                                             Gross          Gross
                                            Amortized     Unrealized      Unrealized       Fair
                                               Cost          Gains          Losses         Value
----------------------------------------------------------------------------------------------------
U.S. Treasury securities                  $   656,023     $   37,455     $       -      $   693,478
U.S. government corporations and
  agencies                                  7,737,009         24,030      (169,180)       7,591,859
Corporate securities                        1,746,101         67,029        (7,472)       1,805,658
Mortgage-backed securities                 24,924,623        811,523       (96,562)      25,639,584
Obligations of states and political
  subdivisions                              7,716,655        438,016       (20,864)       8,133,807
Other                                          60,000              -             -           60,000
                                          ---------------------------------------------------------
                                          $42,840,411     $1,378,053     $(294,078)     $43,924,386
                                          ---------------------------------------------------------
                                          ---------------------------------------------------------

CONTRACTUAL MATURITIES:

                                                  March 31, 1997
                                                    (Unaudited)              December 31, 1996
                                           ---------------------------  ---------------------------
                                            Amortized        Fair        Amortized         Fair
                                               Cost         Value           Cost           Value
----------------------------------------------------------------------  ---------------------------
Due in one year or less                   $ 2,439,803    $ 2,470,604    $ 1,239,545     $ 1,255,115
Due after one year through five years       1,374,074      1,546,350      3,068,185       3,299,943
Due after five years through ten years      8,973,274      8,793,299      8,269,337       8,204,841
Due after ten years                         5,267,587      5,380,839      5,278,721       5,464,903
                                          ---------------------------   ---------------------------
                                           18,054,738     18,191,092     17,855,788      18,224,802

Mortgage-backed securities                 27,220,768     27,760,389     24,924,623      25,639,584
Federal Reserve Bank stock                     60,000         60,000         60,000          60,000
                                          ---------------------------   ---------------------------
                                          $45,335,506    $46,011,481    $42,840,411     $43,924,386
                                          ---------------------------   ---------------------------
                                          ---------------------------   ---------------------------

FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3. AVAILABLE-FOR-SALE SECURITIES (CONTINUED)

Anticipated maturities on mortgage-backed securities are not readily determinable since they may be prepaid without penalty, and Federal Reserve Bank stock does not have a stated maturity date.

REALIZED GAINS AND LOSSES:


                   Three Months Ended March 31
                          (Unaudited)            Years Ended December 31
                   ---------------------------   ------------------------
                     1997               1996       1996            1995
----------------------------------------------   ------------------------
Gross gains        $     -            $39,475    $46,925          $37,679
Gross losses       $     -            $     -    $     -          (15,000)
                   ---------------------------   ------------------------
                   $     -            $39,475    $46,925          $22,679
                   ---------------------------   ------------------------
                   ---------------------------   ------------------------

PLEDGED SECURITIES: Available-for-sale securities with a carrying value of $8,084,987 (unaudited) and $8,215,865 at March 31, 1997, and December 31, 1996,
respectively, were pledged to secure short-term borrowings.


CHANGES IN THE UNREALIZED GAIN (LOSS) ON AVAILABLE-FOR-SALE SECURITIES:


                                              Three Months
                                             Ended March 31,     Years Ended December 31
                                                 1997         ---------------------------
                                              (Unaudited)          1996           1995
------------------------------------------------------------  ---------------------------
Balance, beginning                             $715,425       $ 1,064,090      $ (899,834)
  Unrealized gain (loss) during the period     (408,000)         (528,280)      2,975,642
  Deferred tax effect related to unrealized
    gain (loss)                                 138,715           179,615      (1,011,718)
                                               --------       ---------------------------
Balance, ending                                $446,140       $   715,425      $1,064,090
                                              ---------       ---------------------------
                                              ---------       ---------------------------


NOTE 4. LOANS HELD FOR SALE AND LOAN SERVICING

                                           March 31,
                                             1997             December 31,
                                          (Unaudited)             1996
-----------------------------------------------------       --------------
Balance, beginning                        $4,206,932          $6,163,518
  Loans originated                         1,644,126           6,615,709
  Loans sold                              (1,790,638)         (8,540,955)
  Adjustment to fair value                   (84,459)            (31,340)
                                          ----------          ----------
Balance, ending                           $3,975,961          $4,206,932
                                          ----------          ----------
                                          ----------          ----------

FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4. LOANS HELD FOR SALE AND LOAN SERVICING (CONTINUED)

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans are as follows:


                                                 March 31,
                                                   1997          December 31,
                                                (Unaudited)          1996
------------------------------------------------------------    -------------
Mortgage loan portfolios serviced for:
       FHLMC                                   $ 61,059,915      $ 60,748,821
       Other investors                            3,037,549         3,110,881
                                               ------------     -------------
                                               $ 64,097,464      $ 63,859,702
                                               ------------     -------------
                                               ------------     -------------

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in deposits, were approximately $205,000 (unaudited) and $462,000 at March 31, 1997, and December 31, 1996, respectively.

Loan servicing rights under FAS No. 125 on loans originated during the three months ended March 31, 1997, were not significant.

NOTE 5. LOANS

COMPOSITION OF LOANS:


                                                  March 31,
                                                    1997      December 31,
                                                 (Unaudited)     1996
------------------------------------------------------------  ------------
Commercial                                     $ 16,924,581   $ 19,146,762
Agricultural                                      4,035,661      4,091,530
Residential real estate                          28,833,096     26,795,376
Other real estate                                34,267,126     32,888,647
Consumer                                          9,331,737      9,085,305
                                               ------------   ------------
                                                 93,392,201     92,007,620

Less allowance for loan losses                    1,516,035      1,442,664
                                               ------------   ------------
Loans, net                                     $ 91,876,166   $ 90,564,956
                                               ------------   ------------
                                               ------------   ------------

ALLOWANCE FOR LOAN LOSSES:


                                             Three Months Ended March 31
                                                     (Unaudited)              Years Ended December 31
                                             ----------------------------   ---------------------------
                                                  1997           1996           1996            1995
-------------------------------------------------------------------------   ---------------------------
Balance, beginning                           $ 1,442,664    $ 1,295,522     $ 1,295,522    $  1,750,626
  Provision charged to operations                 90,000        165,000         270,000         775,000
  Loans charged off                              (19,989)       (82,671)       (150,291)     (1,248,229)
  Recoveries                                       3,360          6,090          27,433          18,125
                                             ----------------------------   ---------------------------
Balance, ending                              $ 1,516,035    $ 1,383,941     $ 1,442,664     $ 1,295,522
                                             ----------------------------   ---------------------------
                                             ----------------------------   ---------------------------


FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 5. LOANS (CONTINUED)

IMPAIRED LOANS:

                                                            March 31,
                                                               1997     December 31,
                                                           (Unaudited)      1996
----------------------------------------------------------------------  ------------
Loans receivable for which there is a related allowance
  for credit losses for a portion of the balance          $ 1,735,244   $ 1,679,905
Loans receivable for which there is no related allowance
  for credit losses                                           176,500       377,790
                                                          -----------   ------------
Total impaired loans                                      $ 1,911,744   $ 2,057,695
                                                          -----------   ------------
                                                          -----------   ------------

Average balance (based on quarter-end balances)           $ 1,984,720   $ 2,262,696
Related allowance for credit losses                           565,543       568,688


Cash received and recognized as interest income on impaired loans in the years ended December 31, 1996 and 1995, and the three months ended March 31, 1997 and 1996 (unaudited), was insignificant.

NOTE 6. PREMISES AND EQUIPMENT

                                                     March 31,
                                                       1997        December 31,
                                                    (Unaudited)       1996
---------------------------------------------------------------   ------------
Land                                               $    346,287   $    346,287
Buildings and improvements                            1,300,405      1,484,941
Equipment                                             2,061,121      2,007,172
                                                   ------------   ------------
                                                      3,707,813      3,838,400

Less accumulated depreciation                        (2,185,396)    (2,180,154)
                                                   ------------   ------------
                                                   $  1,522,417   $  1,658,246
                                                   ------------   ------------
                                                   ------------   ------------

NOTE 7. DEPOSITS

                                                     March 31,
                                                       1997        December 31,
                                                    (Unaudited)       1996
---------------------------------------------------------------   ------------
Demand deposits                                  $  13,017,882    $ 14,942,710
NOW and money market accounts                       19,029,349      20,974,525
Savings deposits                                    12,336,661      12,912,334
Time certificates, $100,000 or more                  9,393,695       8,867,490
Other time deposits                                 69,162,237      67,412,444
                                                 -------------   -------------
Total                                            $ 122,939,824   $ 125,109,503
                                                 -------------   -------------
                                                 -------------   -------------

FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 7. DEPOSITS (CONTINUED)

Scheduled maturities of time deposits are as follows:

                                                     March 31,
                                                       1997        December 31,
                                                    (Unaudited)       1996
---------------------------------------------------------------   ------------
1997                                              $ 39,386,412   $ 46,422,924
1998                                                25,296,293     18,637,779
1999                                                 8,892,910      7,476,254
2000                                                 2,346,294      1,350,147
2001                                                 1,878,637      1,830,726
                                                       755,386        562,104
                                                  ------------   ------------
                                                  $ 78,555,932   $ 76,279,934
                                                  ------------   ------------
                                                  ------------   ------------

NOTE 8. SHORT-TERM BORROWINGS

                                                     March 31,
                                                       1997        December 31,
                                                    (Unaudited)       1996
---------------------------------------------------------------   ------------
Borrowings from the U.S. Treasury                 $    415,856   $    333,770
Federal funds purchased                              2,800,000              -
Repurchase agreements                                5,640,571      4,802,319
                                                  ------------   ------------
                                                  $  8,856,427   $  5,136,089
                                                  ------------   ------------
                                                  ------------   ------------
NOTE 9. INCOME TAXES

The cumulative tax effects of the primary temporary differences are shown in the following table:

                                                                 December 31,
                                                                     1996
--------------------------------------------------------------------------------
Deferred tax assets:
  Loan loss allowances                                           $    345,000
  Deferred compensation accruals                                      107,000
  Alternative minimum tax credit                                      134,000
  Accrued compensation                                                 32,000
  Other                                                                 5,000
                                                                 ------------
Total deferred tax assets                                             623,000
                                                                 ------------

Deferred tax liabilities:
  Discount accretion                                                  (37,000)
  Unrealized gain on available-for-sale securities                   (369,000)
                                                                 ------------
Total deferred tax liabilities                                       (406,000)
                                                                 ------------
Net deferred tax asset (liability)                                $   217,000
                                                                 ------------
                                                                 ------------

FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 9. INCOME TAXES (CONTINUED)

The provision for income taxes charged to operations consists of the following:


                                                   Years Ended December 31
                                                  ------------------------
                                                     1996           1995
--------------------------------------------------------------------------
Current tax expense                               $ 448,151      $ 359,090
Deferred tax expense (benefit)                        8,900        130,000
                                                  ------------------------
                                                  $ 457,051      $ 489,090
                                                  ------------------------
                                                  ------------------------

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 35 percent to pretax income as follows:



                                                                 Years Ended December 31
                                                                 ------------------------
                                                                   1996           1995
-----------------------------------------------------------------------------------------
Computed "expected" tax expense                                  $ 802,415      $ 875,469
Increase (decrease) in income taxes resulting from:
  Tax-exempt interest income (net of disallowed expenses)         (355,013)      (388,406)
  Benefit of income taxed at lower rates                           (12,879)       (14,006)
  Other                                                             22,528         16,033
                                                                 ------------------------
                                                                 $ 457,051      $ 489,090
                                                                 ------------------------
                                                                 ------------------------



NOTE 10. COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

CONTINGENCIES: In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK: The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 10. COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)

The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of the instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. These commitments were as follows:


                                                  March 31,
                                                   1997         December 31,
                                                 (Unaudited)       1996
------------------------------------------------------------  ------------
Commitments to extend credit                   $  9,379,000   $  8,716,000
Standby letters of credit                         1,434,000      1,545,000
                                               ------------   ------------
                                               $ 10,813,000   $ 10,261,000
                                               ------------   ------------
                                               ------------   ------------

COMMITMENTS TO EXTEND CREDIT: Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. If deemed necessary upon extension of credit, the amount of collateral obtained is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, and income-producing commercial properties.

STANDBY LETTERS OF CREDIT: Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary. At December 31, 1996, approximately 90 percent of the standby letters of credit were collateralized.

FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK:

CONCENTRATIONS OVER INSURED LIMITS: The nature of the Bank's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

CONCENTRATION BY GEOGRAPHIC LOCATION: The Bank makes agricultural, agribusiness, commercial, residential, and consumer loans to customers primarily in River Falls and Prescott, Wisconsin. Although the Bank's loan portfolio is diversified, a substantial portion of the Bank's customers' abilities to honor their contracts is dependent upon the business and agricultural economy in River Falls and surrounding areas.

FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 10. COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)

Significant concentrations of credit risk which are not evident from the summary and discussion in Note 5 include loans made in states other than Wisconsin totaling $22,619,806 (unaudited) and $22,711,638 at March 31, 1997, and December 31, 1996, respectively. These are primarily commercial and real estate loans and are granted under the same lending policies as loans made within the Bank's primary trade area.

CONCENTRATION BY INSTITUTION: The Bank has a substantial concentration of funds totaling $2,338,369 (unaudited) and $4,991,535 at March 31, 1997, and December 31, 1996, respectively, on deposit in noninterest-bearing accounts at Firstar Bank, N.A.

NOTE 11. BENEFIT PLANS

DIRECTORS DEFERRED COMPENSATION PLAN: Bank contributions to the plan were $7,000 (unaudited), $6,000 (unaudited), $24,000, and $19,000 in the three months ended March 31, 1997 and 1996, and the years ended December 31, 1996 and 1995, respectively.

PENSION PLAN: Bank contributions to the plan were $-0- (unaudited), $-0- (unaudited), and $82,219 in the three months ended March 31, 1997 and 1996, and the year ended December 31, 1996, respectively. There were no contributions to the pension plan in 1995 as the plan was adopted on January 1, 1996, by the Bank.

SALARY REDUCTION--401(k) AND PROFIT SHARING PLAN: Bank contributions to the plan were $9,233 (unaudited), $60,793 (unaudited), $161,367, and $217,955 for the three months ended March 31, 1997 and 1996, and the years ended December 31, 1996 and 1995, respectively.

NOTE 12. LOANS AND OTHER TRANSACTIONS WITH RELATED PARTIES

Shareholders of the Bank, and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with, the Bank in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties.

LOANS: Total loans to related parties were approximately $780,325 (unaudited) and $1,297,529 at March 31, 1997, and December 31, 1996, respectively.

FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13. REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the Bank's primary federal regulatory agency. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios (set forth in the table below) of total and Tier I capital, and of Tier I capital to average assets (all as defined in the regulations). Management believes, as of March 31, 1997, and December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Bank's primary regulator, the OCC, categorized the Bank as Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as Well Capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.



                                                                                                           To Be Well Capitalized
                                                                                                          Under Prompt Corrective
                                                  Actual               For Capital Adequacy Purposes          Action Provisions
                                        --------------------------   ------------------------------     ----------------------------
                                          Amount           Ratio          Amount            Ratio           Amount         Ratio
-----------------------------------------------------------------------------------------------------------------------------------
As of March 31, 1997. (unaudited):
  Total capital (to risk-weighted
    assets)                           $   16,878,000        17.3%     $   >7,804,855         >8.0%    $   > 9,756,069       >10.0%
                                                                          -                  -            -                 -
  Tier I capital (to risk-weighted
    assets)                               15,658,000        16.0%         >3,887,000         >4.0%        > 5,830,500       > 6.0%
                                                                          -                  -            -                 -
  Tier I capital (to average assets)      15,658,000        10.4%         >5,980,000         >4.0%        > 7,475,000       > 5.0%
                                                                          -                  -            -                 -
As of December 31, 1996:
  Total capital (to risk-weighted
    assets)                               16,866,000        16.0%         >8,433,000         >8.0%        >10,541,250       >10.0%
                                                                          -                  -            -                 -
  Tier I capital (to risk-weighted
    assets)                               15,548,000        14.8%         >4,202,162         >4.0%        > 6,303,243       > 6.0%
                                                                          -                  -            -                 -
  Tier I capital (to average assets)      15,548,000        10.7%         >5,812,336         >4.0%        > 7,265,421       > 5.0%
                                                                          -                  -            -                 -





NOTE 14. ADDITIONAL CASH FLOW INFORMATION

CASH FLOWS FROM SECURITIES:


                  Three Months Ended March 31
                          (Unaudited)            Years Ended December 31
                  --------------------------------------------------------
                     1997            1996            1996          1995
--------------------------------------------   ---------------------------
Maturities       $    675,094   $  3,098,792   $ 11,188,252  $  4,719,511
Sales                       -      1,138,987      1,370,510     2,812,991
Purchases          (3,208,958)    (9,577,398)   (15,254,082)   (5,569,323)
                 ---------------------------   ---------------------------
                 $ (2,533,864)  $ (5,339,619)  $ (2,695,320) $  1,193,179
                 ---------------------------   ---------------------------
                 ---------------------------   ---------------------------

FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 14. ADDITIONAL CASH FLOW INFORMATION (CONTINUED)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:



                                     Three Months Ended March 31
                                             (Unaudited)             Years Ended December 31
                                     ---------------------------    --------------------------
                                          1997          1996            1996          1995
----------------------------------------------------------------    --------------------------
Cash payments for interest           $  1,446,396  $  1,381,789     $ 5,560,359    $ 4,965,547
Cash payments for income taxes             53,303           354         450,354        314,090
                                     --------------------------     --------------------------
                                     --------------------------     --------------------------





SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

                                      Three Months Ended March 31
                                              (Unaudited)             Years Ended December 31
                                      ---------------------------    --------------------------
                                          1997          1996            1996          1995
-----------------------------------------------------------------    --------------------------
Net change in unrealized gain (loss)
  on securities available-for-sale
  (Note 3)                             $ (269,285)   $ (436,145)     $ (348,665)   $ 1,963,924
                                      --------------------------     --------------------------
                                      --------------------------     --------------------------



Note 15. FAIR VALUES OF FINANCIAL INSTRUMENTS AND INTEREST RATE RISK

The fair values of the Bank's financial instruments are as follows:



                                       March 31, 1997 (Unaudited)         December 31, 1996
                                      ----------------------------    ---------------------------
                                        Carrying         Fair          Carrying         Fair
                                         Amount          Value         Amount          Value
-----------------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents          $   3,439,773 $   3,439,773  $   5,903,973  $   5,903,973
  Securities                            46,011,481    46,011,481     43,924,386     43,924,386
  Loans held for sale                    3,975,961     3,975,961      4,206,932      4,206,932
  Loans, net                            91,876,166    91,831,000     90,564,956     90,626,000
  Accrued interest receivable            1,844,518     1,844,518      1,577,125      1,577,125
Financial liabilities:
  Deposits                             122,939,824   122,904,000    125,109,500    125,194,000
  Short-term borrowings                  8,856,427     8,856,427      5,136,089      5,136,089
  Dividends payable                              -             -        450,000        450,000
  Accrued interest payable                 508,144       508,144        524,756        524,756



FAIR VALUE OF COMMITMENTS: The estimated fair value of fee income on letters of credit at March 31, 1996 (unaudited), and December 31, 1996, is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at both dates.

FIRST NATIONAL BANK OF RIVER FALLS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE l5. FAIR VALUES OF FINANCIAL INSTRUMENTS AND INTEREST RATE RISK (CONTINUED)

INTEREST RATE RISK: The Bank assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Bank's financial instruments will change when interest rate levels change, and that change may be either favorable or unfavorable to the Bank. Management attempts to balance interest rate risk with investment returns. However, borrowers with fixed-rate obligations are more likely to prepay in a falling rate environment and less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Bank's overall interest rate risk.

                                    EXHIBIT A


                      AGREEMENT AND PLAN OF REORGANIZATION

                          AGREEMENT AND PLAN OF MERGER


THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), made by and between The First National Bank of River Falls, a banking association organized under the laws of the United States, being located at 104 East Locust Street, City of River Falls, County of Pierce, in the State of Wisconsin (hereinafter referred to as the "River Falls Bank"), with capital of $1,000,000 divided into 10,000 shares of common stock, each of $100 par value per share (the "River Falls Bank Common Stock"), and undivided profits and surplus (including net unrealized loss/gain on available for sale securities) of approximately $15,239,000 as of March 31, 1997, and First National Bancorp of River Falls, Inc., a corporation organized under the laws of the State of Wisconsin, being located at 104 East Locust Street, City of River Falls, County of Pierce, in the State of Wisconsin (hereinafter referred to as "Bancorp"), each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act November 7, 1918, as amended (12 U.S.C. Section 215a) and other applicable federal law and state law, witnesseth as follows:

WHEREAS, Bancorp will apply to the Office of the Comptroller of the Currency (the "Comptroller") for approval to establish an interim banking association, organized under the laws of the United States, to be titled River Falls Interim National Bank, to be located at 104 East Locust Street, City of River Falls, County of Pierce, in the State of Wisconsin (hereinafter referred to as the "River Falls Interim Bank");

WHEREAS, it is the intent of the parties that, upon organization of the River Falls Interim Bank, the River Falls Interim Bank will become a party to this Agreement in accordance with the Addendum attached to this agreement as Exhibit A (the "Addendum") and succeed to the rights and obligations of Bancorp under this Agreement and Bancorp shall no longer be a party to this Agreement;

WHEREAS, upon organization of the River Falls Interim Bank, Bancorp will cause the River Falls Interim Bank to execute the Addendum;

WHEREAS, the River Falls Interim Bank shall have capital stock of $100,000 divided into 1,000 shares of common stock (the "River Falls Interim Bank Common Stock") each of $100 par value per share and surplus of approximately $20,000.

WHEREAS, for business reasons, the River Falls Bank and Bancorp desire to have the River Falls Bank merge with and into the River Falls Interim Bank; and

WHEREAS, the merger contemplated herein is intended to be a tax free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the above premises and the mutual promises and covenants herein contained, the parties agree as follows:

1. MERGER. The River Falls Bank shall be merged with and into the River Falls Interim Bank, as successor to Bancorp, under the charter of the River Falls Bank (the "Merger").

2. RESULTING BANK. The name of the resulting bank (hereinafter referred to as the "Resulting Bank") shall be the First National Bank of River Falls.

3. BUSINESS OF THE ASSOCIATION. The business of the Resulting Bank shall be that of a national banking association. This business shall be conducted by the Resulting Bank at its main office which shall be located at 104 East Locust Street, River Falls, Wisconsin, and at its legally established branches.

4. RESULTING CAPITAL. The amount of capital stock of the Resulting Bank shall be $1,100,000 divided into 11,000 shares of common stock, each of $100 par value, and at the time the Merger shall become effective, the Resulting Bank shall have undivided profits and surplus (including capital reserves) which will be equal to the combined capital structure of the River Falls Bank and River Falls Interim Bank, as stated in the preamble and recitals, respectively, of this Agreement, and as adjusted for normal earnings, expenses and dividends (and, if applicable, purchase accounting adjustments) between March 31, 1997, and the effective time of the Merger.

5. EFFECT OF MERGER. All assets of the River Falls Bank existing as of the effective time of the Merger shall pass to and vest in the Resulting Bank without any conveyance or other transfer, and the Resulting Bank shall be responsible for all liabilities of every kind and description of each of the merging banks existing as of the effective time of the Merger.

6.   CONVERSION AND EXCHANGE OF CAPITAL STOCK.

     a. RIVER FALLS BANK. On the Effective Date, by virtue of the Merger contemplated herein and without any action by any shareholder of the River Falls Bank or the River Falls Interim Bank, the shareholders of the River Falls Bank, except for those holders of River Falls Bank Common Stock who elect to exercise dissenting shareholders' rights pursuant to the Appraisal Laws (as hereinafter defined in Section 7), shall receive one (1) share of common stock of Bancorp for each share of River Falls Bank Common Stock held by the shareholders of the River Falls Bank on the Effective Date.

     b. RIVER FALLS INTERIM BANK. On the Effective Date, by virtue of the Merger contemplated herein and without any action by any shareholder of the River Falls Bank or the River Falls Interim Bank, all of the presently outstanding shares of common stock of River Falls Interim Bank shall remain outstanding as shares of common stock of the River Falls Interim Bank (the Resulting Bank) and the holders thereof shall retain their present rights therein.

     c. EXCHANGE OF SHARES AND SURRENDER OF STOCK CERTIFICATE. Upon the Merger becoming effective, each shareholder of the River Falls Bank shall deliver to the Resulting Bank or its agent the certificate(s) representing such shares of River Falls Bank Common Stock owned by the shareholder duly and properly endorsed or accompanied by a duly executed Assignment Separate from Certificate and such other evidence of ownership as the Resulting Bank shall reasonably request. Upon receipt of such certificate(s), Bancorp shall issue and deliver to the shareholder a certificate representing shares in Bancorp as provided in Section 6.a. hereof.

     On and after the Effective Date, each outstanding stock certificate that prior to the Effective Date evidenced issued and outstanding River Falls Bank Common Stock shall be deemed for all corporate purposes evidence of ownership of the number of shares of the Bancorp common stock into which the same shall have been converted pursuant to Section 6.a.

7. DISSENTING SHAREHOLDERS OF THE RIVER FALLS BANK. The shares of River Falls Bank Common Stock held by the River Falls Bank shareholders who have timely and properly exercised their dissenters' rights in accordance with the provisions of 12 USC Section 215a applicable to dissenters' rights (the "Appraisal Laws") are referred to herein as "Dissenting Shares". Each Dissenting Share, the holder of which, as of the Effective Date has not effectively withdrawn or lost dissenters' rights under the Appraisal Laws, shall be deemed canceled and (i) shall be entitled only to such rights as are granted by the Appraisal Laws and (ii) shall not be entitled to any rights as a shareholder of the River Falls Bank, the Resulting Bank or Bancorp. Each holder of Dissenting Shares who becomes entitled to payment for his/her/its River Falls Bank Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment therefor from the Resulting Bank (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions). If any shareholder holding Dissenting Shares shall effectively withdraw or lose his/her/its dissenters' rights under the Appraisal Laws, such Dissenting Shares shall automatically be converted into the right to receive Bancorp stock in accordance with Section 6.a. of this Agreement.

8. CLOSING. The closing of the Merger transaction contemplated hereunder shall take place at 104 East Locust Street, River Falls, Wisconsin.

9. BOARD OF DIRECTORS. The present Board of Directors of the River Falls Bank shall continue to serve as the Board of Directors of the Resulting Bank until the next annual meeting or until such time as their successors have been elected and have qualified.

10. ARTICLES OF ASSOCIATION. Upon consummation of the Merger, the Articles of Association of the Resulting Bank shall read in their entirety as set forth in Exhibit B attached hereto and hereby made a part hereof.

11. RATIFICATION BY SHAREHOLDERS AND EFFECTIVE DATE. This Agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the merging banks owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the directors. A letter notifying the Comptroller of the consummation date for the Merger shall be sent to the Comptroller and the Merger shall become effective at the time specified in such notification letter (hereinafter and hereinbefore referred to as the Effective Date).

12. CONDITIONS PRECEDENT. This Agreement is subject to and conditioned upon the following:

     a. Approval and ratification of this Agreement by the holders of at least two-thirds of the capital stock outstanding of each of the merging banks;

     b. Receipt of all other approvals and consents and satisfaction of all other requirements as are prescribed by applicable law in connection with this Agreement, including, without limitation, approval of the Merger by the Comptroller; and

     c. Performance by each party hereto of all its obligations under this Agreement; and

     d.   Execution of the Addendum by the River Falls Interim Bank.

13. TERMINATION. This Agreement may be terminated at any time by any of the parties, on written notice, authorized and approved by resolution adopted by its Board of Directors and delivered to the other party, upon the occurrence of any of the following events:

     a. Any of the conditions precedent set forth in Section 12 are not fulfilled within a reasonable period of time, such reasonable period of time to be determined by a majority of the Board of Directors of either the River Falls Bank, Bancorp or, upon execution of the Addendum, the River Falls Interim Bank, in their sole and absolute discretion; or

     b. For any other reason consummation of the Agreement is inadvisable in the opinion of the majority of the Board of Directors of either the River Falls Bank, Bancorp, or, upon execution of the Addendum, the River Falls Interim Bank.

     Upon termination pursuant to this Section 13, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the parties hereto or their respective directors, officers, employees, agents or shareholders.

14. EXPENSES. The Resulting Bank shall pay the entire costs and expenses incurred in connection with performance of this Agreement and compliance with the covenants and agreements to be performed or complied with hereunder, including legal fees, provided, however, that the expense of appraisal, if any, as provided in Section 7 of this Agreement shall be allocated between the parties as provided by applicable law and regulations and provided, further, that except as otherwise provided by applicable law and regulations, all expenses incurred by any dissenting shareholders shall be the responsibility of said dissenting shareholders and not the responsibility of the River Falls Bank, the Resulting Bank or Bancorp.

15. FURTHER ACTION. If at any time the Resulting Bank shall consider or be advised that any further assignment, assurance of law or other actions are necessary or desirable to vest, perfect or confirm in the Resulting Bank the title to any property or right of the River Falls Bank to be acquired by or as a result of this Agreement, or are otherwise necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the River Falls Bank and/or the River Falls Interim Bank shall execute and deliver such deeds, assignments and assurances of law and take such other actions as may be necessary and proper to vest, perfect or confirm title to said property or right in the Resulting Bank and otherwise carry out the purposes of this Agreement.

16. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after this Agreement has been approved by the shareholders of the River Falls Bank or the River Falls Interim Bank pursuant to Section 11 above, no such amendment shall affect the rights of such shareholders in a manner which is materially adverse to such shareholders unless such amendment is approved by two-thirds of the shareholders adversely affected by such amendment. Notwithstanding the foregoing, all parties agree that this Agreement may be amended pursuant to an agreement signed by each of the presidents of the River Falls Bank, Bancorp, or upon the execution of the Addendum, the River

     Falls Interim Bank, respectively, provided such agreement does not affect the rights of the River Falls Bank, Bancorp, or the River Falls Interim Bank or their shareholders in a manner which is materially adverse to any such parties.

17. ENTIRE AGREEMENT. This Agreement expresses the whole agreement between the parties with respect to the Merger contemplated hereby, there being no representations, warranties or other agreements (oral or written) not expressly set forth or provided for herein.

18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. HEADINGS, ETC. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any section or provision hereof or any exhibit annexed hereto. Reference in this Agreement to any such section or exhibit are to such section or exhibit of or to this Agreement, and all references to this Agreement shall expressly include any such exhibit. All exhibits referred to herein are hereby incorporated by reference and made a part of this Agreement as though fully set forth herein.

20. GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the United States and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and governed by such laws.

21. CONSTRUCTION. Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related documents.

22. WAIVER. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

Attest:                            The First National Bank of River Falls


/s/ Susan L. Langer                By: /s/ Philip G. Betzel
------------------------------         -----------------------------------
Secretary                              Its:  President



(Seal of Bank)

STATE OF WISCONSIN       )
                         ) ss.
COUNTY OF PIERCE         )

On this 21 day of May, 1997, before me, a Notary Public for the State and County aforesaid, personally came Philip G. Betzel, as President, and Susan
L. Langer, as Secretary, of The First National Bank of River Falls and each in his/her capacity acknowledged the foregoing instrument to be the act and deed of The First National Bank of River Falls and the seal affixed thereto to be its seal.

WITNESS my official seal and signature this day and year aforesaid.

Seal of Notary                /s/ Tracy Bruesewitz
                              ---------------------------------------
                              Notary Public,   Tracy Bruesewitz
                                             ------------------------
                              County   Pierce
                                     --------------------------------
                              My commission expires   3-29-98
                                                    -----------------




Attest:                       First National Bancorp of River Falls, Inc.

/s/ Jeffrey M. McCardle              /s/ Philip G. Betzel
-----------------------------   By:  ---------------------------------------
Senior Vice President             Its:  President


(No Seal)



STATE OF WISCONSIN       )
                         ) ss.
COUNTY OF PIERCE         )


On this 21 day of May, 1997, before me, a Notary Public for the State and County aforesaid, personally came Philip G. Betzel, as President, and Jeffrey
M. McCardle, as Senior Vice President, of First National Bancorp of River Falls, Inc., and each in his/her capacity acknowledged the foregoing instrument to be the act and deed of said First National Bancorp of River Falls, Inc.

WITNESS my official seal and signature this day and year aforesaid.

Seal of Notary                /s/ Tracy Bruesewitz
                              ---------------------------------------
                              Notary Public,   Tracy Bruesewitz
                                             ------------------------
                              County   Pierce
                                     --------------------------------
                              My commission expires   3-29-98
                                                    -----------------

                                    EXHIBIT A

                    ADDENDUM TO AGREEMENT AND PLAN OF MERGER


     This Addendum to Agreement and Plan of Merger (the "Addendum"), is made and entered into this ___ day of _______________, 1997, by and among The First National Bank of River Falls, River Falls, Wisconsin, a banking association organized under the laws of the United States (the "River Falls Bank"), First National Bancorp of River Falls, Inc., a corporation organized under the laws of the State of Wisconsin ("Bancorp") and River Falls Interim National Bank, River Falls, Wisconsin, a banking association organized under the laws of the United States (the "River Falls Interim Bank").

WHEREAS, Bancorp and the River Falls Bank have entered into that certain Agreement and Plan of Merger (the "Merger Agreement") whereby the parties declared their intent to merge the River Falls Bank with and into the River Falls Interim Bank;

WHEREAS, as of the date of the Merger Agreement, Bancorp owns 100% of the outstanding common stock of the River Falls Interim Bank;

WHEREAS, the Merger Agreement provided that upon organization of the River Falls Interim Bank, the River Falls Interim Bank would execute this Addendum prior to consummation of the merger, thereby succeeding to the rights and obligations of Bancorp pursuant to the terms of the Merger Agreement.

NOW, THEREFORE, in consideration of the above premises and the mutual promises and covenants herein contained, the parties agree as follows:

1. RIVER FALLS INTERIM BANK AS PARTY TO THE MERGER AGREEMENT. Effective as of the date of this Addendum, the River Falls Interim Bank shall be a party to the Merger Agreement and succeed to all the rights and obligations of Bancorp as provided in the Merger Agreement.

2. CANCELLATION OF BANCORP AS A PARTY TO THE MERGER AGREEMENT. Effective as of the date of this Addendum, Bancorp shall no longer be a party to the Merger Agreement.

3. EFFECT OF THIS ADDENDUM AGREEMENT. Except as specifically amended herein, the terms and conditions of the Merger Agreement shall remain unchanged and shall remain in full force and effect.

4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum effective the day and year first above written.

Attest:                            The First National Bank of River Falls


_________________________          By: __________________________________
Secretary                              Its:  President
(Seal of Bank)


STATE OF WISCONSIN       )
                         ) ss.
COUNTY OF ____________   )

On this ____ day of __________, 1997, before me, a Notary Public for the State and County aforesaid, personally came ____________________, as President, and ____________________, as Secretary, of The First National Bank of River Falls and each in his/her capacity acknowledged the foregoing instrument to be the act and deed of The First National Bank of River Falls and the seal affixed thereto to be its seal.

WITNESS my official seal and signature this day and year aforesaid.

Seal of Notary                _______________________________________
                              Notary Public, ________________________
                              County ________________________________

                              My commission expires _________________




Attest:                       River Falls Interim National Bank

_________________________     By: ___________________________________
Secretary                         Its:  President


(Seal of Bank)

STATE OF ________________     )
                              )ss.
COUNTY OF _______________     )


On this ____ day of __________, 19__, before me, a Notary Public for the State and County aforesaid, personally came _____________________________________, as
 President, and _________________________________, as Secretary, of River Falls
Interim National Bank, and each in his/her capacity acknowledged the foregoing instrument to be the act and deed of said River Falls Interim National Bank, and the seal affixed thereto to be its seal.

WITNESS my official seal and signature this day and year aforesaid.

Seal of Notary                _______________________________________
                              Notary Public, ________________________
                              County ________________________________
                              My commission expires _________________




Attest:                            First National Bancorp of River Falls, Inc.

_________________________          By: ___________________________________
Senior Vice President                  Its:  President


(No Seal)


STATE OF ______________  )
                         )ss.
COUNTY OF ___________    )


On this ____ day of __________, 19__, before me, a Notary Public for the State and County aforesaid, personally came_______________________________________, as
President, and ________________________________________, as Senior Vice
President, of First National Bancorp of River Falls, Inc., and each in his/her capacity acknowledged the foregoing instrument to be the act and deed of said First National Bancorp of River Falls, Inc.

WITNESS my official seal and signature this day and year aforesaid.

Seal of Notary                _______________________________________
                              Notary Public, ________________________
                              County ________________________________
                              My commission expires _________________

                                    EXHIBIT B


                UNITED STATES CODE SECTIONS 215a(b), (c) AND (d)
                          REGARDING DISSENTERS' RIGHTS

12USC-CH2-Section 215a. MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS

(b)  Dissenting shareholders

If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the share so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c)  Valuation of shares

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Application to shareholders of merging associations: appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated.
The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

CODIFICATION
Provisions similar to those comprising this section were contained in section 4 of act Nov. 7, 1918, ch. 209, as added July 14, 1952, ch. 722, Section 1, 66 Stat. 599 (formerly classified to section 34b of this title), prior to the complete amendment and renumbering of act No. 7, 1918, by Pub. L. 86-230.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 180.0850 through 180.0859 of the Wisconsin Statutes permit and in some cases require indemnification of directors, officers, employees, and agents of a Wisconsin corporation. In general, such indemnification is required unless the person violates a duty of loyalty or a duty of care as specifically set forth in the statutes, Wis. Stats. Section 180.0851.

     Article X of the registrant s Bylaws provides for indemnification of officers and directors under terms and conditions that follow the statutory language cited above. A complete copy of the Bylaws is included as Exhibit 3.2 hereto.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS. Unless otherwise indicated, the following exhibits are filed as part of this Registration Statement on Form S-4:

     EXHIBIT NO.                            DESCRIPTION
     -----------         ---------------------------------------------------

          2 Agreement and Plan of Merger dated as of May 21, 1997 by and among the Holding Company, the Bank, and the New Bank (included in the Prospectus).

          3.1            Articles of Incorporation of the Holding Company.

          3.2            Bylaws of the Holding Company.

          4              Specimen stock certificate of the Holding Company.

          5 Opinion of Winthrop & Weinstine, P.A. (to be filed by amendment).

          23.1 Consent of Winthrop & Weinstine, P.A. (included in opinion filed as Exhibit 5).

          23.2           Consent of McGladrey & Pullen, LLP.

          24             Power of Attorney (included on Signature Page).

          99             Form of Proxy for shareholders of the Bank.


     (b) No financial statement schedules are required to be filed with regard to the Holding Company or the Bank.

ITEM 22.  UNDERTAKINGS.


     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, subject to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b)  Not applicable.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and a company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of River Falls, State of Wisconsin, on the 12th day of June, 1997.

                                   FIRST NATIONAL BANCORP OF
                                   RIVER FALLS, INC.
                                   By:

                                   /s/ Philip G. Betzel
                                   --------------------------------------------
                                   Philip G. Betzel, President

     Each person whose signature appears below constitutes and appoints Philip
G. Betzel and Jeffrey McCardle, and each of them, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE             TITLE(S)                             DATE
          ---------             --------                             ----

/s/ Philip G. Betzel       President and Director                June 12, 1997
------------------------
Philip G. Betzel

/s/ Curtis Armstrong       Director                              June 12, 1997
------------------------
Curtis Armstrong

/s/ Frederick Benson       Director                              June 12, 1997
------------------------
Frederick Benson

/s/ Dr. Roland Hammer      Director                              June 12, 1997
------------------------
Dr. Roland Hammer

/s/ Ellroy Lund            Director                              June 12, 1997
------------------------
Ellroy Lund

/s/ Jeffrey McCardle       Senior Vice President and Director    June 12, 1997
------------------------
Jeffrey McCardle

/s/ Patricia Smith Neir    Director                              June 12, 1997
------------------------
Patricia Smith Neir

/s/ Donna Smith            Chairman of the Board                 June 12, 1997
------------------------
Donna Smith

/s/ Sandra Smith Wurm      Director                              June 12, 1997
------------------------
Sandra Smith Wurm

                                INDEX TO EXHIBITS

     EXHIBIT NO.                        DESCRIPTION                        Page
     -----------    ---------------------------------------------------    ----

          2 Agreement and Plan of Merger dated as of May 21, 1997 by and among the Holding Company, the Bank and the New Bank (included in the Prospectus).

          3.1       Articles of Incorporation of the Holding Company.

          3.2       Bylaws of the Holding Company.

          4         Specimen stock certificate of the Holding Company.

          5 Opinion of Winthrop & Weinstine, P.A. (to be filed by amendment).

          23.1 Consent of Winthrop & Weinstine, P.A. (included in opinion filed as Exhibit 5).

          23.2      Consent of McGladrey & Pullen, LLP.

          24        Power of Attorney (included on Signature Page).

          99        Form of Proxy for shareholders of the Bank.